Exhibit 10.19

LOAN AND SECURITY AGREEMENT

Dated March 13, 2019

DANIMER SCIENTIFIC HOLDINGS, LLC,
as Borrower -- $5,499,980.00 Loan (Georgia Rural Jobs Act)

MEREDIAN BIOPLASTICS, INC.,
as Borrower -- $4,500,000.00 Loan (Federal New Market Tax Credits)

as Borrowers,

THE GUARANTORS FROM TO TIME PARTY HERETO,

and

SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C.,
(Lender for GARJA Loan)

PIFS SUB-CDE XX, LLC,
(Lender for NMTC Loan)

and

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO,

and

SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C.,
as Administrative Agent for the Lenders

This Agreement is subject to the terms of certain Subordination Agreements in favor of White Oak Global Advisors, LLC, as agent and certain other lenders, which Subordination Agreements are incorporated herein by reference. Notwithstanding any contrary statement contained in the within Agreement, no payment on account hereof, including principal or interest, shall be made except in accordance with the terms of such Subordination Agreements. Such Subordination Agreements are referred to herein as the Danimer Bioplastics Subordination Agreement and the Meredian Bioplastics Subordination Agreement.

i

SCHEDULES

1.01	A Schedule of Certain Material Contracts 1.01-B Schedule of QALICB Initial Collateral
2.01	Schedule of Lenders; Commitments; Percentage Shares
5.05	Schedule of Certain Litigation
5.08	Schedule of Permitted Uses of Proceeds of Loans
5.16	Schedule of Equity Interests Held by Borrowers; Equity Interests in Borrowers
5.19	Schedule of Certain Labor Issues
6.12	Schedule of Collateral Accounts and Excluded Accounts
7.01	Schedule of Certain Permitted Liens
7.03	Schedule of Certain Permitted Debt
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A-1	Form of Promissory Note - GARJA Loan
A-2	Form of Promissory Note - NMTC Loan
B	Form of Compliance Certificate
C	Form of Notice of Borrowing
D	Form of Assignment and Assumption
E	Form of GARJA Statement
F	Form of NMTC Statement

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of March 13, 2019, is among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), and Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”; together with Danimer Holdings, each a “Borrower” and collectively, the “Borrowers”), Meredian, Inc., a Georgia corporation (“Meredian”), Danimer Scientific, L.L.C., a Georgia limited liability company “Danimer Scientific”), Danimer Bioplastics, Inc., a Georgia corporation (“Danimer Bioplastics”), Danimer Scientific Kentucky, Inc., a Delaware corporation (“Danimer Kentucky”; together with Meredian, Danimer Scientific, Danimer Bioplastics and any other Person that at any time after the date hereof becomes a Guarantor, each a “Guarantor” and collectively, the “Guarantors”), the several entities from time to time party hereto as Lenders, and Southeast Community Development Fund X, L.L.C., a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

Recitals

Whereas, the Loan Parties have requested that (i) a term loan in the original principal amount of $5,499,980 (the “GARJA Loan”) pursuant to the Georgia Agribusiness and Rural Jobs Act be advanced to Danimer Holdings, and (ii) a term loan in the original principal amount of $4,500,000 (the “NMTC Loan”) be advanced to Meredian Bioplastics in connection with the issuance of new markets tax credits; and

Whereas the GARJA Lender has agreed to make the GARJA Loan to Danimer Holdings and the NMTC Lender has agreed to make the NMTC Loan to Meredian Bioplastics, on the terms and conditions contained herein.

Now, Therefore, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

AGREEMENT

ARTICLE I.

CERTAIN DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION

Section 1.01. Certain Defined Terms.

As used herein:

“Account Debtor” means any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible (as that term is defined in the Uniform Commercial Code)).

“Account(s)” means, as to any Person, all accounts (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including: (a) all “accounts” (as that term is defined in the Uniform Commercial Code), “payment intangibles” (as that term is defined in the Uniform Commercial Code), other receivables, book debts, all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs, and all other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the Uniform Commercial Code); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights or rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Administrative Agent” means, at any time, administrative agent for the Lending Parties under each of the Loan Documents (which, initially, shall be SECDF and, thereafter, shall include any successor appointed in accordance with Section 9.06).

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Borrowers, Guarantors and each other Lending Party.

“Administrative Loan Party” has the meaning ascribed thereto in Section 2.13.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the combined Loan Commitments of all Lenders.

“Agreement” means this Loan and Security Agreement as amended, restated, modified or supplemented from time to time.

“AgroCrush” means AgroCrush, LLC, a Georgia limited liability company.

“AgroReco” means AgroReco Meredian, LLC, a Georgia limited liability company.

“Anti-Terrorism Law” means, collectively: (a) the Patriot Act; (b) the Executive Order; (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.); and (d) any similar Law enacted in the United States following the date of this Agreement.

“Applicable Margin” means two and seventy-five one hundredths percent (2.75%).

“Approved Bank” has the meaning ascribed thereto in the definition of “Cash Equivalents” contained herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lending Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, substantially in the form attached hereto as Exhibit D, or in such other form as agreed to by Administrative Agent, in its sole discretion.

“Attributable Debt” means, on any date of determination: (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Closing Financial Statements” means the audited consolidated balance sheet for Parent and its Subsidiaries, including the Loan Parties and their Subsidiaries, for the Fiscal Year ended December 31, 2017 and the related consolidated statements of income or operations, owners’ equity and cash flows for such Fiscal Year, including the notes thereto, together with the opinion issued thereon by the independent accountants preparing such financial statements.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means, for any day, an interest rate equal to the Prime Rate, as adjusted as of each Index Adjustment Date, plus the Applicable Margin.

“Books and Records” means, as to any Person, all of such Person’s books and records including ledgers, Tax Returns, records regarding such Person’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” or “Borrowers “ has the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Business Day” means any day other than (i) a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed under the Laws of, or are in fact closed in, New Orleans, Louisiana or the city and state where Administrative Agent’s Office is located, and (ii) any day that any of the Federal Reserve Bank of New York or the New York Stock Exchange is closed.

“Capital Expenditures” means, with respect to any Person, all expenditures by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition: (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person thereof or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be; and (b) an acquisition to the extent made with the proceeds of a Disposition in accordance with Section 7.05(c) shall not constitute a “Capital Expenditure.”

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety (90) days from the date of acquisition and having one of the two highest ratings from either S&P or Moody’s; (c) certificates of deposit, denominated solely in Dollars, maturing within two years after the date of acquisition, issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or that is a U.S. Subsidiary of a foreign commercial bank; in each of the foregoing cases, solely to the extent that: (i) such commercial bank’s short-term commercial paper is rated at least A-1 or the equivalent by S&P or at least P-1 or the equivalent thereof by Moody’s (any such commercial bank, an “Approved Bank”); or (ii) the par amount of all certificates of deposit acquired from such commercial bank are fully insured by the Federal Deposit Insurance Corporation; or (d) commercial paper issued by any Approved Bank (or by the parent company thereof), in each case maturing not more than two hundred seventy (270) days after the date of acquisition.

“Cash Taxes” has the meaning ascribed thereto in the definition of Consolidated Fixed Charge Coverage Ratio.

“CDE Facility” means either the Meredian Bioplastics CDE Facility or the Danimer Bioplastics CDE Facility and “CDE Facilities” means both such facilities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law; (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything to the contrary contained herein: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities Exchange Commission thereunder), of Equity Interests in Parent (or in any Person of which Parent is a direct or indirect wholly-owned Subsidiary) representing more than thirty five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent (or such Person), or (b) Persons who were (i) directors (or managers, as the case may be) of any Borrower on the date hereof, (ii) nominated by the board of directors (or managers, as the case may be) of any Borrower or (iii) appointed or elected by directors (or managers, as the case may be) that were directors (or managers, as the case may be) of any Borrower on the date hereof, or directors (or managers, as the case may be) nominated as provided in the preceding clause (ii), in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors (or managers, as the case may be) on the board of directors (or managers, as the case may be) of any Borrower (other than any such solicitation made by the board of directors (or managers, as the case may be) of any Borrower), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors(or managers, as the case may be) of any Borrower; or (c) the failure of Parent to own directly or indirectly, beneficially and of record, one hundred percent (100.00%) of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each Subsidiary, including Borrowers and Guarantors (or such lesser percentage as may be owned, directly or indirectly, as of the Effective Date or the later acquisition thereof), except where such failure occurs as a result of a transaction or circumstance otherwise expressly permitted by the Loan Documents.

“Chattel Paper” means, as to any Person, all chattel paper (as that term is defined in the Uniform Commercial Code), including electronic chattel paper (as that term is defined in the Uniform Commercial Code), now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Claims” means, collectively, any claim or cause of action based upon or arising out of this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims.

“Code” means the Internal Revenue Code of 1986, and, as applicable, the Treasury Regulations promulgated thereunder, or, if applicable, any successor Laws.

“Collateral” means, collectively, all right, title and interest of each Loan Party that is a party hereto, whether now owned or hereafter acquired or arising (or in which such Loan Party has rights or the power to transfer rights to a secured party), in, to or upon all Accounts, Chattel Paper, Collateral Accounts, commercial tort claims, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Permits, Supporting Obligations, Books and Records, real property, motor vehicles and other title vehicles, and all other assets, tangible and intangible, real and personal, of such Loan Party and all Proceeds (in whatever form or nature) of the foregoing; provided that, notwithstanding the foregoing, “Collateral” shall not include Excluded Property of any such Loan Party.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral, in each case, in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Accounts” means all commodity accounts, deposit accounts and securities accounts (in each case, as defined in the Uniform Commercial Code) of any Loan Party that is a party hereto other than the Excluded Accounts.

“Collateral Documents” means, collectively: (a) this Agreement; (b) each Control Agreement entered into in connection with this Agreement; (c) each Intellectual Property assignment or security agreement, each in form and substance satisfactory to Administrative Agent, entered into in connection with this Agreement; (d) each Deed of Trust; (e) any security agreement or other document similar to the documents referred to in clauses (a) through (d) of this definition executed on or after the Effective Date pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby, and the Parent Pledge Agreement once the Lien Creation Date as such term is defined therein occurs; and (f) all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or other comparable Law) against Borrowers or any other Loan Party that is a party hereto or any other Loan Document as debtor in favor of Administrative Agent, for the benefit of itself and each other Lending Party (or any of the foregoing), as secured party.

“Commitment” means, as to each Lender as of any date of determination, such Lender’s Loan Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Adjusted EBITDA” means, as of any date of determination, for any period, for Loan Parties and their Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Consolidated Net Income; plus (b) Consolidated Interest Expense (net of interest income) to the extent included in the determination of such Consolidated Net Income; plus (c) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) all accrued taxes on or measured by income, but in each case only to the extent included in the determination of such Consolidated Net Income. Notwithstanding the foregoing, for purposes of determining Consolidated Adjusted EBITDA for any period which includes the Fiscal Quarters ended on September 30, 2018 and/or December 31, 2018, Consolidated Adjusted EBITDA for each of such individual Fiscal Quarters will be deemed to be $838,447.65 and $3,190,123.07 respectively.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination for the period ending on such date, subject to Section 1.02(f), the ratio of: (a) the sum (without duplication) for such period of: (i) Consolidated Adjusted EBITDA; plus (ii) operating lease expense for Loan Parties and their Subsidiaries (“Operating Lease Expense”); minus (iii) all payments in cash for taxes on or measured by income (whether net income or gross income) made by Loan Parties and their Subsidiaries (including any distributions to any holders of Equity Interests in Parent in respect of taxes for such period, if Parent is a disregarded entity for federal income tax purposes) (“Cash Taxes”); minus (iv) Unfinanced Capital Expenditures, but only to the extent expended after June 30, 2020, provided, however, that: (A) for the period ending on September 30, 2020, Unfinanced Capital Expenditures will be equal to (I) the actual amount expended for the Fiscal Quarter ending on such date, minus (II) the amount by which the aggregate amount expended by the Loan Parties during the period from January 1, 2019 through June 30, 2020, constituting Capital Expenditures, is less than $33,350,000 (but in any case such amount calculated in this clause (A)(II) shall be limited in its application, to the amount actually expended in such Fiscal Quarter set forth in clause (A)(I)), (B) for the period ending on December 31, 2020, Unfinanced Capital Expenditures will be equal to (I) the actual amount expended for the two Fiscal Quarters ending on such date, minus (II) the amount by which the aggregate amount expended by the Loan Parties during the period from January 1, 2019 through September 30, 2020, constituting Capital Expenditures, is less than $33,350,000 (but in any case such amount calculated in this clause (B)(II) shall be limited in its application, to the amount actually expended in such two Fiscal Quarters set forth in clause (B)(I)), and (C) for the period ending on March 31, 2021, Unfinanced Capital Expenditures will be the amount expended for the three Fiscal Quarters ending on such date (with the amounts relating to the Fiscal Quarters ended on September 30, 2020 and December 31, 2020 being such amounts as calculated in clauses (A) and (B) above, respectively), (D) for the period ending on June 30, 2021, Unfinanced Capital Expenditures will be the amount expended for the four Fiscal Quarters ending on such date (with the amounts relating to the Fiscal Quarters ended on September 30, 2020 and December 31, 2020 being such amounts as calculated in clauses (A) and (B) above, respectively), and (E) for the period ending on September 30, 2021, Unfinanced Capital Expenditures will be the amount expended for the four Fiscal Quarters ending on such date (with the amounts relating to the Fiscal Quarter ended on December 31, 2020 being such amount as calculated in clauses (B) above), and provided, further, that any Capital Expenditures made by the Loan Parties utilizing Specified Capital, earmarked at the time contributed to the capital of Danimer Holdings as being for the purpose of making Capital Expenditures and actually used for the purpose of making Capital Expenditures within one year following the date contributed to the capital of Danimer Holdings, will not be deemed Unfinanced Capital Expenditures for purposes of this clause (a)(iv); minus (v) Restricted Payments paid in cash by Loan Parties, other than the Solo Dart Payment (but only to the extent that such Solo Dart Payment constitutes a Restricted Payment); to (b) the sum (without duplication) for such period of: (i) Consolidated Interest Expense, excluding, however, those loan costs associated with Debt being repaid with the proceeds of the Loans hereunder or the proceeds of the loans under the White Oak Facility, that are written off as interest expense on the Effective Date (except that with respect to determination of Consolidated Interest Expense as of June 30, 2019 and September 30, 2019, Consolidated Interest Expense for the two and three Fiscal Quarters then ended, respectively, will be subject to multipliers of 2 and 1.33, respectively), plus (ii) the aggregate amount of mandatory principal prepayments actually made or required to be made on the loans under the White Oak Facility under Section 2.03(c)(i) thereof (except that with respect to determination of mandatory principal prepayments of the loans under the White Oak Facility as of June 30, 2019 and September 30, 2019, such payments actually made or required to be made for two and three Fiscal Quarters then ended, respectively, will be subject to multipliers of 2 and 1.33, respectively); plus (iii) Operating Lease Expense; plus (iv) all required principal payments and all principal payments made for future periods made with respect to capital leases and other Debt (other than Debt outstanding hereunder and under the White Oak Facility and Debt refinanced on the Effective Date with the proceeds of the Loans advanced hereunder or with the proceeds of the loans advanced on the Effective Date under the White Oak Facility).

“Consolidated Funded Debt” means, as of a particular date, for Loan Parties and their Subsidiaries on a consolidated basis, (a) the Outstanding Amount of loans advanced under this Agreement and the White Oak Facility, (b) any other Debt for borrowed money or letters of credit that by its terms matures more than one year after the date of determination, and (c) any such Debt maturing within one year from such date that is renewable or extendable at the option of Loan Parties or their Subsidiaries, as applicable, to a date more than one year from such date.

“Consolidated Interest Expense” means, as of any date of determination, for any period, for Loan Parties and their Subsidiaries on a consolidated basis, the sum (without duplication) for such period of: (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets; plus (b) all payments made under interest rate Swap Contracts to the extent not included in clause (a) of this definition; minus (c) all payments received under interest rate Swap Contracts; plus (d) the portion of rent expense under capital leases that is treated as interest under GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, subject to Section 1.02(f), the ratio of: (a) Consolidated Funded Debt as of such date; to (b) Consolidated Adjusted EBITDA for the period consisting of the four consecutive Fiscal Quarters ending on such date.

“Consolidated Net Income” means, as of any date of determination, for any period, for Loan Parties and their Subsidiaries on a consolidated basis, net income (or loss) for such period, but excluding (without duplication) (a) any income of any Person if such Person is not a Subsidiary, except that Loan Parties’ direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to Loan Parties or a Subsidiary of a Loan Party as a dividend or other distribution; and (b) net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organizational Documents or any Contractual Obligations or Law applicable to such Subsidiary or by which such Subsidiary is bound.

“Consolidated Senior Funded Debt” means, as of a particular date, for Loan Parties and their Subsidiaries on a consolidated basis, the Outstanding Amount of the loans advanced under the White Oak Facility.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, subject to Section 1.02(f), the ratio of: (a) Consolidated Senior Funded Debt as of such date; to (b) Consolidated Adjusted EBITDA for the period consisting of the four consecutive Fiscal Quarters ending on such date, except that with respect to the determination of Consolidated Senior Leverage Ratio, Consolidated Adjusted EBITDA for the individual Fiscal Quarters ended June 30, 2018, September 30, 2018, and December 31, 2018, will be deemed to be $1,986,302.28, $838,447.65, and $3,190,123.07, respectively.

“Contractual Obligation” means, as to any Person, any document or other agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” means the Contribution and Assignment Agreement, dated on or about the date of this Agreement (as in effect on the Effective Date), by and between Parent and Danimer Holdings.

“Control” means (other than when used in the terms “Change of Control” and “Control Agreement”) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote twenty-five percent (25.00%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means any agreement entered into among a depository institution at which a Loan Party that is a party hereto maintains a Collateral Account, such Loan Party and Administrative Agent, pursuant to which Administrative Agent obtains control (within the meaning of the Uniform Commercial Code) over such Collateral Account.

“Copyright License” means, as to any Person, all rights under any written document now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting the right to use any Copyright or Copyright registration.

“Copyrights” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (b) all proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Credit Extensions” means all of the following: (a) the Loans; and (b) all Protective Advances.

“Credit Outstandings” means, as of any date of determination, the then Outstanding Amount of all Credit Extensions and the Prepayment Fee (if any is then due and payable as of such date of determination) owing with respect thereto.

“Cure Notice” has the meaning ascribed thereto in Section 8.03(a).Section 8.03(a)

“Danimer Bioplastics” has the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Danimer Bioplastics CDE Facility” means the credit facility evidenced by that certain Loan and Security Agreement dated as of September 30, 2013, among Danimer Bioplastics, as borrower, Danimer Scientific, as guarantor, CCM Community Development LVI LLC, a Delaware limited liability company, as lender, U.S. Bancorp Community Development Corporation, a Minnesota corporation, as investor, and Danimer Bioplastics Investment Fund, LLC, a Missouri limited liability company, as the fund, together with its related Loan Documents under and as such term is defined therein, as amended or restated from time to time.

“Danimer Bioplastics Subordination Agreement” means that certain Subordination Agreement of even date herewith among SECDF, as Administrative Agent and Lender, PIFS, as Lender, White Oak, as administrative agent under the White Oak Facility, and the lenders under the Danimer Bioplastics CDE Facility.

“Danimer Holdings” has the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Danimer Kentucky” has the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Danimer Scientific” has the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Debt” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the swap termination value under all Swap Contracts or hedge contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than liabilities or obligations under the Management Services Agreement and trade accounts payable in the ordinary course of business not past due for more than sixty (60) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of Attributable Debt in respect of all capital lease obligations and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest, valued, in the case of a Disqualified Equity Interest that is a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any Debt referred to in the immediately preceding clauses (a) through (g). For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, unless such Debt is expressly made non-recourse to such Person.

“Deed of Trust” means each mortgage, leasehold mortgage deed to secure debt, security deed, or deed of trust or other similar document executed and delivered to Administrative Agent pursuant to the terms hereof or otherwise in connection herewith by Borrowers, any Guarantor or any other Loan Party, as security for the Obligations, including, without limitation, that certain Deed To Secure Debt, dated on or about the date hereof, given by Danimer Bioplastics in favor of Administrative Agent for the benefit of Lenders, granting Administrative Agent a Lien upon the Facility located at 1301 Colquitt Drive, Bainbridge, Georgia.

“Default” means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the sum of: (a) the Base Rate; plus (b) two percent (2%) per annum.

“Deposit Account” means any deposit account (as that term is defined in the Uniform Commercial Code).

“Disposition” means the sale, assignment transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Dispose” has a meaning correlative thereto.

“Disqualified Equity Interest” means any Equity Interest of any Person that, by its terms (or by the terms of any Equity Interest or other security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event or circumstance, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash, on or prior to the date that is one year after the Maturity Date.

“Dissolution” means the dissolution, winding up, satisfaction of all obligations and cessation of existence of a limited liability company formed under the Georgia Limited Liability Company Act (the “GLLCA”), in compliance with all requirements of GLLCA Section 14-11-600 et seq., including, without limitation, the filing of a Certificate of Termination as contemplated by Section 14-11-610 of the GLLCA.

“Documents” means, as to any Person, all documents (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Dollar” and “$” mean lawful money of the United States.

“Due Diligence Certificate” means a due diligence certificate in form acceptable to Administrative Agent.

“EBITDA Covenant Cure Amount” has the meaning ascribed thereto in Section 8.03(b)(i).

“Effective Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01) and the Loans are funded to the Borrowers.

“Electronic Platform” means transmission via a secure link or other electronic system for the delivery of information (including documents) commonly utilized by Administrative Agent.

“Eligible Assignee” means (i) before GARJA Loan and the NMTC Loan are fully advanced, any of the following: (a) any Lender; or (b) any Affiliate of any Lender; and (ii) after the GARJA Loan and the NMTC Loan are fully advanced, any Person.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” means all existing or future Laws, including requirements imposed by common law, relating to pollution, the protection of health and safety or the environment or the handling, storage use, generation, discharge or release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon: (a) violation of any Environmental Laws; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means, as to any Person, all equipment (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“Equity Cure Right” has the meaning ascribed thereto in Section 8.03.

“Equity Investment” means the purchase by SECDF of 16,667 shares of common stock of Parent at a price of $60 per share for an aggregate purchase price of $1,000,020 pursuant to that certain Subscription and Stock Purchase Agreement, dated as of even date herewith, between Parent and SECDF and certain other documents being delivered in connection therewith.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by Parent or any ERISA Affiliate of any liability with respect to a withdrawal by Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Parent or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan or the receipt by Parent or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.

“Event of Default” has the meaning ascribed thereto in Section 8.01.

“Event of Loss” means, with respect to any property of any Loan Party, any of the following: (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means, with respect to any Loan Party that is a party hereto: (a) those deposit accounts described as such on Schedule 6.12, and (b) such other deposit accounts of such Loan Party constituting a payroll account, a pension or pension reserve account, or an employee benefits account.

“Excluded Property” means collectively, all right, title and interest of each Loan Party that is a party hereto, whether now owned or hereafter acquired or arising (or in which such Loan Party has rights or the power to transfer rights to a secured party), in, to or upon:

(a) any rights or interest in any contract, lease, Permit, charter or license agreement covering real or personal property of any Loan Party that is a party hereto if, under the terms of such contract, lease, Permit, charter or license agreement, or applicable Law with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, Permit, charter or license agreement, except, in each of the foregoing cases, to the extent (i) any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable Laws, or (ii) any consent or waiver has been obtained that would permit the Lien notwithstanding the prohibition or restriction on the pledge of such asset;

(b) Equity Interests of any Loan Party or any Subsidiary of any Loan Party;

(c) any property now owned or hereafter acquired by any Loan Party that is a party hereto that is subject to a purchase money Lien or a capital lease permitted hereunder if the contractual obligation pursuant to which such Lien is granted (or the documentation providing for such purchase money Lien or capital lease) validly prohibits the creation by such Loan Party of a Lien thereon or expressly requires the consent of any Person other than a Loan Party or its Affiliates which consent has not been obtained as a condition to the creation of any other Lien on such property;

(d) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(e) any motor vehicles having a fair market value of less than $75,000 individually or $500,000 in the aggregate, in each case so long as and to the extent that such motor vehicles are subject to purchase money financing or capital lease obligations as a result of which the related creditor has an encumbrance noted on the Certificate of Title;

(f) all Excluded Accounts and all amounts deposited therein or credited thereto except to the extent any such amounts were deposited therein or credited thereto other than for the purposes for which such Excluded Accounts were established; and

(g) the QALICB Initial Collateral;

provided that: (i) “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Property); and (ii) if any assets constitute “Excluded Property” as a result of the failure of the applicable Loan Party that is a party hereto to obtain consent as described in clauses (a) and (b) of this definition, such Loan Party shall use commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Excluded Property.”

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan or Commitment pursuant to the Laws in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.08(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001 (effective September 24, 2001), Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Existing Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(j).

“Extraordinary Receipts” means any payments received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds relating to an Event of Loss or Disposition, as described in Section 2.03(c)(ii) of this Agreement) consisting of (a) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (b) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and (c) any purchase price adjustment (other than working capital and other similar adjustments) made pursuant to any acquisition document and/or indemnification payments made pursuant to any acquisition document (other than such indemnification payments to the extent that the amounts so received are applied by a Loan Party for the purpose of replacing, repairing or restoring any assets or properties of a Loan Party, thereby satisfying the condition giving rise to the claim for indemnification, or otherwise covering any out-of-pocket expenses incurred by any Loan Party in obtaining such payments).

“Facility” or “Facilities” means and refers to those certain parcels of real property together with improvements thereon located at (i) 1301 Colquitt Drive, Bainbridge, Georgia, which is operated by and owned in fee by Danimer Bioplastics, (ii) 140 Industrial Boulevard, Bainbridge, Georgia, which is occupied by all Loan Parties other than Danimer Bioplastics pursuant to a lease in favor of Parent and a sublease in favor of such Loan Parties, and (iii) 605 Rolling Hills Lane, Winchester, Kentucky, which is occupied by Danimer Kentucky pursuant to a lease in favor of Parent and a sublease in favor of Danimer Kentucky.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Covenant Default” has the meaning ascribed thereto in Section 8.03.

“Fiscal Month” means, as of any date of determination with respect to Loan Parties, each calendar month occurring during each Fiscal Year.

“Fiscal Quarter” means, as of any date of determination with respect to Loan Parties, each calendar quarter occurring during each Fiscal Year.

“Fiscal Year” means, as of any date of determination with respect to Loan Parties, the fiscal year of Loan Parties, which begins on January 1 and ends on December 31 in each calendar year.

“Fixed Charge Covenant Cure Amount” has the meaning ascribed thereto in Section 8.03(b)(ii).

“Foreign Lender” means any Lender that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GARJA” means the Georgia Agribusiness and Rural Jobs Act, codified at O.C.G.A. § 33-1-25, et seq.

“GARJA Lender” means SECDF, in its individual capacity, and any other assignee of the GARJA Loan.

“GARJA Loan” has the meaning set forth in the preamble to this Agreement.

“GARJA Note” means the Note executed and delivered by Danimer Holdings evidencing the GARJA Loan made by the GARJA Lender, such note being substantially in the form of Exhibit A-1 hereto and otherwise in form and substance acceptable to Administrative Agent.

“GARJA Statement” means the Georgia Agribusiness and Rural Jobs Act Statement of Representations, Warranties and Covenants, dated as of even date herewith, executed by Danimer Holdings for the benefit of the GARJA Lender, substantially in the form of Exhibit E hereto.

“General Intangibles” means, as to any Person, all general intangibles (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all right, title and interest that such Person may now or hereafter have under any contract, all payment intangibles (as that term is defined in the Uniform Commercial Code), customer lists, licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, databases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses-in-action, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for Equity Interests and other Investment Property, and rights of indemnification.

“Georgia PSA” has the meaning ascribed thereto in the definition of Sale/Leaseback.

“Goods” means, as to any Person, all goods (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including embedded software to the extent included in goods (as that term is defined in the Uniform Commercial Code) and fixtures (as that term is defined in the Uniform Commercial Code).

“Goodwill” means, as to any Person, all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, whether direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a correlative meaning.

“Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(a).

“Guarantor Subordinated Debt” has the meaning ascribed thereto in Section 10.14(i).

“Guarantor Subordinated Debt Payments” has the meaning ascribed thereto in Section 10.14(i).

“Guarantors” means, collectively, the following (together with their respective successors and assigns): (a) Parent; (b) each Subsidiary of Parent that is a party hereto as a Guarantor as of the Effective Date or thereafter by joinder pursuant to Section 6.20 in form and substance satisfactory to Administrative Agent; and (c) any other Person who, after the date hereof pursuant to the terms of any Loan Document, has executed or is required to execute: (i) as a guarantor, a Guaranty of all or any portion of the Obligations; or (ii) as a pledgor, a third party pledge agreement (or similar document) in favor of Administrative Agent or the Lending Parties with respect to all or any portion of the Obligations; each sometimes being referred to herein individually as a “Guarantor”. Further, each Borrower guarantees the repayment of the Loan advanced to the other Borrower, and thus with respect to all waivers and consents herein by any Guarantor, each Borrower is deemed to be a Guarantor with respect to, and hereby gives, such waivers and consents.

“Guaranty” means (i) the Parent Guaranty and (ii) any guaranty or third party pledge agreement (or similar document), in form and substance satisfactory to Administrative Agent, made by a Person for the benefit of the Lending Parties or Administrative Agent for the benefit of the Lending Parties and includes the Guaranty set forth in Section 10.14.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes, or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, solid waste and all other substances or wastes of any nature regulated pursuant to any Environmental Laws, and includes any “hazardous substance” and “hazardous waste” as such terms are defined in any Environmental Laws.

“Hedging Obligations” means, with respect to any Loan Party, all liabilities of such Person under Swap Contracts entered into with any Lender or an Affiliate of any Lender in connection with all or any portion of the Loans; provided that such liabilities under any Swap Contract with an Affiliate of a Lender shall not constitute “Hedging Obligations” hereunder unless and until such liabilities are certified as such in writing to Administrative Agent by Administrative Loan Party and such Affiliate of a Lender.

“Income Tax Purposes” means U.S. federal income and applicable state, local and foreign income and franchise tax purposes.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” means, collectively, each Lending Party and each Related Party of any of the foregoing Persons.

“Index Adjustment Date” means (a) the Effective Date, and (b) thereafter, the first Business Day of each calendar month.

“Information” has the meaning ascribed thereto in Section 10.07.

“Instrument” means, as to any Person, all instruments (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means, as to any Person, all Copyrights, Licenses, Patents, Trademarks, inventions, designs, trade secrets and customer lists now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“Interest Payment Date” means: (a) the first Business Day of each calendar month during the term hereof commencing with the first Business Day of April, 2019; and (b) the Maturity Date.

“Inventory” means, as to any Person, all inventory (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) the purchase or other acquisition of capital stock or other securities of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or Equity Interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Property” means, as to any Person, all investment property (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“IRS” means the United States Internal Revenue Service or, as applicable, any successor agency.

“Joinder Agreement” means an agreement (in form and substance satisfactory to Administrative Agent) entered into by a Subsidiary of any Loan Party on or following the date hereof to join in the Guaranty set forth in Section 10.14.

“Kentucky PSA” has the meaning ascribed thereto in the definition of Sale/Leaseback.

“Laws” means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, authorities, guidelines, regulations, ordinances, codes and administrative or judicial precedents or Orders, Permits and other governmental restrictions, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, concessions, grants, franchises and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means, as of any date of determination, any Lender party to this Agreement that has a Loan Commitment or Loan Exposure owing to them at such time; sometimes being referred to herein collectively as the “Lenders”.

“Lending Office” means, as to any Lender, such office or offices as indicated on such Lender’s signature page to this Agreement, or otherwise as a Lender may from time to time notify Administrative Loan Party and Lending Parties.

“Lending Parties” means, collectively, Administrative Agent and Lenders, and “Lending Party” means each or any of them individually.

“Letter-of-Credit Rights” means, as to any Person, all letter-of-credit rights (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance thereunder.

“Leverage Covenant Cure Amount” has the meaning ascribed thereto in Section 8.03(b)(iii).

“Licenses” means, as to any Person, all Copyright Licenses, Patent Licenses, Trademark Licenses or other licenses of rights or interests now held or hereafter acquired by such Person.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Liquidity” means at any given time, the sum of (a) Qualified Cash, plus (b) Cash Equivalents.

“Loan Amount” means (a) with respect to the GARJA Loan, Five Million Four Hundred Ninety-Nine Thousand Nine Hundred Eighty Dollars ($5,499,980) and (b) with respect to the NMTC Loan, Four Million Five Hundred Thousand Dollars ($4,500,000).

“Loan Commitment” means the commitment of a Lender to make a Loan to Borrowers pursuant to Section 2.01(a) in the aggregate principal amount identified on Schedule 2.01; provided that, following the making by such Lender of its Loan on the Effective Date in accordance with the provisions hereof, such commitment shall be zero.

“Loan Documents” means, collectively, the Agreement, each Note, each Guaranty, each Collateral Document, the GARJA Statement, the NMTC Statement, the Parent Pledge Agreement, the Danimer Bioplastics Subordination Agreement, the Meredian Bioplastics Subordination Agreement, all subordination agreements respecting other Debt (if any), and all other present or future documents entered into by any Loan Party or Parent for the benefit of Lending Parties (or any of them), in connection with this Agreement.

“Loan Exposure” means, with respect to any Lender as of any date of determination: (a) prior to the funding of the Loans, the amount of that Lender’s Loan Commitment; and (b) after the funding of the Loans, the Outstanding Amount of the Loan of that Lender.

“Loan Parties” means, collectively, Borrowers and Guarantors (other than Parent) and “Loan Party” means each or any of them individually (other than Parent).

“Loans” means, collectively, the GARJA Loan and the NMTC Loan, and any other loan advanced pursuant to Section 2.01(a) and “Loan” means any such loan individually.

“Management Services Agreement” means the Management Services Agreement, dated on or about the date of this Agreement (as in effect on the Effective Date), by and among Parent and the Loan Parties, in form and substance satisfactory to Administrative Agent.

“Material Adverse Effect” means any of the following: (a) a material adverse change in or a material adverse effect upon (in either case, irrespective of whether occurring as a result of a specific event or circumstance or otherwise) the business, financial condition or results of operations of the Loan Parties taken as a whole; (b) a material impairment (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) of the ability of the Loan Parties, taken as a whole, for any of them to perform their respective obligations under the Loan Documents; or (c) except if caused by actions or inactions of any Lending Party, a material adverse effect (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against either: (A) Borrowers; or (B) Loan Parties taken as a whole; or (ii) the rights and remedies of Administrative Agent or any other Lending Party under or in respect of any Loan Document.

“Material Contract” means, with respect to Loan Parties and their Subsidiaries: (a) each contract or agreement listed on Schedule 1.01-A; and (b) any other contract or agreement the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means, subject to the provisions hereof, February 13, 2024.

“Maximum Rate” means, at any time, the maximum rate of non-usurious interest permitted by applicable Laws.

“Meredian” has the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Meredian Bioplastics” has the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Meredian Bioplastics CDE Facility” means the credit facility evidenced by that certain Loan and Security Agreement dated as of July 23, 2012, among Meredian Bioplastics, as borrower, Meredian, as guarantor, AmCREF Fund XI, LLC, a Louisiana limited liability company, Meredian/NCF Sub-CDE, LLC, a Delaware limited liability company, and Empowerment Reinvestment Fund XX, LLC, a Delaware limited liability company, as lenders, U.S. Bancorp Community Development Corporation, a Minnesota corporation, as investor, and Meredian Bioplastics Investment Fund, LLC, a Missouri limited liability company, as the fund, together with its related Loan Documents under and as such term is defined therein, as amended or restated from time to time.

“Meredian Bioplastics Subordination Agreement” means that certain Subordination Agreement of even date herewith among SECDF, as Administrative Agent and Lender, PIFS, as Lender, White Oak, as administrative agent under the White Oak Facility, and the lenders under the Meredian Bioplastics CDE Facility.

“Money Laundering Laws” means, collectively: (a) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959); and (b) the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any of the Loan Parties or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negotiable Collateral” means all now owned and hereafter acquired right, title, and interest of each Loan Party that is a party hereto with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, documents of title, and Chattel Paper (including electronic Chattel Paper and tangible Chattel Paper), and all supporting obligations in respect of any of the foregoing.

“Net Proceeds” means, in respect of any Disposition or Event of Loss, the proceeds in cash or Cash Equivalents received by any Loan Party or any Subsidiary thereof with respect to or on account of such Disposition or Event of Loss, net of: (a) in the case of a Disposition, the direct costs of such Disposition then payable by the recipient of such proceeds, or, in the case of an Event of Loss, the direct costs of collecting insurance or other proceeds, in each case excluding amounts payable to any Loan Party or any Affiliate of any Loan Party; (b) sales and use taxes paid or payable by such recipient as a result thereof; and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Permitted Lien on the properties subject to such Disposition.

“NMTC” means the New Market Tax Credit program identified in the NMTC Statement.

“NMTC Lender” means PIFS, and any other assignee of the NMTC Loan.

“NMTC Loan” has the meaning set forth in the preamble to this Agreement.

“NMTC Note” means the Note executed and delivered by Meredian Bioplastics evidencing the NMTC Loan made by the NMTC Lender, such note being substantially in the form of Exhibit A-2 hereto and otherwise in form and substance acceptable to Administrative Agent.

“NMTC Statement” means the New Markets Tax Credit Statement of Representations, Warranties and Covenants, dated as of even date herewith, executed by Meredian Bioplastics for the benefit of the NMTC Lender, substantially in the form of Exhibit F hereto.

“Notes” means, collectively, the GARJA Note and the NMTC Note, and any other note evidencing a loan advanced pursuant to Section 2.01(a) substantially in the form of Exhibit A-1 or A-2 hereto and otherwise in form and substance acceptable to Administrative Agent, and “Note” means any such note individually.

“Notice of Borrowing” has the meaning ascribed thereto in Section 2.01(b).

“Obligations” means, collectively, all advances, debts, liabilities, obligations, covenants and duties of each Loan Party to any Lending Party, in each of the foregoing cases, under or in respect of any Loan Document, whether with respect to the Credit Extensions, any Prepayment Fee or otherwise (including all Hedging Obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any Proceeding under any Bankruptcy Laws naming such Person as the debtor in such Proceeding, regardless of whether such interest and fees are allowed claims in such Proceeding.

“Observation Party” has the meaning ascribed thereto in Section 6.18(a).

“OFAC” means the United States Department of Treasury’s Office of Foreign Assets Control and any successor thereto.

“Operating Account(s)” means those certain Deposit Accounts of Borrowers set forth on Schedule 6.12 and designated thereon as “operating accounts”, all of which are subject to a Control Agreement in favor of Administrative Agent.

“Operating Lease Expense” has the meaning ascribed thereto in the definition of Consolidated Fixed Charge Coverage Ratio.

“Order” means any judgment, order, decree, writ, ruling, injunction, arbitration award or other award or other determination made or issued by any Governmental Authority or in or as a result of any Proceeding.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, with respect to any Loans or Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to prepayments or repayments of such Loans occurring on such date or the making, or prepayments or repayments, of Protective Advances, as the case may be, occurring on such date.

“paid in full” or “repaid in full” (or any variation thereof, such as “payment in full” or “repayment in full”) means, with respect to any Obligations, the indefeasible payment in full of such Obligations in cash (or otherwise to the written satisfaction, in such holder’s discretion, of the holder thereof), and, in the event any such Obligations are paid over time or modified pursuant to section 1129 of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Laws), shall further mean that the holder thereof shall have received the final payment due on account of such Obligations. For purposes of the foregoing, the “holder” of any applicable Obligations shall be deemed to be the Person entitled to receipt of payment thereof. Notwithstanding the foregoing, the Obligations shall not be deemed to have been “paid in full” until all Commitments have expired or been terminated.

“Parent” means Meredian Holdings Group, Inc., a Georgia corporation and Guarantor hereunder, which shall not be a Loan Party hereunder.

“Parent Guaranty” means that certain Limited Recourse Guaranty, dated on or about the date hereof, given by Parent in favor of Administrative Agent for the benefit of the Lenders, secured by nonrecourse, springing pledge of 100% of the outstanding Equity Interests of Danimer Holdings owned by Parent, pursuant to the Parent Pledge Agreement.

“Parent Pledge Agreement” means that certain Pledge Agreement, dated on or about the date hereof, given by the Parent in favor of Administrative Agent for the benefit of Lenders, pursuant to which Parent pledges and hypothecates to Administrative Agent the Equity Interests in Danimer Holdings owned by Parent, which pledge is a springing lien pledge as provided for therein.

“Participant” has the meaning ascribed thereto in Section 10.06(d).

“Participant Register” has the meaning ascribed thereto in Section 10.06(d).

“Patent License” means, as to any Person, all rights under any written agreement now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting any right with respect to any invention on which a Patent is in existence.

“Patents” means, as to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or, if applicable, any successor entity.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Loan Parties or any ERISA Affiliate or to which Loan Parties or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Percentage Share” means, as to any Lender, (a) with respect to all payments, computations and other matters relating to the Loan Commitment or the Loan of any Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender by (ii) the aggregate Loan Exposure of all Lenders, and (b) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) the sum of the Loan Exposure of that Lender plus the Outstanding Amount of all Protective Advances (if any) owing to that Lender by (ii) the sum of the aggregate Loan Exposure of all Lenders plus the Outstanding Amount of all Protective Advances (if any) owing to all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.06. The initial Percentage Share of each Lender for purposes of each of clauses (a) and (b) of the preceding sentence is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Permit” means any permit, approval, authorization, certification, license, consent, exemption, variance, accreditation or permission required from or issued or granted by a Governmental Authority under any applicable Laws or any accrediting organization.

“Permitted Investment” means any Investment of cash or cash equivalents by a Loan Party so long as: (a) Administrative Loan Party provides Administrative Agent notice of the proposed Investment, copies of all material agreements and pro forma and historical financial statements relating to the proposed Investment at least seven (7) days prior to the date of consummation of the proposed Investment; (b) the following conditions are satisfied: (i) no Default or Event of Default has occurred or would likely result from such Investment, including, without limitation, any Default resulting from a breach of the covenants contained in the GARJA Statement or the NMTC Statement, (ii) Administrative Loan Party provides Administrative Agent evidence that after giving effect to consummation of such Investment, Loan Parties and their Subsidiaries on a consolidated basis are in compliance with the financial covenants set forth in Section 6.13 on a pro forma basis, measured as of the most recently ended Fiscal Month for which Loan Parties have delivered financial statements required under Section 6.01, for the twelve Fiscal Month period then ended, and (iii) each Loan Party will remain Solvent after giving effect to such Investment; (c) a Responsible Officer of Administrative Loan Party delivers to Administrative Agent a certificate certifying that the conditions set forth in clause (b) above are satisfied; (d) such Investment does not involve a hostile takeover or tender offer; (e) such Investment is in connection with a Related Business; (f) such Investment does not involve a Person whose business, after reasonable investigation (including, without limitation, obtaining a Phase 1 environmental site assessment report meeting the criteria of ASTM Standard Practice E1527-13 of any real property owned or operated by such Person (and if required by Administrative Agent in its reasonable discretion, any other or further analysis or studies of areas of concern identified in such Phase 1 to the extent permitted by the owner of such real property)) is likely to have Environmental Liability in excess of $500,000; (g) all material approvals from Governmental Authorities and other material approvals of third parties in connection with such Investment shall have been obtained and shall be in full force and effect; (h) in connection with an Investment in the Equity Interests of a Person (other than a natural person) that results in such Person becoming an 80% or more owned Subsidiary of a Loan Party, all Liens on assets of such Person or Debt of such Person shall be terminated or repaid unless permitted pursuant to the Loan Documents and, if such Person becomes an 80% or more owned Subsidiary of a Loan Party, such Person shall be joined to this Agreement as a borrower or guarantor and shall grant to Administrative Agent Liens on all of its real and personal property assets, provided, however, in all cases, whether or not such Person is or becomes an 80% or more owned Subsidiary of a Loan Party, the Equity Interests of such Person acquired by such Loan Party will be pledged and hypothecated to, and a lien shall be granted thereupon in favor of, Administrative Agent; (i) in connection with an acquisition of the assets of a Person, all Liens on such assets shall be terminated or repaid unless permitted pursuant to the Loan Documents; and (j) the aggregate amount of all such Investments in any one Fiscal Year shall not exceed $4,000,000; provided, however, that notwithstanding the limitation set forth in clause (j) above, to the extent that a Permitted Investment is made by a Loan Party utilizing Specified Capital, such Specified Capital is earmarked at the time contributed to the capital of Danimer Holdings as being for the purpose of making a Permitted Investment, and such Permitted Investment is actually made within twelve (12) months following the date contributed to the capital of Danimer Holdings, then in such event the amount in clause (j) above may be increased by the amount of such cash capital contributions.

“Permitted Liens” has the meaning ascribed thereto in Section 7.01.

“Permitted Protest” means the right of Loan Parties and their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than Taxes subject to withholding or that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on its books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Parties and their respective Subsidiaries, and (c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Administrative Agent’s or any Lender’s Liens.

“Permitted Senior Refinancing” has the meaning ascribed thereto in the Danimer Bioplastics Subordination Agreement and the Meredian Bioplastics Subordination Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIFS” means PIFS Sub-CDE XX, LLC, a Virginia limited liability company.

“PIK Interest” has the meaning ascribed thereto in Section 2.02(b).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Loan Parties or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prepayment Fee” means in connection with any prepayment or repayment of all or any portion of the Outstanding Amount of the Loans: (a) after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, two percent (2.00%) of the Outstanding Amount of the Loans being, or required to be, prepaid or repaid, or (b) after the second anniversary of the Effective Date, but on or prior to the third anniversary of the Effective Date, one percent (1.00%) of the Outstanding Amount of the Loans being, or required to be, prepaid or repaid, or (c) after the third anniversary of the Effective Date, zero percent (0.00%) of the Outstanding Amount of the Loans being, or required to be, prepaid or repaid.

“Prime Rate” means, as of any Index Adjustment Date, a rate per annum equal to the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent).

“Proceeding” means any suit, action, case, arbitration, mediation, audit, investigation, or other proceeding before or by any Governmental Authority, recognized industry trade or professional association or organization, or other Person by whose Order the parties thereto have agreed or consented to be bound.

“Proceeds” means proceeds (as that term is defined in the Uniform Commercial Code).

“Protective Advances” has the meaning ascribed thereto in Section 8.02(c).

“QALICB” means Danimer Scientific Manufacturing, Inc., a Delaware corporation, which is a wholly-owned subsidiary of Parent and which shall not be a Loan Party hereunder.

“QALICB Initial Collateral” means those specific tangible personal property assets of the Loan Parties described with particularity on Schedule 1.01-B attached hereto, having an aggregate net book value not in excess of $8,000,000.

“Qualified Cash” means unrestricted, unreserved cash and cash equivalents held in deposit accounts with financial institutions in the United States that are subject to Control Agreements granting to Administrative Agent, perfected liens and security interests therein, subject only to prior liens thereon in permitted hereunder and other statutory liens such as “bankers’ liens”.

“Quality of Earnings Report” means that certain due diligence report evaluating the Loan Parties’ financial data, dated December 5, 2018 and prepared by Elliott Davis, LLC for the benefit of Administrative Agent, which shall be satisfactory in all respects to the Administrative Agent.

“Recipient” means (a) Administrative Agent, (b) any Lender or (c) any other Person entitled to payments under this Agreement or under any other Loan Document.

“Register” means a register for the recordation of the names and addresses of Lenders and, as applicable, the Commitments of, and Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time, and the principal amount of (and interest on) Lenders’ interests in the Loans and other Obligations.

“Related Business” means any business that is the same, similar or otherwise reasonably related, ancillary or complementary to, or a reasonable extension of, the businesses of Loan Parties and their Subsidiaries on the Effective Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, and specifically includes, in the case of the Lending Parties, SECDF in its capacity as Administrative Agent, and Advantage Capital Group, Inc. and its affiliated funds.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Contribution Date” has the meaning ascribed thereto in Section 8.03(b).

“Required Lenders” means Lenders holding in excess of fifty percent (50.00%) of the aggregate Loan Exposure of all Lenders; provided, however, that if there are two or more Lenders, then “Required Lenders” must include more than one Lender.

“Responsible Officer” means: (a) (i) with respect to any Loan Party or any of its Subsidiaries in connection with any request for any Loan, any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivered by any Loan Party or any of its Subsidiaries hereunder or under any other Loan Document, the chief financial officer, treasurer or controller of such Person or of the managing member or manager of such Person; and (ii) otherwise, with respect to any Loan Party that is not a natural person, the chief executive officer, president, chief financial officer, treasurer or controller of such Person or of the managing member or manager of such Person; and (b) with respect to any Loan Party who is a natural person, such natural person.

“Restricted Party” means any Person listed: (a) in the Annex to the Executive Order; (b) on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; (c) in any successor list to either of the foregoing; (d) any Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (e) any Person designated as the target of any Sanctions.

“Restricted Payment” means, as to any Person: (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest; (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person which is subordinated to the payment of the Obligations; (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; (e) any management, servicing or other similar fees payable to any Loan Party or any Affiliate thereof (other than pursuant to the Management Services Agreement); and (f) any other transaction that has a similar effect as clauses (a) through (e) of this definition.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc.

“Sale/Leaseback” means the transaction or series of transactions pursuant to which (i) Alltech, Inc., as seller, and Parent, as purchaser, entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of August 2, 2018, for the purchase and sale of certain real property located in Winchester, Kentucky (the “Kentucky PSA”), (ii) Parent and Meredian Bioplastics, collectively as seller, and Store Capital Acquisitions, LLC (“Store Capital”), as purchaser, entered into that certain Purchase and Sale Agreement, dated as of November 20, 2018, for the purchase and sale of certain real property located at 140 Industrial Boulevard, Bainbridge, Georgia (the “Georgia PSA”), (iii) Parent designated Store Capital as its designee for the purposes of taking title to the real property under the Kentucky PSA, and (iv) Store Capital and Parent entered into that certain Master Lease, dated December 14, 2018, pursuant to which Parent leases the properties owned by Store Capital pursuant to the Kentucky PSA and the Georgia PSA.

“Sanctions” means any sanctions administered or enforced by the OFAC, the United Nations Security Council or any other relevant sanctions authority.

“SECDF” means Southeast Community Development Fund X, L.L.C., a Delaware limited liability company.

“Senior Indebtedness” means, collectively, any Debt evidenced by (a) the White Oak Facility, (b) the CDE Facilities, and (c) any other Debt permitted under this Agreement, if any, that is secured by a Lien senior to the Administrative Agent for the Lenders hereunder, in each case for borrowed money or letters of credit that by its terms matures more than one year after the date of determination.

“Senior Management Team” means, with respect to Parent or any Loan Party, its chairman of the board, chief executive officer, president, chief financial officer and any other officer exercising similar senior management duties.

“Software” means, as to any Person, all software (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, as to any Person at any time of determination, that: (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of any similar state Laws applicable to such Person or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Solo Dart Payment” means the payment in the approximate amount of $4,701,824, made or to be made by Danimer Holdings, directly or indirectly, to Solo Cup Operating Corporation on behalf of Meredian Bioplastics, pursuant to a certain Settlement and Release Agreement dated October 10, 2017, representing the final payment due thereunder.

“Specified Capital” means cash derived from the sale or issuance by Parent of new Equity Interests of Parent, the proceeds of which are contributed to the capital of Danimer Holdings after and exclusive of any equity capital raised by Parent from the sale of Equity Interests in connection with Parent’s compliance with the requirements set forth in Section 4.01(a)(xix) of this Agreement.

“Specified Equity Contribution” has the meaning ascribed thereto in Section 8.03(b).

“Specified Materials” means, collectively, all materials or information provided by or on behalf of any Loan Party, as well as all documents and other written materials relating to Loan Parties (or any of them) or their respective Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Store Capital” has the meaning ascribed thereto in the definition of Sale/Leaseback.

“Subordinated Indebtedness” means, collectively, any Debt permitted under this Agreement, if any, which has been subordinated to the Obligations on terms and conditions, and pursuant to documents, satisfactory to Administrative Agent.

“Subordination Agreements” means Danimer Bioplastics Subordination Agreement and the Meredian Bioplastics Subordination Agreement.

“Subsidiary” of a Person means any other Person of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Supporting Obligations” means all supporting obligations (as that term is defined in the Uniform Commercial Code), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

“Synthetic Lease Obligation” means the monetary obligation of a Person under either: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future federal, state, local, county, foreign and other taxes, assessments or other government charges, including, any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not.

“Tax Return” means any report, return, declaration, claim for refund or other information or statement or schedule supplied or required to be supplied to a Governmental Authority relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Testing Date” has the meaning ascribed thereto in Section 8.03(a).

“Threshold Amount” means Five Hundred Thousand Dollars ($500,000).

“Trademark License” means, as to any Person, all rights under any written document now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting any right to use any Trademark or Trademark registration.

“Trademarks” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all Goodwill associated with or symbolized by any of the foregoing.

“Treasury Regulations” means the temporary and final U.S. Treasury Regulations promulgated under the Code.

“Unasserted Obligations” means, at any time, Obligations consisting of obligations for Taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Debt) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Debt from a lender or from proceeds of an offering of Parent’s Equity Interests and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period, such expenditures are made pursuant to a written agreement. For the avoidance of doubt, Capital Expenditure made by a Loan Party utilizing revolving loans under any existing working capital facility or utilizing proceeds of Loans heretofore or hereafter provided by any of the Lenders, shall be deemed Unfinanced Capital Expenditures.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” and “U.S.” mean the United States of America.

“U.S. Tax Compliance Certificate” has the meaning ascribed thereto in Section 2.08(d)(i)(B).

“White Oak” means White Oak Global Advisors, LLC, a Delaware limited liability company, in its capacity as administrative agent under the White Oak Facility, and any successor administrative agent thereunder.

“White Oak Facility” means the credit facility evidenced by that certain Loan and Security Agreement dated as of even date herewith, among the Loan Parties, the lenders from time to time party thereto, and White Oak, in its capacity as administrative agent, together with its related Loan Documents under and as such term is defined therein, as amended, restated or refinanced from time to time in accordance with any Permitted Senior Refinancing.

“Working Capital Facility” means a working capital loan facility (i) provided by a third party financial institution pursuant to a loan agreement and related documents and instruments, all in form and substance satisfactory to Administrative Agent in its discretion, (ii) providing Borrowers with loans and other credit accommodations in such amounts as are acceptable to Administrative Agent in its discretion, (iii) secured only by liens and security interests in Borrowers’ Accounts, Inventory and the proceeds thereof (“WC Collateral”), which liens and security interests in the WC Collateral would be senior to the liens thereon in favor of Administrative Agent for the benefit of the Lenders, all as shall be more fully set forth in an intercreditor agreement between such working capital lender and Administrative Agent, in form and substance in all respects satisfactory to Administrative Agent in its discretion.

Section 1.02. Certain Rules of Construction.

(a) General Rules.

(i) Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(ii) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) The word “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(iv) The words “include,” “includes” and “including” are not limiting and, unless the context otherwise clearly requires, the word “or” is not exclusive.

(v) A “Default” or “Event of Default” hereunder referenced as “continuing” (or any variation thereof) shall (i) with respect to a Default that has not yet matured into an Event of Default, be deemed to be continuing unless and until cured within any applicable cure period set forth in this Agreement (if susceptible to cure), and (ii) with respect to an Event of Default, be deemed to be continuing unless and until waived in writing by Administrative Agent.

(vi) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(vii) Unless the context otherwise clearly requires, the words “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(viii) As used herein, “ordinary course of business” means, in respect of any transaction involving any Loan Party, the ordinary course of business of such Loan Party, as undertaken by such Loan Party in accordance with past practices or reasonable extensions of such past practices, as applicable, or otherwise undertaken by such Loan Party in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

(ix) Unless the context otherwise clearly requires: (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (C) references to any Law are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the Law; and (D) or unless prohibited by the terms of any Loan Document, references to any Person shall be deemed to include such Person’s successors and assigns.

(b) Time References. Unless the context otherwise clearly requires, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

(c) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Cumulative Nature of Certain Provisions. This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(e) No Construction against any Party. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, Loan Parties, Administrative Agent and the other Lending Parties and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or any other Lending Party merely because of the involvement of any or all of the preceding Persons in their preparation.

(f) GAAP. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP applied in a manner consistent with that used in preparing the Audited Closing Financial Statements, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio, financial covenant or other requirement set forth in any Loan Document, and either Administrative Loan Party or Required Lenders shall so request, Administrative Agent, Lending Parties and Administrative Loan Party shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended: (i) such financial ratio, financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Loan Parties shall provide or cause to be provided to Administrative Agent and the other Lending Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, financial covenant or other requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 - Fair Value Option (formerly known as the Statement of Financial Accounting Standards No. 159) or any other accounting principle that would result in any financial liability being set forth at an amount less than the actual outstanding principal amount thereof.

(g) Rounding. Any financial ratios required to be maintained by Loan Parties or any of them pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding-up if there is no nearest number).

(h) Documents Executed by Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

ARTICLE II.

CREDIT EXTENSIONS

Section 2.01. Loans.

(a) Loans. Subject to the terms and conditions set forth herein, SECDF agrees to advance the GARJA Loan to Danimer Holdings on the Effective Date in the amount of such Lender’s Loan Commitment and PIFS agrees to advance the NMTC Loan to Meridian Bioplastics on the Effective Date in the amount of such Lender’s Loan Commitment. The GARJA Loan shall be evidenced by the GARJA Note made by Danimer Holdings and the NMTC Loan shall be evidenced by the NMTC Note made by Meredian Bioplastics.

(b) Notice of Borrowing. Administrative Loan Party shall deliver on the Effective Date to Administrative Agent an irrevocable written notice in substantially the form attached hereto as Exhibit C (a “Notice of Borrowing”). The borrowing shall be for the aggregate principal amount of both the GARJA Loan and the NMTC Loan, which shall be advanced upon satisfaction of the conditions precedent set forth in this Agreement. Administrative Agent and Lenders may act without liability upon the basis of such Notice of Borrowing believed by Administrative Agent in good faith to be from Administrative Loan Party and Administrative Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.01 (and the contents thereof), and of each Lender’s pro rata share of the requested Loan. Each Lender shall make its Commitment for the applicable Loan available to Administrative Agent, in immediately available funds, at Administrative Agent’s Office no later than noon on the date of the proposed Loan in the Notice of Borrowing. Upon receipt of all amounts requested in the Notice of Borrowing, Administrative Agent will make the proceeds of such Loans available to or as directed by Borrowers on the day of the proposed Loan by causing said amount, in immediately available funds, to be disbursed as specified by Administrative Loan Party in the Notice of Borrowing.

(c) Limit on Credit Extensions. Notwithstanding anything to the contrary contained in this Section 2.01, no Lender will be required or have any obligation to make any extensions of credit hereunder if a Default then exists or could reasonably be expected to result by virtue of the making thereof. No Credit Extension (or any portion thereof) that has been repaid or prepaid may be re-borrowed. Notwithstanding anything to the contrary contained herein, in no event shall Lenders be obligated to make to Borrowers, or Borrowers be entitled to borrow or receive from Lenders, any loans, advances or extensions of credit hereunder other than the Loans.

Section 2.02. Interest.

(a) Interest. Subject to the provisions hereof (including Section 2.02(b) and (d)), until each Loan is paid in full, each Loan shall bear interest at the Base Rate, payable in cash.

(b) PIK Interest. Either or both Borrowers may elect to pay up to two percent (2%) of the interest due and payable in any Fiscal Quarter under either or both Notes by adding such interest payment to the principal balance of the related Note (“PIK Interest”). PIK Interest shall compound monthly and increase the principal balance of the related Note by the amount of such PIK Interest. Borrowers shall notify Administrative Agent in writing of their election to pay PIK Interest on the first Payment Date in such Fiscal Quarter. Notwithstanding the foregoing, to the extent that, and for so long as, either Subordination Agreement prohibits, as determined by Administrative Agent, the receipt of interest in cash, such interest shall automatically be paid as PIK Interest.

(c) Interest Payment Dates. Interest on the Loan Amount shall accrue beginning on the Effective Date and from the first calendar day of each calendar month following the Effective Date through the last day of each calendar month, and be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Subject to the provisions hereof (including Section 2.02(b) and Section 2.02(e)), Borrowers shall pay accrued and unpaid interest under Section 2.02(a) to Administrative Agent, on behalf of Lenders, for delivery to Lenders as follows: (i) on a calendar month basis in arrears on each Interest Payment Date; (ii) contemporaneously with the payment or prepayment of the principal balance of the Loans or any portion thereof on the amount so paid or prepaid in accordance with Section 2.03; and (iii) on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Bankruptcy Law.

(d) Default Rate. Notwithstanding anything to the contrary contained in Section 2.02(a), at any time that an Event of Default exists, then, unless Required Lenders otherwise agree and without affecting any of Administrative Agent’s or any Lender’s rights and remedies hereunder or in respect hereof, all (or, in the sole discretion of Required Lenders, any portion) of the Obligations shall bear interest contemplated by Section 2.02(a), at the Default Rate, without notice to any Loan Party or demand by Administrative Agent.

(e) Compounding. Subject to the other provisions of this Section 2.02, without affecting any of Administrative Agent’s or any Lender’s rights and remedies hereunder or in respect hereof, if a Loan Party shall fail to pay interest (including interest at the Default Rate) on the Loans when due, then Administrative Agent in its discretion (acting at the direction of the Required Lenders), may either declare an Event of Default hereunder (and the Loans shall be subject to the Default Rate retroactively effective as of the date such payment was due), or the amount of such unpaid interest shall be added at the Default Rate to the Outstanding Amount thereof, and thereafter bear interest at the rate then applicable to the Outstanding Amount of the Loans.

Section 2.03. Payment and Prepayments of Principal.

Subject to the provisions hereof:

(a) Payment on Maturity Date. The principal of the GARJA Loan is due and payable in full on the Maturity Date. The principal of the NMTC Loan is due and payable in full on the Maturity Date. Any other Credit Outstandings and all other Obligations are also due and payable in full on the Maturity Date.

(b) Voluntary Prepayments of the Loans. Borrowers shall not be permitted to voluntarily prepay or repay the Loans (or any portion thereof) until after the first anniversary of the Effective Date. From and after the first (1st) anniversary of the Effective Date, Borrowers may voluntarily prepay the Outstanding Amount of the Loans in whole or in part, upon not less than thirty (30) days prior irrevocable written notice to Administrative Agent, which notice shall state the Outstanding Amount of the Loans being prepaid. Voluntary prepayments shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof (or, if less, the entire Outstanding Amount of the Loans) In connection with any such voluntary prepayment, Borrowers shall pay the sum of: (i) the Outstanding Amount of the Loans being prepaid; plus (ii) the Prepayment Fee, if any, applicable thereto plus (iii) accrued unpaid interest at the rate then applicable to the Loans on the amounts prepaid in the immediately preceding clause (i), through the date of such voluntary prepayment. In connection with any such voluntary prepayment of the Loans, Borrowers acknowledge that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrowers agree that the applicable Prepayment Fee payable in connection with any such voluntary prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment. Without affecting any of any Lending Party’s rights and remedies hereunder or in respect hereof, if Borrowers fail to pay the Prepayment Fee when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate. Administrative Agent, at the direction of the Lenders, shall determine which Loan to apply each prepayment of the Loans. All prepayments of the Loans made pursuant to this Section 2.03(b) shall not reduce the mandatory prepayments of the Loans otherwise required pursuant to Section 2.03(c).

(c) Mandatory Repayments of the Loans.

(i) Application of Payments. Administrative Agent, at the direction of the Lenders, shall determine which Loan to apply each repayment of the Loans.

(ii) Loss and Disposition Payments. In the event that Net Proceeds resulting from any (A) Event of Loss or (B) Disposition or series of Dispositions by Borrowers or any Subsidiary thereof undertaken pursuant to Section 7.05(a) or Section 7.05(h), within any Fiscal Year exceed, in the aggregate, the Threshold Amount, Borrowers shall prepay the Loans in an amount equal to the sum of: (1) 100% of such Net Proceeds that so exceed the Threshold Amount in such Fiscal Year plus (2) all accrued and unpaid interest at the rate then applicable to the Loans on the amounts in the immediately preceding clause (1) through and including the date of prepayment; except that if such Net Proceeds are received in connection with a Disposition, interest paid pursuant to this clause (2) will be paid through and including the later of the first anniversary of the Effective Date and the date of prepayment, plus (3) if an Event of Default exists and is continuing, the Prepayment Fee that would apply if such Net Proceeds were used by Borrowers to make a voluntary prepayment of the Loan pursuant to Section 2.03(b); provided that, so long as (w) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (x) Administrative Loan Party shall have given Administrative Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Event of Loss or Disposition or the cost of purchase or construction of other assets useful in the business of Loan Parties, (y) the monies are held in a Deposit Account in which Administrative Agent has a perfected first-priority Lien, subject to any Lien in such Deposit Account that secures Senior Indebtedness, and (z) Loan Parties complete such replacement, purchase, or construction within one hundred and eighty (180) days (or three hundred and sixty-five (365) days in the case of any involuntary Disposition resulting from an Event of Loss) after the initial receipt of such monies, then the Loan Party whose assets were the subject of such Event of Loss or Disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such Event of Loss or Disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (y) above shall be paid to Administrative Agent and applied in accordance with Section 2.03(c)(ii). Nothing contained in this Section 2.03(c)(ii) shall permit Loan Parties to sell or otherwise Dispose of any assets other than in accordance with Section 7.05(a) or Section 7.05(h). In connection with any such prepayment of the Loans pursuant to this Section 2.03(c)(ii) requiring the payment of the Prepayment Fee, Borrowers acknowledge that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrowers agree that the Prepayment Fee payable in connection with any such prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment. Without affecting any of any Lending Party’s rights and remedies hereunder or in respect hereof, if Borrowers fail to pay the Prepayment Fee when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

(iii) Payments in respect of Extraordinary Receipts. Within five (5) Business Days after the date of receipt by Loan Parties of the Net Proceeds of any Extraordinary Receipts (other than the GARJA Loan and the NMTC Loan), Borrowers shall prepay the Loans in an amount equal to the sum of (A) the lesser of (1) 100% of such Net Proceeds received and (2) the Outstanding Amount of the Loans plus (B) all accrued and unpaid interest at the rate then applicable to the Loans on the amounts prepaid in the immediately preceding clause (A) through and including the later of the first anniversary of the Effective Date and the date of prepayment; plus (C) if an Event of Default exists and is continuing, the Prepayment Fee that would apply if such Net Proceeds were used by Borrowers to make a voluntary prepayment of the Loan pursuant to Section 2.03(b). In connection with any such prepayment of the Loans pursuant to this Section 2.03(c)(iii) requiring the payment of the Prepayment Fee, Borrowers acknowledge that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrowers agree that the Prepayment Fee payable in connection with any such prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment. Without affecting any of any Lending Party’s rights and remedies hereunder or in respect hereof, if Borrowers fail to pay the Prepayment Fee when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

(iv) Payments in respect of Debt. Within five (5) Business Days after the date of receipt by Loan Parties of the Net Proceeds of any Debt incurred (other than Debt permitted under Section 7.03), Borrowers shall prepay the Loans in an amount equal to the sum of (A) the lesser of (1) 100% of such Net Proceeds received and (2) the Outstanding Amount of the Loans plus (B) all accrued and unpaid interest at the rate then applicable to the Loans on the amounts prepaid in the immediately preceding clause (A) through and including the later of the first anniversary of the Effective Date and the date of prepayment, plus (C) the Prepayment Fee that would apply if such Net Proceeds were used by Borrowers to make a voluntary prepayment of the Loan pursuant to Section 2.03(b). In connection with any such prepayment of the Loans pursuant to this Section 2.03(c)(iv) requiring the payment of the Prepayment Fee, Borrowers acknowledge that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrowers agree that the Prepayment Fee payable in connection with any such prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment. Without affecting any of any Lending Party’s rights and remedies hereunder or in respect hereof, if Borrowers fail to pay the Prepayment Fee when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate. The provisions of this Section 2.03(c)(iv) shall not be deemed to be implied consent to any incurrence of Debt otherwise prohibited by the terms of this Agreement.

(v) Payments in respect of the Equity Cure. Upon receipt of any Specified Equity Contribution under Section 8.03(d), Borrowers shall repay the Loans in an amount equal to the sum of (A) the Specified Equity Contribution, plus (B) interest (at the rate then applicable to the Loans) on the amounts in the immediately preceding clause (A) through and including the date of repayment or prepayment.

(vi) Increase for Phase II. In the event Parent or any Loan Party or any Subsidiary thereof desires to obtain funding for the purpose of investment in Phase II (as such term is defined in the Subordination Agreements) in an amount exceeding the allocation provided for Phase II investment in the definition of Maximum White Oak Amount (as such term is defined in the Subordination Agreements), which may not in any event exceed $60 million, then Loan Parties shall request the prior written consent of Administrative Agent, on behalf of the Lenders, to such increase. If Administrative Agent, on behalf of the Lenders, does not consent in writing within ten (10) Business Days after written notice is given to Administrative Agent and each Lender by the Loan Parties, and the Loan Parties nevertheless desire to obtain such increase without said consent, then Loan Parties shall prepay the Loans and all other Obligations in full, without penalty or premium, prior to such increase or simultaneously with such increase from the proceeds of the advance requested. Only any prepayment as described above for the sole purpose of investment in Phase II shall be without the Prepayment Fee otherwise provided for in this Section 2.03.

(d) Payments under Certain Circumstances. Notwithstanding anything to the contrary contained herein, at any time that an Event of Default exists (whether by virtue of the Obligations (other than Unasserted Obligations) not being paid in full on the Maturity Date or as a result of the acceleration of the Obligations in accordance with the provisions thereof or otherwise) when Borrowers make or are required to make any payment or prepayment of the Loans, Borrowers agree that (without notice or demand of any kind from any Lending Party, such notice and demand being hereby expressly waived) Borrowers shall be required to pay and shall pay the sum of: (i) the Outstanding Amount of the Loans being paid or prepaid; plus (ii) the applicable Prepayment Fee; plus (iii) all accrued and unpaid interest (at the rate then applicable to the Loans) on the amounts in the immediately preceding clause (i) through and including the later of the first anniversary of the Effective Date and the date of prepayment or repayment. In connection with any such payment or prepayment of the Loans, Borrowers acknowledge that such payment or prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrowers agree that the applicable Prepayment Fee payable in connection with any such payment or prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such payment or prepayment. Without affecting any of any Lending Party’s rights and remedies hereunder or in respect hereof, if Borrowers fail to pay the applicable Prepayment Fee when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

(e) Notice of Payments. Administrative Loan Party shall provide written notice of any payments made pursuant to Section 2.03(c) by at least 12:00 p.m. two Business Days prior to the proposed prepayment date, which notice shall state pursuant to which paragraph of Section 2.03(c) the prepayment is being made.

Section 2.04. Equity Purchase.

SECDF shall on the Effective Date consummate the Equity Investment, which common stock is the senior most equity security offered by Parent. Danimer Holdings shall deliver to SECDF a stock certificate representing such Equity Investment in escrow to be released effective upon the advance of the Loans.

Section 2.05. Brokers and Financial Advisors.

In connection with the transactions contemplated hereby, Loan Parties have not engaged any advisors (financial or otherwise), brokers or arrangers, other than Zanbato Structured Finance, accountants and legal advisors. Loan Parties hereby agree to pay, and hereby indemnify each Indemnitee from and against, all fees, costs and expenses of any advisors (financial or otherwise), brokers or arrangers engaged by or on behalf of Loan Parties in connection with the transactions contemplated hereby (including the making of the Loans).

Section 2.06. Manner of Payments.

(a) Invoices. Administrative Agent agrees to provide Borrowers with an invoice setting forth the Outstanding Amount of the Loans and stating the amount of interest due on any Interest Payment Date in reasonable detail, not later than five (5) Business Days prior to such Interest Payment Date; provided that: (i) Administrative Agent shall have no liability for failing to do so; and (ii) any failure by Administrative Agent to provide any such invoice shall not affect Borrowers’ (or any other Loan Party’s) obligation to pay when due any amounts owing hereunder in accordance with the provisions hereof; and provided, further, that if the Administrative Agent has not provided Borrowers with an invoice and Borrowers have calculated the amount of interest due on any Interest Payment Date and paid such amount when due, then no Event of Default shall occur with respect to such payment if the amount so paid by Borrowers is not less than 95% of the properly calculated amount due as of such Interest Payment Date, so long as within five (5) Business Days following written notice from Administrative Agent to Borrower of the correct payment amount, any shortfall is then paid by Borrower.

(b) Payments on Business Days. If any payment hereunder becomes due and payable on a day (including an Interest Payment Date) that is not a Business Day, then such due date shall be extended to the next succeeding Business Day.

(c) Computations. All interest and fees owing hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and calculated in each case for the actual number of days elapsed.

(d) Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. If any conflict exists between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrowers shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan, as applicable, and payments with respect thereto.

Section 2.07. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject Administrative Agent or any Recipient to any Tax of any kind whatsoever with respect to this Agreement or any Credit Extension made by it, or change the basis of taxation of payments to Administrative Agent or Recipient in respect thereof (except for any Excluded Taxes); or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loan made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Person of making, converting to, continuing or maintaining any Loan or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lending Party, Borrowers shall pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Credit Extensions made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.07, as well as the basis for determining such amount or amounts, and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.07 for any reductions suffered more than nine months prior to the date that such Lender notifies Administrative Loan Party of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to in this subsection (d) shall be extended to include the period of retroactive effect thereof).

(e) Survival. All obligations of each Loan Party that is a party hereto under this Section 2.07 shall survive termination of the Aggregate Commitments and the payment in full of all other Obligations.

Section 2.08. Payments Free of Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party that is a party hereto under any Loan Document shall be made free and clear of and without deduction or withholding for any and all Indemnified Taxes, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If any Indemnified Taxes are required to be withheld after the date hereof from or in respect of any sum payable under this Agreement or any other Loan Document to a Recipient, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, (iii) Borrowers shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) Borrowers shall furnish to the Recipient the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably acceptable to such Recipient; provided that Borrowers shall not be required to increase such amounts payable to such Recipient with respect to any Taxes (A) that are attributable to such Recipient’s failure to comply with the requirements of Section 2.08(d) or (B) that are United States federal withholding taxes imposed on amounts payable to such Recipient at the time such Recipient becomes entitled to payment under this Agreement, except to the extent that the such Recipient’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such Taxes pursuant to this paragraph.

(b) As soon as practicable after any payment of Taxes by any of Borrowers to a Governmental Authority pursuant to this Section 2.08, such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(c) Without duplication, each Borrower jointly and severally agrees to indemnify each Recipient for the full amount of Indemnified Taxes paid by such Recipient and any liability (including penalties, interest, and reasonable expenses) arising therefrom or with respect thereto.

(d) Each Lender and Administrative Agent, on or prior to the date of this Agreement, and from time to time thereafter if requested in writing by Borrower, shall provide Administrative Agent with (i) an IRS Form W-9 or any successor form prescribed by the IRS; or (ii) a complete and properly executed IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (including all required accompanying information), as appropriate, or any successor form prescribed by the IRS (including a United States taxpayer identification number) and, to the extent applicable, any certifications and information applicable to a Foreign Lender: (A) certifying that such Person is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest; or (B) providing a U.S. Tax Compliance Certificate, a form acceptable to Administrative Agent, which generally provides certification certifying that such Person is eligible for the “portfolio interest exemption”; or (C) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. In addition, each Lender and Administrative Agent will (A) take all actions reasonably requested in good faith by Borrowers in writing that are consistent with applicable legal and regulatory restrictions to claim any available reductions or exemptions from Indemnified Taxes and (B) otherwise cooperate with Borrowers to minimize any amounts payable by Borrowers under this Section 2.08; provided that, in each case: (x) any out-of-pocket cost relating directly to such action or cooperation requested by Borrowers shall be borne by Borrowers, and Administrative Agent and each Lender shall not be required to take any action that it determines in its sole good faith discretion may be adverse in any non de minimis respect to it and not indemnified to its satisfaction; and (y) notwithstanding anything in this Agreement to the contrary, neither Administrative Agent nor Lenders will have any obligation to disclose to any Borrower or any other Person (except to a Governmental Authority in accordance with applicable Laws as determined by Administrative Agent in its reasonable discretion) the identity of any Lender.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for compliance with FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.08(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) For purposes of this Section 2.08, Administrative Agent is a “withholding agent” for purposes of Sections 1441, et seq. and FATCA, and will provide Borrower an IRS Form W-9 or any successor form proscribed by the IRS.

(g) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.08 shall survive the Obligations being paid in full.

Section 2.09. Sharing of Payments.

Except as may be agreed to by the Required Lenders and Administrative Agent otherwise in writing, if any Lender shall, by exercising any right of setoff, recoupment or counterclaim or otherwise, obtain payment in respect of any Credit Outstandings or accrued and unpaid interest thereon resulting in such Lender receiving payment of a proportion of the Credit Outstandings or accrued and unpaid interest thereon greater than its Percentage Share (or other applicable share) thereof as provided herein, then such Lender receiving such greater proportion shall: (a) notify Administrative Agent in writing (including via email) of such fact; and (b) purchase (for cash at face value) participations in that portion of the Credit Outstandings or accrued and unpaid interest thereon held by the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with their respective Percentage Shares thereof; provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.09 shall not be construed to apply to: (A) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Credit Outstandings held by it to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section 2.09 shall apply).

Each Loan Party that is a party hereto consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may, except to the extent otherwise specified in such Lender’s participation agreement, exercise against such Loan Party rights of setoff, recoupment and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.10. Payments Generally; Right of Administrative Agent to Make Deductions Automatically.

(a) Payments Generally.

(i) All payments to be made by any Loan Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its applicable Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 11:00 a.m. may, in Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(ii) Borrowers hereby authorize Administrative Agent (acting at the direction of the Required Lenders): (A) following the occurrence of a Default, to deduct all principal, interest or fees when due hereunder or under any Note from any account of Borrowers maintained with Administrative Agent; and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due, to deduct any such amount from any or all of the accounts of Borrowers maintained at Administrative Agent (if any). Administrative Agent agrees to provide written notice to Administrative Loan Party of any such deduction made pursuant to this Section 2.10(a)(ii) showing in reasonable detail the amounts of such deduction. Each Lender agrees to reimburse Borrowers based on its applicable Percentage Share for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b) Clawback Rights. Unless Administrative Agent shall have received notice from Administrative Loan Party prior to the date on which any payment is due hereunder to Administrative Agent for the account of Lenders that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make the Loans and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payments under Section 10.04(c).

(e) Funding Sources. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Cash Management. Subject to the Lien rights securing Senior Indebtedness, Administrative Agent shall have full access to all of the Operating Account and all other Deposit Accounts of Loan Parties and their Subsidiaries (excluding Excluded Accounts), including (i) direct access to all information concerning such Deposit Accounts, and (ii) in Administrative Agent’s sole discretion, the institution of such automatic notifications to Administrative Agent with respect to such Deposit Accounts (or any of them) as Administrative Agent may request. All of the foregoing Deposit Accounts (other than any of the foregoing that constitute Excluded Accounts) shall be subject to Control Agreements, and each Loan Party and each of its Subsidiaries that is a party hereto hereby specifically grants a Lien in all such Deposit Accounts to Administrative Agent to secure the payment and performance when due of the Obligations.

Section 2.11. Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.07 or Section 2.08, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking the Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07 or Section 2.08, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.07, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights (other than its existing rights to payments pursuant to Section 2.07 or Section 2.08) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrowers shall have received the prior written consent of Administrative Agent which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of the Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.07 or payments required to be made pursuant to Section 2.08, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 2.12. Joint and Several Liability; Waivers by Each Loan Party.

All Loans made to Borrowers shall be deemed funded to, and received by, the related Borrower. Nevertheless, each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations, and, to such extent, each Borrower is also a Guarantor and accordingly makes each of the waivers and agrees to each of the terms set forth in Section 10.14. Borrowers and each other Loan Party acknowledges and agrees that the joint and several liability of the Loan Parties is provided as an inducement to Administrative Agent to provide the Loans and other financial accommodations to Borrowers, and that each such Loan or other financial accommodation shall be deemed to have been done or extended by Administrative Agent in consideration of, and in reliance upon, the joint and several liability of all Loan Parties. The joint and several liability of each Loan Party hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a Lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Loan Party hereby waives: (a) all notices to which such Loan Party may be entitled as a co-obligor with respect to the Obligations, including, notice of (i) acceptance of this Agreement, (ii) the making of loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (iii) presentment, demand, protest, notice of protest and notice of non-payment; and (b) all defenses based on (i) any modification (or series of modifications) of this Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Loan Party hereunder, (ii) the release of any other Loan Party from its duties under this Agreement or the other Loan Documents, or the extension of the time of performance of any other duties of a Loan Party hereunder or thereunder, (iii) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any Loan Party’s liabilities with respect to all or any portion of the Obligations, or (iv) any other act (or any failure to act) that fundamentally alters the risks imposed on such Loan Party by virtue of its joint and several liability hereunder. It is the intent of each Loan Party by this paragraph to waive any and all suretyship defenses available to such Loan Party with respect to the Obligations, whether or not specifically enumerated above. Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the joint and several nature of the liabilities of the Loan Parties, and the Liens granted by the Loan Parties to secure the Obligations, not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time. Accordingly, Administrative Agent and Loan Parties agree that if the obligations and liabilities of any Loan Party hereunder, or any Liens granted by such Loan Party securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable Laws, the obligations and liabilities of such Loan Party hereunder, as well as the Liens securing such obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such obligations, liabilities or Liens to constitute a fraudulent conveyance or fraudulent transfer under applicable Laws. Each Loan Party hereby agrees that until the full and final payment and satisfaction of the Obligations and the termination of this Agreement, such Loan Party will not exercise any subrogation, contribution or other right or remedy against any other Loan Party or any security for any of the Obligations arising by reason of such Loan Party’s performance or satisfaction of its joint and several liability hereunder. In addition, each Loan Party agrees that (a) such Loan Party’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (b) such Loan Party agrees not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of this Agreement.

Section 2.13. Administrative Loan Party.

Each Loan Party hereby irrevocably appoints Danimer Holdings as the borrowing agent and attorney-in-fact for each Loan Party (the “Administrative Loan Party”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that another Loan Party has been appointed Administrative Loan Party. Each Loan Party hereby irrevocably appoints and authorizes Administrative Loan Party (a) to provide Administrative Agent with all notices with respect to Loans obtained for the benefit of any Loan Party and all other notices and instructions under this Agreement and (b) to take such action as Administrative Loan Party deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and the Collateral of Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Loan Parties in order to utilize the collective borrowing powers of Loan Parties in the most efficient and economical manner and at their request, and that Administrative Agent shall not incur any liability to any Loan Party as a result hereof. Each Loan Party Loan Party expects to derive benefit, directly or indirectly, from the handling of Loans and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce Administrative Agent to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify Administrative Agent and hold it harmless against any and all liability, expense, loss or claim of damage or injury, made against Administrative Agent by any Loan Party or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of Loan Parties as herein provided, (b) Administrative Agent relying on any instructions of Administrative Loan Party, or (c) any other action taken by Administrative Agent hereunder or under the other Loan Documents, except that Loan Parties will have no liability under this Section 2.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Administrative Agent.

ARTICLE III.

THE COLLATERAL

Section 3.01. Grant of Security Interest.

Each Loan Party that is a party hereto hereby grants, pledges and assigns a security interest in and Lien on the Collateral to Administrative Agent, for the benefit of the Lending Parties, to secure the prompt payment in full and performance when due of all of the Obligations. Each Loan Party that is a party hereto represents, warrants and covenants to the Lending Parties that: (a) the Lien granted by it herein is and shall at all times continue to be a perfected, security interest in (subject to Permitted Liens having priority by operation of law and except to the extent otherwise expressly provided in any Loan Document or expressly agreed to in writing by Administrative Agent) and Lien on the Collateral (subject only to Permitted Liens); (b) it has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Liens; and (c) no effective security agreement, mortgage, deed of trust, financing statement (as that term is defined in the Uniform Commercial Code), or other security or Lien instrument covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens. If any Loan Party that is a party hereto shall acquire a commercial tort claim (as that term is defined in the Uniform Commercial Code), such Loan Party shall promptly notify Administrative Agent in a writing signed by such Loan Party of the details thereof and grant to Administrative Agent, for the benefit of the Lending Parties, a Lien therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Administrative Agent. Notwithstanding any termination of this Agreement, Administrative Agent’s Lien in the Collateral shall continue until all Obligations (other than Unasserted Obligations) are repaid in full. At such time as the Obligations (other than Unasserted Obligations) have been paid in full and the Lending Parties shall have received a release of all Claims from Loan Parties, Administrative Agent shall, at Borrowers’ sole cost and expense, release its Liens on the collateral the subject of all Collateral Documents.

Section 3.02. Administrative Agent’s Rights Regarding the Collateral.

(a) If an Event of Default then exists, Administrative Agent may, (i) at any time in Administrative Agent’s own name or in the name of any Loan Party that is a party hereto, communicate with Account Debtors and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Administrative Agent’s satisfaction, the existence, amount and terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper or other Collateral, and (ii) without prior notice to any Loan Party that is a party hereto, notify Account Debtors or other Persons obligated on any Collateral that Administrative Agent has a Lien therein and that payments shall be made directly to Administrative Agent. Upon the request of Administrative Agent, each Loan Party that is a party hereto shall so notify such Account Debtors and other Persons. Each Loan Party that is a party hereto hereby appoints Administrative Agent or Administrative Agent’s designee as such Person’s attorney at any time an Event of Default exists, with power to endorse such Person’s name upon any notes, acceptance drafts, money orders or other evidences of payment of Collateral.

(b) Each Loan Party that is a party hereto shall remain liable under any evidence of Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and neither Administrative Agent nor any Lender shall have any obligation or liability whatsoever to any Person under any such Collateral by reason of or arising out of the execution, delivery or performance of this Agreement or the other Loan Documents, and neither Administrative Agent nor any Lender shall be required or obligated in any manner (i) to perform or fulfill any of the obligations of any Loan Party that is a party thereto, (ii) to make any payment or inquiry thereunder, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Collateral.

(c) In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Administrative Agent’s Lien is dependent on or enhanced by possession, Loan Parties, immediately upon the request of Administrative Agent, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto, to Administrative Agent or to a custodian to hold on behalf of Administrative Agent. Upon the request of Administrative Agent, all Negotiable Collateral shall be delivered to Administrative Agent or a custodian for the benefit of Administrative Agent, duly endorsed as follows on the back of the signature page thereof or on a separate allonge affixed thereto:

Pay to the order of Southeast Community Development Fund X, L.L.C., as Administrative Agent

[[Loan Parties]

By: ____________ _____

Name:

Title:  ]

(d) Administrative Agent (through any of its officers, employees, or agents (which may include any Lending Party)) shall have the right, from time to time upon reasonable prior notice during regular business hours (i) to inspect and examine the Books and Records and the Collateral, (ii) during the existence of an Event of Default, to communicate directly with any and all Account Debtors to verify the existence and terms of Collateral, and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Loan Parties’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, and Loan Parties shall permit any designated representative of Administrative Agent (which shall include any Lending Party) to visit and inspect any of the properties of Loan Parties to inspect and to discuss its finances and properties and Collateral, during normal business hours. Without limiting the provisions of Section 6.10, each Loan Party that is a party hereto shall, with respect to any Collateral owned, leased or otherwise controlled by it, upon reasonable prior appointment during normal business hours, will:

(i) provide access to such Collateral to Administrative Agent and its officers, employees and agents, as frequently as is commercially reasonable or, at any time an Event of Default exists, as frequently as Administrative Agent determines to be appropriate;

(ii) permit Administrative Agent or any of its officers, employees and agents to inspect, audit and make extracts and copies from all of such Loan Party’s Books and Records; and

(iii) permit Administrative Agent to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any means that Administrative Agent considers reasonably advisable, and such Loan Party agrees to render to Administrative Agent, at Borrowers’ sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto; provided that, if an Event of Default shall have occurred and be continuing, no advance notice (whether during normal business hours or otherwise) shall be required, the rights in this clause (d) shall extend to each Lending Party and the Lending Parties shall have access at any and all times.

(e) Beyond the exercise of reasonable care to assure the safe custody of Collateral in Administrative Agent’s possession and the accounting for moneys actually received by Administrative Agent or any Lender hereunder, neither Administrative Agent nor any Lender shall have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

Section 3.03. Grant of License to Use Intellectual Property Collateral; Additional Intellectual Property.

Each Loan Party that is a party hereto hereby grants to Administrative Agent an irrevocable, non-exclusive license, exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Loan Party, to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person or applicable Laws; provided that such license will terminate on the date on which all Obligations (other than Unasserted Obligations) are paid in full; provided further that, upon the request of Administrative Agent, the applicable Loan Party will use reasonable commercial efforts to obtain from any third party a Lien in any license of Intellectual Property granted by such third party to such Loan Party. In addition, on such periodic basis as Administrative Agent shall require, Loan Parties shall: (i) provide Administrative Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by each Loan Party that is a party hereto during the prior period; (ii) cause all Intellectual Property acquired or generated by each Loan Party that is a party hereto that is not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Loan Party’s ownership thereof; and (iii) cause to be prepared, executed, and delivered to Administrative Agent supplemental schedules to the applicable Collateral Documents to identify such Intellectual Property as being subject to the Lien created thereunder; provided that neither Loan Parties nor any of their Subsidiaries shall register with the U.S. Copyright Office any unregistered Copyrights (whether in existence on the Effective Date or thereafter acquired, arising, or developed) unless (A) Loan Parties provide Administrative Agent with written notice of its intent to register such Copyrights not less than thirty (30) days prior to the date of the proposed registration, and (B) prior to such registration, the applicable Loan Party executes and delivers to Administrative Agent a copyright security agreement in form and substance satisfactory to Administrative Agent, supplemental schedules to any existing copyright security agreement or such other documentation as Administrative Agent reasonably deems necessary in order to perfect and continue perfected Administrative Agent’s Liens on such Copyrights following such registration.

Section 3.04. Authorization to File Financing Statements.

Each Loan Party that is a party hereto hereby authorizes Administrative Agent to file, without notice to any Loan Party that is a party hereto, financing statements under the Uniform Commercial Code with all appropriate jurisdictions to perfect, maintain, preserve or protect Administrative Agent’s and Lenders’ interest or rights hereunder or any Collateral Document in the Collateral the subject hereof or thereof, including a notice that any Disposition of all or any such collateral that is not otherwise permitted hereunder, whether by any Loan Party that is a party hereto or any other Person, shall be deemed to violate the rights of Administrative Agent and Lenders hereunder and under applicable Laws. Without limiting the generality of the foregoing, each Loan Party that is a party hereto hereby: (a) authorizes Administrative Agent to file, without notice to any such Loan Party, financing statements under the Uniform Commercial Code with all appropriate jurisdictions listing all assets or all personal property of such Loan Party as the collateral covered by such financing statements; and (b) ratifies and approves the filing of any financing statements by or on behalf of Administrative Agent or any Lender (or any such Person’s predecessor(s)-in-interest) prior to the Effective Date against such Loan Party and listing the Collateral or all assets or all personal property of such Loan Party as the collateral covered by such financing statements.

Section 3.05. Working Capital Facility

Administrative Agent acknowledges that Borrowers have advised Administrative Agent of their desire to enter into a Working Capital Facility in an aggregate amount of up to $8,000,000 and agrees to evaluate such request in a commercially reasonable manner if and when made.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01. Conditions Precedent to Effectiveness.

The obligation of each Lender to make any Loan hereunder is subject to, the satisfaction of the following conditions precedent (all Loan Documents and other documents to be delivered to Administrative Agent or any other Lending Party pursuant to this Section 4.01 shall be subject to prior approval as to form and substance (including as to results) by Lenders, with delivery by a Lender of its signature page to this Agreement evidencing such Person’s acknowledgment that the conditions set forth in this Section 4.01 have been satisfied, unless otherwise waived in writing):

(a) Receipt of Certain Documents and Assurances. Administrative Agent shall have had delivered to it all of the following, each of which shall be, unless otherwise specified herein or otherwise required by Lenders, originals (or facsimiles or portable document format versions thereof (in either such case, promptly followed by originals thereof), each, to the extent to be executed by a Loan Party, properly executed by a Responsible Officer of such Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date), all in sufficient number as Administrative Agent shall separately identify (including, if specified by Administrative Agent, for purposes of the distribution thereof to Administrative Agent, Lenders and Administrative Loan Party):

(i) counterparts of this Agreement, duly executed by each of the parties hereto;

(ii) if requested by any Lender, a Note duly executed by Borrowers in favor of such Lender evidencing any Loan made by such Lender to Borrowers;

(iii) counterparts of each of the other Loan Documents (including all applicable Collateral Documents), duly executed by each of the parties thereto, together with, as requested by Administrative Agent:

(A) the GARJA Note evidencing the GARJA Loan, executed by Danimer Holdings, and the NMTC Note evidencing the NMTC Loan, executed by Meridian Bioplastics;

(B) all other documents, including Uniform Commercial Code financing statements, required by applicable Laws or reasonably requested by any Lending Party to be filed, registered or recorded to create or perfect the Liens intended to be created under the Collateral Documents existing on the Effective Date; and

(C) a Due Diligence Certificate with respect to each Loan Party, dated the Effective Date and duly executed by a Responsible Officer of the applicable Loan Party, together with results of a search of the Uniform Commercial Code (or equivalent) filings made and tax and judgment lien searches with respect to each of the Loan Parties in the jurisdictions required by Lenders and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.01 or have been otherwise appropriately released or terminated;

(iv) such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party that is not a natural person as any Lending Party may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in: (A) the State of its jurisdiction of organization or formation; and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable opinion or opinions of counsel to Loan Parties reasonably acceptable to Administrative Agent, addressed to each Lending Party, as to such matters as are reasonably required by Administrative Agent with respect to Loan Parties, the Collateral and the Loan Documents;

(vii) a certificate of a Responsible Officer of Administrative Loan Party (A) attaching copies of all of the Loan Parties’ Material Contracts, fully executed by the parties thereto, and (B) either: (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect; or (2) stating that no such consents, licenses or approvals are so required;

(viii) a copy, certified by an appropriate Responsible Officer of Administrative Loan Party, of: (A) the financial statements of Loan Parties and their Subsidiaries referred to in Section 5.11; and (B) a pro forma balance sheet of Loan Parties and their Subsidiaries as of the Effective Date giving pro forma effect to the transactions contemplated by the Loan Documents; and (C) projections prepared by management of Loan Parties and their Subsidiaries of balance sheets, income statements and cash flow statement for Loan Parties and their Subsidiaries on a Fiscal Quarter basis for the first year following the Effective Date;

(ix) a certificate signed by a Responsible Officer of Administrative Loan Party certifying that there has been no event or circumstance since the date of the financial statements referenced in Section 5.11(a) that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi) evidence that: (A) all commitments under any secured facilities not otherwise permitted under Section 7.03 have been terminated not later than the Effective Date, and all outstanding amounts thereunder paid in full; and (B) all Liens securing obligations under any secured facilities not otherwise permitted under Section 7.03 have been released and terminated not later than the Effective Date;

(xii) all documentation and other information required by regulatory authorities under “know your customer” and all Anti-Terrorism Laws, Money Laundering Laws and all “know your customer” Laws shall have been supplied to Administrative Agent and Lenders, including a duly executed W-9 tax form (or other applicable tax form) for each Loan Party;

(xiii) a loan policy of title insurance (together with an insured closing protection letter) insuring the Deeds of Trust, for the full amount of the Obligations, or such lesser amount as Administrative Agent may reasonably require, as a first Lien on the title of each Facility owned by Borrowers, and otherwise meeting the requirements set forth in the Deeds of Trust;

(xiv) an ALTA Survey of each Facility owned by any Loan Party, certified to Administrative Agent;

(xv) a Phase I environmental assessment report of each Facility in form and substance satisfactory to Administrative Agent and prepared by an environmental firm acceptable to Administrative Agent;

(xvi) evidence of its property and/or builder’s risk insurance on Form ACORD 28, which shall name Administrative Agent and its successors and assigns, as their respective interests may appear, as mortgagee, lender loss payee on a primary, non-contributory basis;

(xvii) a Collateral Access Agreement for each Facility leased by any Loan Party, in form and substance satisfactory to Administrative Agent, executed by each landlord of a Facility leased by any Borrower, which evidences compliance with the terms of the lease by landlord and such Borrower, including any outstanding amounts owed and commitments unsatisfied;

(xviii) evidence and certifications from each applicable Governmental Authority that each Facility is in compliance with all applicable zoning, land development, building, safety, fire and other Laws and that no notices of any uncorrected violations are outstanding;

(xix) evidence in form satisfactory to Administrative Agent that at least Fourteen Million Dollars ($14,000,000) in cash has been contributed to the equity of Parent for the benefit of the Loan Parties from third parties on terms and conditions satisfactory to Administrative Agent between September 1, 2018 and the Effective Date, including delivery to Administrative Agent of a current capitalization table (for the avoidance of doubt, the payment made by SECDF to Parent to purchase the Equity Investment shall not constitute compliance with this condition precedent);

(xx) evidence, in form and substance satisfactory to Administrative Agent, that Loan Parties have, on a pro forma basis, after giving effect to the transactions contemplated hereunder on the Effective Date and the payment of all transaction costs, fees and expenses, Liquidity minus all amounts due and owing to any Loan Party’s trade creditors which are outstanding sixty (60) days or more past their due date, of not less than Two Million Dollars ($2,000,000);

(xxi) evidence, in form and substance satisfactory to Administrative Agent, that the Dissolutions of AgroCrush and AgroReco have been consummated;

(xxii) a copy of the certificate from the State of Georgia that Danimer Holdings satisfies the program requirements under GARJA;

(xxiii) the GARJA Statement;

(xxiv) the NMTC Statement;

(xxv) delivery of an Independent Accountants’ Report on Applying Agreed-Upon Procedures, prepared and provided by Novogradac & Company and dated on or about the date hereof in form and substance satisfactory to Administrative Agent;

(xxvi) evidence, in form and substance satisfactory to Administrative Agent, that the Contracts (as defined in the Contribution Agreement) have been contributed by Parent to Danimer Holdings;

(xxvii) the Quality of Earnings Report, rolled forward through the last day of the most recent practicable calendar month-end preceding the Effective Date, the results of which shall be satisfactory in all respects to Administrative Agent;

(xxviii) evidence, in form and substance satisfactory to Administrative Agent that, after giving effect to the transactions contemplated hereunder on the Effective Date and the payment of all transaction costs, fees and expenses, the Consolidated Senior Leverage Ratio shall not exceed 4.25:1.0 based on the pro forma last twelve months Consolidated Adjusted EBITDA, as validated by the Quality of Earnings Report, with such Quality of Earnings Report, in the sole discretion of Administrative Agent, rolled forward to the trailing twelve-month period ending on the most recent practicable month-end date preceding the Effective Date;

(xxix) evidence satisfactory to Administrative Agent that the Sale/Leaseback has been consummated;

(xxx) reports from third party industry consultants acceptable to Administrative Agent including market and customer studies, a tax diligence review, an insurance risk review, appraisals of real property owned by any Loan Party, appraisals of Equipment, environmental studies (including a Phase I review, if applicable) and an employee benefits review, the results of all of which shall be satisfactory to Administrative Agent in all respects;

(xxxi) copies of all employment agreements for Parent’s Senior Management Team and, if applicable, each Loan Parties’ Senior Management Team (it being understood that there shall be no duplication of remuneration for any member of a Loan Party’s Senior Management Team in respect of whom remuneration is being paid to Parent under the Management Services Agreement);

(xxxii) a Notice of Borrowing;

(xxxiii) a closing/funds flow memorandum satisfactory to Administrative Agent, including a fee statement required in connection with the reporting requirements of the NMTC Lender and/or the GARJA Lender;

(xxxiv) delivery of the stock certificate representing the Equity Investment to Administrative Agent in escrow, to be released effective upon the funding of the GARJA Loan and the NMTC Loan; and

(xxxv) such other assurances, certificates, documents, consents, reports or opinions as Administrative Agent or any other Lending Party may reasonably require.

(b) No Material Adverse Effect. There shall have been no Material Adverse Effect since December 31, 2017.

(c) Truth and Correctness of Representations and Warranties; No Default. The representations and warranties of Borrowers and each other Loan Party contained in Article V or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date. No Default shall then exist or shall result, or then could reasonably be expected to result, from the use of proceeds of the Loans on the Effective Date.

(d) Payment of Fees. Borrowers shall have paid: (i) all fees required to be paid to Administrative Agent on or before the Effective Date; and (ii) unless any Lending Party shall have agreed in writing to any delay in such payment, all fees, charges and disbursements of counsel to such Lending Party and Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute such Person’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final billing by such Lending Party or Administrative Agent).

(e) Other Matters. Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, documents or consents related to the foregoing as Administrative Agent or Required Lenders may reasonably require.

Administrative Agent shall promptly notify each Loan Party and each Lender of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. For purposes of determining compliance with the conditions specified in this Section 4.01 (but without limiting the generality of the provisions of Section 9.04), each Lending Party that has signed this Agreement shall be deemed to have consented to, approved or accepted or become satisfied with, each document or other matter required hereunder to be consented to or approved by or to be acceptable or satisfactory to a Lending Party unless Administrative Agent shall have received notice from such Lending Party prior to the proposed Effective Date specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each Lending Party that:

Section 5.01. Corporate Existence and Power.

Each of the Loan Parties and their respective Subsidiaries: (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Loan Documents); (b) has the power and authority and all governmental licenses, authorizations, consents and approvals: (i) to own its assets and carry on its business, except to the extent that any failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which each is a party; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Corporate authorization; no contravention.

The execution and delivery by each of the Loan Parties and their respective Subsidiaries (to the extent any such Subsidiary is party hereto or to any other Loan Document) of, and the performance by each of the Loan Parties and their respective Subsidiaries of its obligations under, each Loan Document to which such Person is party have been (other than in the case of Loan Parties who are natural persons) duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under: (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Subsidiary thereof or (ii) any Order to which such Person or its property is subject; or (c) violate any Laws. Each of the Loan Parties and their respective Subsidiaries are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that any failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to or is bound by any Contractual Obligation, or is subject to any restriction in any Organizational Document, or any requirement of Laws, which could reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Compliance with Laws.

(a) Governmental Authorizations. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery by any Loan Party of, or the performance by any Loan Party of its obligations under, any Loan Document to which it is a party other than (i) such as have been obtained or made and are in full force and effect or (ii) filings necessary to perfect Liens created by the Loan Documents. Each Loan Party has all material Permits required for the operation of its business and the use of the Facilities and is compliance therewith.

(b) Compliance with Laws. Loan Parties and each Subsidiary thereof are in compliance in all respects with the requirements of all Laws (including the Patriot Act) applicable to it or to its properties, except in such instances in which: (i) such requirement of Laws is being contested in good faith by appropriate Proceedings diligently conducted; or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing:

(A) no Loan Party that is organized in the United States: (1) is, or is controlled by or is acting on behalf of, a Restricted Party; (2) has received funds or other property from a Restricted Party; or (3) is in breach of or, to Loan Parties’ knowledge, is the subject of any action or investigation under any Anti-Terrorism Laws;

(B) Loan Parties and each Subsidiary thereof, and to Loan Parties’ knowledge, each other Loan Party, has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws;

(C) the operations of Loan Parties and their Subsidiaries are and have been conducted at all times in compliance with applicable Anti-Terrorism Laws and Money Laundering Laws and without violation of the Sanctions, and Loan Parties and their Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith; and

(D) neither Loan Parties nor any of their Subsidiaries (or, to the knowledge of Loan Parties, any director, officer, employee, agent, affiliate or representative of Loan Parties or any of their Subsidiaries) is a Person currently the subject of any Sanctions, and neither Loan Parties nor any of their Subsidiaries is located, organized or resident in a country or territory that is the subject of any Sanctions. Each Loan Party represents that it will not, directly or indirectly, use the proceeds of any Credit Extension to fund any activities of or business with any Restricted Party or in any other manner that would result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions.

(c) Certain Actions. No Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar Laws.

Section 5.04. Binding Effect.

This Agreement has been, and each other Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable Bankruptcy Laws or other Laws of general application affecting enforcement of creditors’ rights or general principles of equity.

Section 5.05. Litigation.

Except as specifically disclosed on Schedule 5.05, there are no Proceedings, claims or disputes pending, or to the knowledge of Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary of any Loan Party that: (a) purport to affect or pertain to any Loan Document or any of the transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this any Loan Document, or directing that the transactions provided for therein not be consummated as therein provided.

Section 5.06. No Defaults.

No Default exists or could reasonably be expected to result from the incurring of any Obligations by any Loan Party or from the grant and perfection of the Liens upon collateral the subject of any Loan Document in favor of Administrative Agent. No Loan Party is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default under Section 8.01(e).

Section 5.07. Employee Benefit Plans.

(a) Compliance with ERISA Generally. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Each Plan which is intended to qualify under subsection 401(a) of the Code either (i) has obtained from the IRS a favorable determination letter from the IRS as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred, or (ii) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the form of the Plan for the adopting employer, and nothing has occurred that would cause the loss of such qualification.

(b) No Actions. There are no pending or, to the knowledge of Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could result in any material liability to any of the Loan Parties.

(c) Certain Events. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of the Threshold Amount; and (iii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Effective Date, would create an Event of Default under Section 8.01(i).

Section 5.08. Use of Proceeds.

Borrowers shall use the proceeds of the Loans solely in accordance with Schedule 5.08.

Section 5.09. Title to Properties.

Loan Parties and each Subsidiary thereof have good record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all real property necessary to the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10. Taxes.

Each Loan Party and its Subsidiaries have filed all material Tax Returns required to be filed, and have paid all material Taxes when due, regardless of whether shown on any Tax Return, except those which have been contested in good faith, and as to which no Lien has been filed or to the knowledge of the Loan Parties, threatened to be filed, and for which adequate reserves have been provided for in accordance with GAAP. There is no proposed tax assessment against any Loan Parties and their respective Subsidiaries. Each Loan Party and its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Loan Party or any Subsidiary of any Loan Party is currently a party to any tax audit or other Proceeding or controversy or knows of any proposed Tax assessment against it that is not being actively contested by such Loan Party or its Subsidiary diligently, in good faith, and by appropriate proceedings and with respect to which it has made adequate reserves in conformity with GAAP.

Section 5.11. Financial Condition.

(a) Financial Statements.

(i) The Audited Closing Financial Statements: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the consolidated financial condition of Loan Parties and their Subsidiaries as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show, on a consolidated basis, all material indebtedness and other liabilities, direct or contingent, of Loan Parties and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(ii) The unaudited consolidated balance sheet of Loan Parties and their Subsidiaries dated December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the period ended on such date: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (B) fairly present the consolidated financial condition of Loan Parties and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments.

(b) No Material Adverse Effect. Since the date of the Audited Closing Financial Statements, no Material Adverse Effect has occurred.

Section 5.12. Environmental Matters.

Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties (and the business, operations and properties of each of its Subsidiaries), and as a result thereof Loan Parties have reasonably concluded that compliance with Environmental Laws and resolution of Environmental Claims, individually or in the aggregate, do not, and could not reasonably be expected to, result in liabilities in excess of the Threshold Amount. Loan Parties represent that none of their operations on the 140 Industrial Boulevard, Bainbridge, Georgia, property have involved, nor have any of Loan Parties allowed, the use, generation, or storage on the 140 Industrial Boulevard, Bainbridge, Georgia, property of any hazardous substances or hazardous wastes which are identified in the Phase I Environmental Assessment Report dated October 29, 2018 and prepared by Partner Environmental, as being associated with historical operations on the Property. Loan Parties further represent that none of them have caused, contributed to or permitted, nor, to the knowledge of the Loan Parties, is there any basis for any of the Loan Parties to be named as a responsible party for, the discharge or release of hazardous substances or wastes into the environment at the 140 Industrial Boulevard, Bainbridge, Georgia, property in violation of applicable Environmental Laws.

Section 5.13. Margin Regulations; Regulated Entities.

Neither Loan Parties nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of Loan Parties, any Subsidiary thereof or any Person controlling Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940. Loan Parties are not subject to regulation under the Federal Power Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Debt.

Section 5.14. Swap Obligations.

Neither Loan Parties nor any Subsidiary thereof has incurred any outstanding obligations under any Swap Contracts, other than obligations under Swap Contracts expressly permitted hereby. Loan Parties have voluntarily entered into each Swap Contract to which it is a party based upon its own independent assessment of its consolidated assets, liabilities and commitments, in each case as an appropriate means of mitigating and managing risks associated with such matters, and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

Section 5.15. Intellectual Property.

Borrowers, each Subsidiary thereof and each other Loan Party owns or is licensed or otherwise has the right to use all of the Intellectual Property and other rights that are reasonably necessary for the operation of their respective businesses, except for those the failure of which to own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Borrowers and its Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrowers or any Subsidiary thereof infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrowers, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of Borrowers, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.16. Equity Interests and Investment Held by Loan Parties; Equity Interests in Loan Parties.

As of the Effective Date: (a) Loan Parties have no Subsidiaries other than those listed on Schedule 5.16; and (b) Loan Parties hold no Equity Interests in any other Person or Investments in any other Person, other than those specifically disclosed on Schedule 5.16; and (c) the holders of all Equity Interests in Loan Parties are those listed on Schedule 5.16. All of the outstanding Equity Interests in Loan Parties and in each Subsidiary thereof have been validly issued and are fully paid and non-assessable.

Section 5.17. Insurance.

The properties of each Loan Party (other than any Loan Party who is a natural person) are insured with financially sound and reputable insurance companies that are not Affiliates of any of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or its Subsidiary operates.

Section 5.18. Collateral and Collateral Documents.

(a) Enforceable and Perfected Security Interest. The provisions of this Agreement and each of the other Collateral Documents, when delivered, are effective to create in favor of Administrative Agent, for the benefit of the Lending Parties, a valid and enforceable security interest or other Lien in all right, title, and interest of each Loan Party that is a party thereto in the collateral described therein. Each such security interest or other Lien in favor of Administrative Agent, to the extent the same may be perfected by the filing of a Uniform Commercial Code financing statement or by control (within the meaning of the Uniform Commercial Code), has, except as otherwise expressly provided in any Collateral Document, been perfected. Except as otherwise expressly provided herein or in any other Loan Document, each security interest or other Lien in the Collateral described in any Loan Document, constitutes a perfected, security interest or other Lien in the subject Collateral (subject to Liens having priority by operation of law and except to the extent otherwise expressly provided in any Loan Document or expressly agreed to in writing by Administrative Agent), subject to no Liens other than Permitted Liens.

(b) Truth and Correctness of Representations and Warranties. All representations and warranties of each Loan Party in each Collateral Document are true and correct, provided that, if such representations and warranties expressly relate solely to a specified date, then such representations and warranties were true and correct as of such specified date.

Section 5.19. Labor Relations.

There are no strikes, lockouts or other material labor disputes against Loan Parties or any Subsidiary thereof, or to the knowledge of Loan Parties, threatened against or affecting Loan Parties or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against Loan Parties or any Subsidiary thereof or, to the knowledge of Loan Parties, threatened against any of them before any Governmental Authority, in each case that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.19: (a) Loan Parties are not a party to any collective bargaining agreements or contracts; and (b) no union representation exists and, to the knowledge of Loan Parties, no union organizing activities are taking place on any of the properties owned or operated by Loan Parties or any of their Subsidiaries.

Section 5.20. Solvency.

Loan Parties are Solvent.

Section 5.21. Matters Relating to the Facilities.

(a) Compliance; Zoning. Loan Parties have complied with all applicable Laws and all recorded instruments affecting the Facilities. The use of the Facilities complies with all applicable Laws and Loan Parties have provided to Administrative Agent evidence of such compliance.

(b) Utilities. To the best of Loan Parties’ knowledge, all utility services necessary for the full development, construction, equipping and operation of the Improvements are available at no cost or expenses and at the title lines of the Facility (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of Loan Parties and run with the Facility) including public sanitary sewer service, storm sewers, public water, electricity, gas and telephone service. All material Permits have been obtained or are available so that the Improvements may be connected to the sanitary sewer service, which sanitary sewer service shall be available to the full extent required for the full operation of the Improvements and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the Building.

Section 5.22. Full Disclosure.

To the knowledge of Loan Parties after due inquiry of each Responsible Officer of Loan Parties, none of the representations or warranties made by any Loan Party in the Loan Documents to which it is a party as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the disclosure materials delivered by or on behalf of any Loan Party to Lending Parties (or any of the foregoing Persons) prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that, with respect to any projections and forecasts provided by Loan Parties (whether with respect of Borrowers or any other Loan Party): (a) Loan Parties represent that such projections and forecasts were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof; and (b) Lending Parties acknowledge that such projections and forecasts are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected or forecasted results.

Section 5.23. Interrelated Businesses.

Borrowers and Guarantors make up a related organization of various entities constituting an overall economic and business enterprise such that any benefit from the Loans or other financial accommodations hereunder received by any one of them benefits the others. Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors, as the case may be. Borrowers and Guarantors have the same chief executive office, certain centralized accounting and legal services and certain common officers, directors and/or managers.

Section 5.24. Consummation of the Dissolution.

(a) The Dissolutions of AgroCrush and AgroReco have been consummated.

(b) Administrative Loan Party has delivered, or caused to be delivered, to Administrative Agent true, correct and complete copies of the date stamped copy of the Certificate of Termination as filed with the Secretary of State of Georgia in respect of the Dissolution of AgroCrush and AgroReco.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Obligations (other than Unasserted Obligations) have not been repaid in full:

Section 6.01. Financial Statements.

Administrative Loan Party shall deliver or shall cause to be delivered to Administrative Agent, which delivery may be by electronic mail (to the email address(es) for Administrative Agent set forth in Error! Reference source not found.), for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders:

(a) Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2018, (i) a consolidating and consolidated balance sheet for Parent and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidating and consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Year (setting forth, in comparative form, the figures for the previous Fiscal Year), all in reasonable detail and prepared in accordance with GAAP, such consolidating and consolidated statements to be audited and accompanied by (A) a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent (it being understood that Parent’s current independent auditors, Thomas Howell Ferguson, P.A., are acceptable), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (the “Auditors’ Opinion”), and (B) management’s discussion and analysis of financial condition and results of operations, including Parent and its Subsidiaries’ liquidity and capital resources, and (ii) a consolidating and consolidated balance sheet for the Loan Parties and their Subsidiaries, as at the end of such Fiscal Year, the related consolidating and consolidated statements of income or operations, and the consolidated shareholders’ (or members’) equity and cash flows for such Fiscal Year (setting forth, in comparative form, the figures for the previous Fiscal Year), all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and included within the scope of the Auditors’ Opinion referenced in clause (A) above.

(b) [Reserved.]

(c) Fiscal Month Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Month (including the last Fiscal Month of each Fiscal Quarter and of each Fiscal Year), (i) unaudited consolidating and consolidated balance sheets for Parent and its Subsidiaries, as at the end of such Fiscal Month, and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (A) the figures for the corresponding portion of the previous Fiscal Year (if applicable) and (B) the figures from the corresponding portion of Parent and its Subsidiaries’ budget for the current Fiscal Year), all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Administrative Loan Party as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) unaudited consolidating and consolidated balance sheets for Loan Parties and their Subsidiaries, as at the end of such Fiscal Month, the related consolidated and consolidating statements of income or operations, and the consolidated shareholders’ (or members’) equity and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (A) the figures for the corresponding portion of the previous Fiscal Year (if applicable) and (B) the figures from the corresponding portion of Loan Parties’ budget for the current Fiscal Year), all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Administrative Loan Party as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) Forecasts and Budgets. As soon as available, but in any event no later than thirty (30) days after the end of each Fiscal Year: (i) forecasts prepared by the management of Loan Parties, in form reasonably satisfactory to Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows for Loan Parties and their Subsidiaries for the immediately following Fiscal Year (and each Fiscal Year thereafter through the Fiscal Year immediately following the Fiscal Year in which the Maturity Date occurs); and (ii) budgets prepared by the management of Administrative Loan Party, in form reasonably satisfactory to Administrative Agent, for such new Fiscal Year. In further clarification of the foregoing, unless and until Administrative Agent advises Administrative Loan Party to the contrary, the form of forecasts and budgets submitted by Administrative Loan Party pursuant hereto, if submitted in substantially the form such items were submitted to Administrative Agent prior to the Effective Date, will be deemed acceptable to Administrative Agent as to form. Upon the approval of such budgets by the chief executive officer and the Board of Directors of Parent, the Loan Parties shall deliver to Administrative Agent and Lenders a copy of such final budget for such Fiscal Year. During any Fiscal Year, upon there occurring any material variance from budget to actual in such Fiscal Year, the Loan Parties will at the request of the Administrative Agent provide a management-prepared updated forecast for the balance of such Fiscal Year.

(e) Collateral and Other Reporting. Provide Administrative Agent with opportunities to meet (either in person or via telephone, as requested by Administrative Agent) with senior members of management of Borrowers and the following documents, at the following times in form satisfactory to Administrative Agent:

Monthly (or more frequently if so requested by Administrative Agent):	(i)

not later than forty five (45) days after the end of each Fiscal Month of the first Fiscal Quarter of 2019 and thirty (30) days after the end of each Fiscal Month thereafter: (A) accounts receivable listings and agings and Inventory reports for the preceding Fiscal Month; and (B) accounts payable listings and agings as at the preceding Fiscal month end; and

(ii)

not later than forty five (45) days after the end of each Fiscal Month of the first Fiscal Quarter of 2019 and thirty (30) days after the end of each Fiscal Month thereafter: a schedule including each new customer added in such month, each existing customer lost in such month and, as to each of such new customers and lost customers, the revenues associated with each such customer in such Fiscal Month (and in the case of a customer that has been lost, such revenues of that customer in the preceding Fiscal Month); and

	(iii)	a breakdown of items comprising “prepaid expenses” and “accrued expenses” set forth in Loan Parties’ balance sheets; and
	(iv)	update reports on the project implementation status and expense relative to the constructive timeline and budget delivered to Administrative Agent prior to the Effective Date with respect to the Facility located in Kentucky; and
(v)

such Responsible Officers of the Borrowers as requested by

Administrative Agent, shall meet and cooperate with representatives of Administrative Agent, at reasonable times during normal business hours, to engage in a discussion of, and respond to Administrative Agent’s questions regarding, the Borrowers’ business, prospects, opportunities, results of operations, variances to budget and such other matters as Administrative Agent shall reasonably request.

Upon request by Administrative Agent:	(i)	a revised budget of Loan Parties; and
	(ii)	such other reports as to the Collateral, or the financial condition of Loan Parties, as Administrative Agent may request.

Section 6.02. Certificates; Other Information.

Loan Parties shall deliver or cause to be delivered to Administrative Agent, which delivery may be by electronic mail (to the email address(es) for Administrative Agent referred to in Error! Reference source not found.), for delivery by Administrative Agent to each Lender, in form and detail reasonably satisfactory to Administrative Agent and Required Lenders:

(a) Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants of Loan Parties that certified such financial statements stating that, in connection with their audit, nothing came to their attention that caused them to believe that Loan Parties and their Subsidiaries failed to comply with the terms, covenants, provisions or conditions of Section 6.13, insofar as such terms, covenants, provisions or conditions relate to financial and accounting matters, but also noting that their audit was not directed primarily toward obtaining knowledge of or noncompliance with Section 6.13;

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) and (c) of Section 6.01, a duly completed Compliance Certificate signed by an appropriate Responsible Officer of Administrative Loan Party;

(c) Additional Accountant Reports. Promptly after any request by Administrative Agent or any other Lending Party, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Loan Parties by independent accountants in connection with the accounts or books of Loan Parties or any Subsidiary thereof, or any audit of any of them;

(d) Equity Interest Holder Reports and Certain Public Filings. If and when applicable, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of Parent or any Subsidiary and copies of all annual, regular, periodic and special reports and registration statements that Parent or any Subsidiary may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e) Debt Holder Reports. Promptly after the furnishing thereof, copies of any statement, report forecast, budget, aging, listing, reconciliation and other financial information furnished to any holder of debt securities or instruments of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement that are not otherwise required to be furnished to Lending Parties pursuant to Section 6.01 or any other clause of this Section 6.02, including without limitation to the holders of Senior Indebtedness under the White Oak Facility or the CDE Facilities;

(f) Materials from or to Governmental Authorities. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each material notice or other correspondence received from, or delivered to, any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any material financial or other material operational results of any Loan Party or any Subsidiary thereof;

(g) Changes in Officers and Directors. Promptly, and in any event within five (5) Business Days after a Responsible Officer of Administrative Loan Party becoming aware thereof, written notice of any change in the Persons constituting any of the officers, directors or managers of any Loan Party, and if such Person is to constitute a member of the Senior Management Team, a copy of the employment agreement entered into between the related Loan Party and such Person, if any;

(h) Tax Returns. No later than thirty (30) days after the date they are required to be filed (subject to any permitted extensions), copies of the executed and dated federal income tax returns of Loan Parties and each of their Subsidiaries and all related schedules, and copies of any extension requests;

(i) Operational Data and Key Performance Indicators. Promptly upon the preparation thereof as part of its business operations or the date of the delivery of the financial statements referred to in Section 6.01(a), whichever is earlier, (A) a report of the Loan Parties’ key performance indicators and (B) an operational report of the Loan Parties, including a report of progress against operational priorities during the preceding month and a forecast of operational priorities to be advanced during the upcoming month;

(j) Board Information. Regardless of whether any Lender has the right to have an Observation Party, concurrently with distributions to the Board of Directors of Parent, copies of all information distributed to such Board of Directors, which such information provided pursuant to this Section 6.02(j) shall be kept confidential in accordance with the provisions of Section 6.18(f);

(k) Community Impact Statement. Within thirty (30) days of receipt and on a semi-annual basis, a completed survey with respect to the impact of the NMTC Loan and the use of the proceeds thereof on a form provided by Administrative Agent;

(l) GARJA Report. After reasonable advance written notice, the Loan Parties shall promptly supply the Administrative Agent with any reports, records, statements, documents or other information reasonably requested by the GARJA Lender in connection with responding to any request by the Georgia Department of Community Affairs and/or the Georgia Department of Revenue as may be required to comply with GARJA, including, without limitation, employment records and payroll information for the Loan Parties evidencing and confirming (i) the number of employment positions created and retained as result of the GARJA Loan and (ii) the average annual salary of positions described in subparagraph (i); and

(m) Additional Information. Promptly upon (but no later than three (3) Business Days after) request therefor by any Lending Party, such additional information (including budgets, sales projections, operating plans and other financial information and any information requested by Administrative Agent that is required to be delivered pursuant to the terms of the Patriot Act) regarding the business or the financial or corporate affairs of any Loan Party or any Subsidiary thereof or the compliance by Loan Parties or any Subsidiary thereof with the terms of the Loan Documents as Administrative Agent may from time to time reasonably request.

At the request of Administrative Agent, Loan Parties shall deliver or shall cause to be delivered all documents required to be delivered pursuant to Section 6.01 or Section 6.02(b) electronically (and in such format(s) as may be specified by such Lending Party (acting reasonably)). If such documents are so delivered, they shall be deemed to have been delivered on the date: (i) on which Loan Parties post such documents, or provides a link thereto on Loan Parties’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Loan Parties’ behalf on an Electronic Platform to which each Lending Party has access; provided that Loan Parties shall notify Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to in this paragraph, and in any event Administrative Agent shall have no responsibility to monitor compliance by Loan Parties with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03. Notices.

Loan Parties shall, upon any Responsible Officer of any Loan Party or any Subsidiary thereof becoming aware thereof, promptly notify each Lending Party in writing of:

(a) Defaults. The occurrence of any Default;

(b) Matters Involving a Material Adverse Effect. Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter arising from: (i) any breach or nonperformance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, Proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any Proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; or (iv) the loss of all or any material portion of the Collateral;

(c) ERISA Events. The occurrence of any ERISA Event (together with a copy of any notice to or from the PBGC regarding such ERISA Event);

(d) Swap Contracts. Upon request from time to time of any Lending Party, the swap termination values thereof, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which any Loan Party that is a party hereto is a party;

(e) Labor Controversies. Any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Loan Party or any Subsidiary thereof;

(f) Financial Matters. Any material change in accounting policies or financial reporting practices by Loan Parties or any Subsidiary of any Loan Party;

(g) Certain Dispositions. Any material Disposition of collateral the subject of any Collateral Document, or the incurrence of any Contractual Obligations with respect to any Disposition of collateral the Subject of any Collateral Document, contemplated by: (i) Section 7.05(e) or Section 7.05(f); or (ii) Section 7.05(a) or Section 7.05(h) if the aggregate cash and non-cash consideration (including assumption of Debt) in connection with such Disposition is (or could reasonably be expected to become) Two Hundred Fifty Thousand Dollars ($250,000) or more, which notice shall identify the related purchaser(s), the anticipated closing date of such Disposition and the aggregate cash and non-cash consideration (including assumption of Debt) to be received by the applicable Loan Party in connection with such Disposition;

(h) Material Contracts. Any termination (other than termination upon expiry of the stated term of the agreement) or loss of a Material Contract, any default or event of default (however defined) under a Material Contract that gives the non-defaulting party the right to terminate such Material Contract, or any modification, amendment, or supplement to a Material Contract that reduces the aggregate expected revenue from such Material Contract in any Fiscal Year by an amount equal to or greater than One Million Dollars ($1,000,000); and

(i) NatureWorks. NatureWorks LLC and/or Total Corbion PLA cease for any reason to provide the Loan Parties with the required supply of polylactic acid polymers.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Administrative Loan Party setting forth details of the occurrence referred to therein and stating what action, if any, Loan Parties (or the other applicable Person) has taken or proposes to take with respect thereto. Each notice given pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been (or could reasonably be expected to be) breached or violated.

Section 6.04. Payment of Certain Obligations.

Each Loan Party and each Subsidiary of each Loan Party will pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or Tax is the subject of a Permitted Protest. Each Loan Party and each Subsidiary of each Loan Party will: (a) timely and correctly file all Tax Returns required to be filed by it; and (b) withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

Section 6.05. Preservation of Existence, Etc.

Each of the Loan Parties shall and shall cause each of its Subsidiaries to: (a) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of their organization except in a transaction expressly permitted by Section 7.04 or Section 7.05; (b) take all reasonable actions to maintain all rights, privileges, Permits, licenses and franchises necessary or desirable in the normal conduct of their respective businesses, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) preserve or renew all of their respective registered Intellectual Property, the non-preservation of which would have or could reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties.

Each of the Loan Parties shall and shall cause each of its Subsidiaries to: (a) maintain, preserve and protect all of their respective Facilities, material properties and material equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear and permitted Dispositions hereunder excepted; (b) make all commercially reasonable repairs thereto and renewals and replacements thereof; in each of the foregoing clauses (a) and (b), except where the failure to do so does not have and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) operate the facilities owned, leased or operated by such Person now or in the future in a manner consistent with Environmental Laws, zoning codes, contractual requirements and applicable prevailing industry standards in the locations where the facilities exist from time to time, except to the extent failure to do so does not and could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain all records required to be maintained by all applicable Environmental Laws.

Section 6.07. Maintenance of Insurance.

Each of the Loan Parties shall and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to their respective properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Without limiting the foregoing, such insurance shall include insurance providing coverages for risks relating to the ownership and operation of its real estate (land and improvements), its personal property, general liability insurance, each in amounts satisfactory to the Administrative Agent in its reasonable discretion, it being agreed that the existing amounts of coverage are satisfactory, and key man life insurance in the amount of $1,000,000 on Parent’s chief executive officer. All property policies shall have a lender’s loss payable endorsement showing Administrative Agent, for the ratable benefit of the Lending Parties, as primary loss payee and waive subrogation against the Lending Parties, and all liability policies shall show Administrative Agent, on behalf of the Lending Parties, or have endorsements showing Administrative Agent, on behalf of the Lending Parties, as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Administrative Agent, on behalf of the Lending Parties, at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy and ten (10) days’ notice of any non-payment of premiums. At any Lending Party’s request, Loan Parties shall deliver certified copies of all of the insurance policies of Loan Parties and its Subsidiaries and evidence of all premium payments. Subject to the provisions hereof, proceeds payable under any policy shall, during the existence of an Event of Default, be payable to Administrative Agent for the benefit of the Lending Parties on account of the Obligations. If any Loan Party that is a party hereto fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Administrative Agent or Lenders may make all or part of such payments or obtain such insurance policies required in this Section 6.07 and take any action under the policies that Lenders and Administrative Agent deem necessary or prudent.

Section 6.08. Compliance with Laws.

Each of the Loan Parties shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Laws and all Orders applicable to them or to their respective properties or businesses, except in such instances in which: (a) such requirement of Laws or Order is being contested in good faith by appropriate Proceedings timely instituted and diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records.

Each of the Loan Parties shall and shall cause each of its Subsidiaries to: (a) maintain proper Books and Records, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving their respective properties and businesses; and (b) maintain such Books and Records in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over them, as the case may be.

Section 6.10. Inspection Rights; Lender Meetings.

Each of the Loan Parties shall and shall cause each of its Subsidiaries to permit representatives and independent contractors of Administrative Agent to visit and inspect any of their respective properties, including the Facilities to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, to examine and audit the Collateral and to discuss their respective affairs, finances and accounts with their respective directors, officers, members, managers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice (which the parties contemplate to be at least two (2) days advance notice, other than under exigent circumstances as determined in Administrative Agent’s reasonable judgment, where less than two (2) days advance notice may be given) to such Person; provided that, unless an Event of Default exists, the cost of only two (2) examination and audits of the Collateral per calendar year shall be borne by Loan Parties at the then applicable rate charged by Administrative Agent (which rate is subject to change from time to time and is currently One Thousand Dollars ($1,000) per eight hour day (including travel time) per analyst), plus actual and reasonable out of pocket expenses; provided further that, when an Event of Default exists, Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Loan Parties at any time and without advance notice and as many times as Administrative Agent may require. Loan Parties shall cause its senior management to hold meetings with Administrative Agent in person (if requested by Administrative Agent), on a semi-annual basis, to discuss Loan Parties’ financial performance and projections. Loan Parties shall reimburse Administrative Agent if (but only if) a Default then exists for all reasonable out-of-pocket expenses incurred in connection with Administrative Agent’s attendance at such meetings.

Section 6.11. Use of Proceeds.

Borrowers shall use the proceeds of the Loans solely for the purposes set forth on Schedule 5.08.

Section 6.12. Collateral Accounts and Excluded Accounts.

Schedule 6.12 sets forth details with respect to all Collateral Accounts and Excluded Accounts of each of the Loan Parties and its Subsidiaries in existence on the Effective Date. Each of the Loan Parties shall and shall cause each of its Subsidiaries to provide Administrative Agent five (5) days (or such shorter period as Administrative Agent, in its sole discretion, may otherwise agree) prior written notice before: (a) establishing any Collateral Account or Excluded Account at or with any bank or other financial institution; or (b) terminating or otherwise materially modifying any Collateral Account or Excluded Account. In addition, for each Collateral Account that any Loan Party or any of its Subsidiaries at any time maintains, such Loan Party or its Subsidiaries shall (except to the extent specifically not required by Administrative Agent in writing) cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Administrative Agent’s Lien, for the ratable benefit of each Lender, in such Collateral Account in accordance with the terms hereof and the Collateral Documents.

Section 6.13. Financial Covenants.

(a) Consolidated Adjusted EBITDA. Loan Parties and their Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Adjusted EBITDA (calculated as at the end of each such Fiscal Quarter set forth below for the preceding four consecutive Fiscal Quarters) in an amount not less than the amount specified for the end of such Fiscal Quarter set forth below:

Fiscal Quarter End	Minimum Consolidated Adjusted EBITDA
June 30, 2019	$2,800,000
September 30, 2019	$3,300,000
December 31, 2019	$3,750,000

(b) Consolidated Fixed Charge Coverage Ratio. Loan Parties and their Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Fixed Charge Coverage Ratio (calculated as at the end of each such Fiscal Quarter for the periods set forth below) in an amount not less than the amount specified for the end of such Fiscal Quarter set forth below:

Fiscal Quarter End	Minimum Consolidated Fixed Charge Coverage Ratio
March 31, 2020	1.10 to 1.00
June 30, 2020 and each Fiscal Quarter end thereafter	1.15 to 1.00

(c) Consolidated Leverage Ratio. Loan Parties and their Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Leverage Ratio not greater than the ratio specified for the end of such Fiscal Quarter as set forth below:

Fiscal Quarter End	Maximum Consolidated Leverage Ratio
June 30, 2021 and each Fiscal Quarter end thereafter	3.50 to 1.00

Section 6.14. Protection of Intellectual Property Rights.

Each of the Loan Parties shall and shall cause each of its Subsidiaries to: (a) protect, defend and maintain the validity and enforceability of their respective Intellectual Property, except to the extent that the failure to do so does not and could not reasonably be expected to result in a Material Adverse Effect; (b) promptly advise Administrative Agent in writing of material infringements of their respective Intellectual Property; and (c) not allow any Intellectual Property that is material to the business of Loan Parties or any of their Subsidiaries to be abandoned, forfeited or dedicated to the public without Administrative Agent’s written consent.

Section 6.15. Litigation Cooperation.

Loan Parties shall make available to Lending Parties, without expense to Lending Parties, each Loan Party and its officers, employees and agents and such Loan Party’s Books and Records, to the extent that any Lending Party may deem them reasonably necessary to prosecute or defend any third-party Proceeding instituted by or against any Lending Party with respect to any collateral the subject of any Collateral Document or relating to such Loan Party.

Section 6.16. ERISA Compliance.

Loan Parties shall comply and shall cause each of their Subsidiaries to comply with the provisions of ERISA with respect to any Plans to which Loan Parties or any such Subsidiary is a party as employer.

Section 6.17. Additional Items in Connection with the Facilities.

(a) Payment of Claims. Loan Parties shall pay and discharge all claims for labor done and materials and services furnished (except to the extent that such claim are the subject of a bona fide dispute being negotiated in good faith), and shall in any event take all other steps to forestall the assertion of claims against or Liens upon the Facilities.

(b) Compliance with Laws and Agreements. Loan Parties shall comply in all material respects with all Laws and with all contracts, leases, agreements and restrictions pertaining to the Facilities.

Section 6.18. Board Observation Rights.

(a) During the term of this Agreement, Administrative Agent shall have the right to designate one representative to exercise the rights as conferred pursuant to this Section 6.18 (such representative being referred to as the “Observation Party”) and shall notify the Administrative Loan Party of the identity of such Person. For the avoidance of doubt, the rights granted under this Section 6.18 shall terminate upon the payment in full of the GARJA Note.

(b) The board of directors, boards of managers or similar governing bodies of Parent shall hold general meetings at such times and in such manner as they deem necessary or appropriate (but not less than once each calendar year) for the purpose of discussing the business and operations of Borrowers and Subsidiaries. Each Loan Party shall notify the Observation Party of the date and time for each general or special meeting of its board of directors, board of managers or similar governing body or of the adoption of any resolutions by any such body by written consent (describing in reasonable detail the nature and substance of such action) at the time notice is provided to the directors or managers of such Loan Party, and concurrently deliver to the Observation Party any materials delivered to directors or managers of such Loan Party, including a draft of any resolutions proposed to be adopted by written consent. The Observation Party shall be free during the period prior to the meeting to contact the directors of such Loan Party and discuss the pending actions to be taken.

(c) The Observation Party shall be entitled to, or to select one representative to, attend (but not vote) in all meetings of the board of directors, board of managers or other governing body of each of the Loan Parties, including telephonic meetings, and shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with such attendance and participation. The Observation Party (or its representative) shall be entitled to receive all written materials and other information given to the participants in such meetings.

(d) Notwithstanding the foregoing, the chief executive officer or chairman of the board of directors or managers of Administrative Loan Party, after consultation with outside counsel, shall have the right to exclude any Observation Party from all or portions of any meeting of the board of directors (or similar governing body) or omit to provide the Observation Party with certain information if such persons believe in good faith that such exclusion or omission (i) is necessary in order to preserve the attorney-client privilege (provided, however, that, in any case, such Observation Party shall not be excluded unless all other Persons whose receipt of such materials or presence at a meeting would result in a waiver of such privilege are also excluded) or (ii) involves information or analysis that would pose a conflict of interest relating to the Loans or with respect to any Lender or its representatives or business. Loan Parties shall exercise good faith efforts to minimize all such exclusions.

(e) Loan Parties shall pay all reasonable out-of-pocket expenses incurred by each Observation Party or any Lender in connection with the exercise by any Observation Party or any Lender of its rights under this Section 6.18.

(f) The parties hereto acknowledge that the Observation Party will become aware of certain confidential, proprietary and/or business sensitive information by virtue of participating in such meetings of the board of directors or managers, as the case may be, and receiving the information described herein. In order to ensure that such information remains confidential, Administrative Agent and the Lenders agree to cause the Observation Party to share such information only with those persons of the Administrative Agent and the Lenders who have a reasonable basis to need to know such information, and agree to keep such information confidential, to the same extent that they treat their own confidential information, but not less than a reasonable standard of care.

Section 6.19. Management Team Employment Agreements.

Except to the extent otherwise covered by the terms of the Management Services Agreement, the Senior Management Team of each Loan Party shall at all times be party to an employment agreement with the related Loan Party during such Person’s employment, and such employment agreements shall be consistent with the terms of the employment agreements with the Parent’s Senior Management Team reviewed and approved by Administrative Agent on the Effective Date or otherwise acceptable to Administrative Agent (but with no duplication of remuneration). A background check shall be conducted on each new member of the Senior Management Team hired during the term of this Agreement and such results shall be shared with Administrative Agent.

Section 6.20. Further Assurances.

Promptly upon the written request by Administrative Agent, each of the Loan Parties shall and shall cause each of its Subsidiaries to take such further acts (including the acknowledgment, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (a) carry out more effectively the purposes of this Agreement or any other Loan Document; (b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents or any other properties, rights or interests (including real property) acquired by Loan Parties or any Subsidiary thereof following the Effective Date; (c) perfect and maintain the validity, effectiveness and priority of the Liens created or intended to be created by any of the Loan Documents; and (d) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lending Parties the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under any Loan Document or other document executed in connection therewith. Without limiting the generality of the foregoing, Loan Parties hereby agree that, concurrently upon any Person becoming a Subsidiary of a Loan Party (notwithstanding any provision of this Agreement prohibiting the creation or acquisition of any such Subsidiary) following the Effective Date, Loan Parties shall cause such Person to: (a) enter into a Joinder Agreement or otherwise deliver a Guaranty; and (b) enter into such Collateral Documents as shall be required by Administrative Agent or Required Lenders so as to create, perfect and protect a Lien in favor of Administrative Agent in all of the properties of such Person.

Section 6.21. NMTC and GARJA Compliance.

Each Borrower shall fully and timely perform and observe each covenant contained in the NMTC Statement and the GARJA Statement, as applicable to such Borrower.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Obligations (other than Unasserted Obligations) have not been repaid in full, Loan Parties shall not and shall not permit any Subsidiary of Loan Parties directly or indirectly to do any of the following:

Section 7.01. Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, including on the Collateral, Facilities, or any materials, equipment, or other property used in the Facilities other than any of the following (collectively, “Permitted Liens”):

(a) any Lien created in favor of any Lending Party under any Loan Document;

(b) any Lien existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that: (i) the property encumbered thereby is not changed; (ii) the amount secured or benefited thereby is not increased; (iii) the direct or any contingent obligor with respect thereto is not changed; (iv) the priority of any Liens referenced in Section 7.01(a) are not adversely affected thereby; and (v) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) any Lien for tax liabilities, assessments and governmental charges or levies not yet due or to the extent that non-payment thereof is permitted by Section 6.04; provided that no notice of lien has been filed or recorded under the Code;

(d) any landlord’s, supplier’s, producer’s, carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other like Lien arising in the ordinary course of business that is not overdue for a period of more than thirty (30) days or that is being contested in good faith and by appropriate proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any are required under GAAP, are set aside on the financial statements of the applicable Person;

(e) any pledge or deposit in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) any deposit to secure the performance of bids, trade contracts or leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) any sublease of real property in the ordinary course of business and any lease, sublease, easement, right-of-way, encroachment, restriction or other similar encumbrance affecting real property that, when aggregated with all other such Liens, does not in any case materially detract from the value of the property subject thereto or adversely affect the priority or value of any rights arising from or related to such property, or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 8.01(h) or securing an appeal or other surety bond related to any such judgment;

(i) any Lien existing on any property prior to the acquisition thereof by any Loan Party or any Subsidiary thereof or existing on any property of any Person that becomes a Subsidiary of a Loan Party after the date hereof prior to the time such Person becomes a Subsidiary of such Loan Party; provided that: (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of a Loan Party, as the case may be; (ii) such Lien shall not apply to any other property or assets of a Loan Party or any Subsidiary thereof; (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of a Loan Party, as the case may be; and (iv) such Lien does not adversely affect the priority of any Liens referenced in Section 7.01(a);

(j) subject to the restrictions on Capital Expenditures set forth in Section 7.07, any Lien securing obligations in respect of a capital lease on the assets subject to such lease; provided that such capital lease is otherwise permitted hereunder;

(k) any Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that: (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party or any Subsidiary thereof in excess of those set forth by regulations promulgated by the FRB; and (ii) such deposit account is not intended by a Loan Party or any Subsidiary thereof to provide collateral to the depository institution;

(l) subject to the restrictions on Capital Expenditures set forth in Section 7.07, any Lien securing Debt permitted under Section 7.03(d)(ii) to the extent that the aggregate amount of all Debt at any time outstanding secured by all such Liens does not exceed One Million Five Hundred Thousand Dollars ($1,500,000); provided that: (i) any such Lien does not at any time encumber any property other than the property financed by the related Debt; and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition thereof;

(m) the right of a licensee under a license agreement entered into by a Loan Party or any Subsidiary thereof, as licensor, in the ordinary course of business for the use of Intellectual Property or other intangible assets of a Loan Party or any such Subsidiary; provided that, in the case of any such license granted by a Loan Party or any such Subsidiary on an exclusive basis: (i) such Person shall have determined in its reasonable business judgment that such Intellectual Property or other intangible assets are no longer useful in the ordinary course of business; (ii) such license is for the use of Intellectual Property or other intangible assets in geographic regions in which a Loan Party or any Subsidiary thereof does not have material operations or in connection with the exploitation of any product not then produced or planned to be produced by a Loan Party or any Subsidiary thereof; or (iii) such license is granted in connection with a transaction otherwise permitted by this Agreement in which a third party acquires the right to manufacture or sell any product covered by such Intellectual Property or other intangible assets from a Loan Party or such Subsidiary; provided further that, in the case of clauses (ii) and (iii) of this subsection (m), a Loan Party or such Subsidiary has determined that it is in its best economic interest to grant such license;

(n) any Lien securing Senior Indebtedness or Subordinated Indebtedness;

(o) any Lien securing a Working Capital Facility, as contemplated by Section 3.05, to the extent permitted by Administrative Agent; and

(p) any Lien on cash or certificates of deposit securing one or more letters of credit permitted under Section 7.03(l).

Section 7.02. Investments.

Make or suffer to exist any Investments, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments arising from transactions by a Loan Party or any Subsidiary thereof with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(c) advances to officers, directors, shareholders, members, managers, partners or employees of Loan Parties or any Subsidiary thereof in the ordinary course of business consistent with past practices not to exceed, in the aggregate outstanding at any time, One Hundred Thousand Dollars ($100,000);

(d) Investments of Loan Parties on the Effective Date disclosed on Schedule 5.16;

(e) Investments made for the benefit of employees of Loan Parties or any Subsidiary thereof for the purposes of deferred compensation in the ordinary course of business in accordance with past practices;

(f) Guarantees permitted by Section 7.03(c);

(g) Investments consisting of Capital Expenditures permitted by Section 7.07;

(h) Investments existing as of the date hereof and disclosed in the Audited Closing Financial Statements;

(i) Permitted Investments.

Section 7.03. Debt.

Create, incur, assume or suffer to exist any Debt, except:

(a) Debt under the Loan Documents;

(b) Debt outstanding on the date hereof and listed on Schedule 7.03, and any refinancings, refundings, renewals or extensions thereof; provided that: (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Loan Parties or Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(c) Guarantees by Loan Parties or any Subsidiary thereof of Debt otherwise permitted hereunder of Loan Parties and their Subsidiaries;

(d) subject to the restrictions on Capital Expenditures set forth in Section 7.07, Debt in respect of: (i) capital leases; and (ii) purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j) and Section 7.01(l);

(e) the Senior Indebtedness and any Subordinated Indebtedness;

(f) Debt in respect of: (i) workers’ compensation claims or obligations in respect of health, disability or other employee benefits; (ii) property, casualty or liability insurance or self-insurance; (iii) completion, bid, performance, appeal or surety bonds issued for the account of Loan Parties or any Subsidiary thereof; (iv) taxes, assessments or other government charges not yet delinquent or which are being contested in compliance with Section 6.04; or (v) bankers’ acceptances and other similar obligations not constituting Debt for borrowed money; in each of the foregoing cases, to the extent incurred in the ordinary course of business;

(g) intercompany Debt of Loan Parties or any Subsidiary owing to and held by Loan Parties or any Subsidiary; provided that (i) if Loan Parties or any Guarantor is the obligor on such Debt and any Subsidiary (other than a Guarantor) is the obligee thereof, such Debt must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations (including, with respect to any Guarantor, its obligations under Section 10.14), and (ii) Debt owed to Loan Parties or any Guarantor must be evidenced by an unsubordinated promissory note pledged to Administrative Agent under the applicable Collateral Document;

(h) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Debt is promptly extinguished;

(i) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) Debt of Loan Parties or any of their Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, contribution, earnouts, purchase price adjustments and payments and similar obligations (including letters of credit, surety bonds or performance bonds securing any obligations of Loan Parties or any Subsidiary pursuant to such agreements) in connection with Dispositions otherwise permitted hereunder;

(k) Debt of Loan Parties or any of their Subsidiaries arising from customary cash management services or in connection with any automated clearinghouse transfer of funds in the ordinary course of business;

(l) Debt of Loan Parties or any of their Subsidiaries, in an aggregate outstanding face amount not to exceed at any time Two Hundred Fifty Thousand Dollars ($250,000), arising under or in respect of letters of credit that secure obligations under real property leases and subleases.

In addition, neither Loan Parties nor any of their Subsidiaries shall maintain any Collateral Account other than in accordance with the provisions of Section 6.12.

Section 7.04. Fundamental Changes.

(a) Engage in any material line of business other than a Related Business;

(b) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i) any Loan Party or Subsidiary of a Loan Party may merge with: (A) a Loan Party, provided that the continuing or surviving Person in any such merger involving a Borrower shall be the Borrower and the continuing or surviving Person in any such merger involving a Loan Party and a Subsidiary of any Loan Party shall be the Loan Party; or (B) any one or more other Subsidiaries of Loan Parties, provided that, when any wholly-owned Subsidiary of a Borrower is merging with another Subsidiary of Loan Parties, the wholly-owned Subsidiary of a Borrower shall be the continuing or surviving Person; and

(ii) any Loan Party or Subsidiary of a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party or to another Subsidiary of a Loan Party; provided that if the transferor in such a transaction is a Borrower, then the transferee must be a Borrower and if the transferor in such a transaction is a wholly-owned Subsidiary of a Borrower, then the transferee must either be a Borrower or a wholly-owned Subsidiary of a Borrower.

(c) Make any voluntary, optional payment or prepayment on account of, or optional redemption or acquisition for value of any portion of, any Debt for borrowed money (other than that arising under: (i) the Loan Documents in accordance with the provisions thereof; and (ii) corporate credit cards to the extent such Debt is otherwise permitted under Section 7.03);

(d) Without at least thirty (30) days’ prior written notice to Administrative Agent: (i) change its jurisdiction of organization; (ii) change its organizational structure or type; (iii) change its legal name; or

(e) Create or acquire any Subsidiary except for a Permitted Investment.

Section 7.05. Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of used, obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the management of a Loan Party, no longer economically practicable to maintain or useful in the conduct of the business of such Loan Party and its Subsidiaries, taken as a whole;

(b) Dispositions of: (i) inventory or Intellectual Property in the ordinary course of business consistent with past practices; or (ii) Intellectual Property pursuant to licenses permitted by Section 7.01(m);

(c) Dispositions of equipment to the extent that: (i) such property is exchanged for credit against the purchase price of similar replacement equipment; or (ii) the proceeds of such Disposition are reasonably promptly applied to the acquisition of such replacement equipment;

(d) Dispositions permitted by Section 7.04(b);

(e) (i) the unwinding of any Swap Contract; (ii) to the extent permitted hereunder, Restricted Payments; and (iii) to the extent permitted hereunder and otherwise constituting Dispositions, Investments;

(f) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(g) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business; and

(h) Dispositions of property for cash consideration that are not otherwise permitted under this Section 7.05 to Persons who are not Affiliates of any Loan Party if:

(i) (A) immediately prior to and immediately after giving effect to any such Disposition, there does not exist a Default; and (B) such Disposition could not reasonably be expected to result in a Default;

(ii) the aggregate fair market value of all assets so sold by Loan Parties and their Subsidiaries does not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in Fiscal Year 2019 or Seven Hundred Fifty Thousand Dollars ($750,000) in any Fiscal Year occurring thereafter; and

(iii) to the extent the Net Proceeds of such Disposition exceed, together with the other Dispositions permitted under Section 7.05(a), One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate for all such Dispositions in any Fiscal Year, such Net Proceeds are, if and to the extent required by Section 2.03(c), applied within one hundred and eighty (180) days of receipt thereof by Loan Parties or any Subsidiary thereof to the repayment of the Obligations; provided that a Responsible Officer of Administrative Loan Party shall have notified Administrative Agent promptly after its determination to so apply or use the Net Proceeds and shall have certified the receipt of not less than fair market value for such property and the proper application of such Net Proceeds in accordance with this Section 7.05(h); provided that any Disposition pursuant to any of the foregoing subsections of this Section 7.05 shall be for not less than fair market value.

Section 7.06. Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that: (a) each Subsidiary may make Restricted Payments to Loan Parties and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Loan Parties and to any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests); (b) Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; (c) Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests or warrants or options to acquire any such common Equity Interests (i) with the proceeds received from the substantially concurrent issue of new common Equity Interests or (ii) from service providers at cost upon termination of employment or service; (d) as a one-time accommodation to Loan Parties, on the Effective Date, Danimer Holdings may declare and make a cash dividend payment to Parent in order to payoff Parent’s existing Debt owing to the specific parties and in the amounts set forth on Schedule 5.08, and (e) so long as a Loan Party is a “pass-through” tax entity for United States federal income tax purposes and so long as no Default exists and Loan Parties have sufficient working capital to pay their debts as they come due, cash distributions paid by Loan Parties to the holders of Equity Interests in Loan Parties in an aggregate amount equal to such holders’ of Equity Interests actual federal and state income tax liability for such taxable year (or portion thereof) attributable to such Loan Parties taxable income, provided that (i) as a condition precedent to any such payment, Administrative Loan Party shall deliver to Administrative Agent a letter from its tax accountants, in form and substance satisfactory to Administrative Agent, detailing the amount necessary to be applied to such holders of Equity Interests tax liabilities, which letter may relate to the estimated tax payments for the next succeeding four quarters, (ii) such payment or distribution shall be limited to the amounts specified in said letter, and (iii) after any redetermination of such Loan Party’s taxable income for such period, such Loan Party shall receive from each of its holders of Equity Interests a repayment of the aggregate amount (if any) by which any such distribution exceeded the allocable amount of such holders of Equity Interests actual tax liability. Notwithstanding the foregoing, subject to any Change of Control that might occur by virtue thereof, nothing else contained herein shall restrict holders of securities convertible into Equity Interests of Loan Parties from converting such convertible securities into Equity Interests of Loan Parties pursuant to the terms applicable to such convertible securities.

Section 7.07. Capital Expenditures.

Make (whether in one transaction or a series of transactions) any financed or unfinanced Capital Expenditures in an aggregate amount for Loan Parties and their Subsidiaries during any period set forth below in an aggregate amount more than the amount specified for the end of such period set forth below; provided, however, that any Capital Expenditures made with the proceeds of an offering of Parent’s Equity Interests shall not be counted for purposes of the limitation in this Section 7.07.

Calendar Year	Maximum Capital Expenditures
For the Fiscal Year ending December 31, 2019	$29,600,000
For the Fiscal Year ending December 31, 2020	$7,500,000
For the Fiscal Year ending December 31, 2021	$5,500,000
For the Fiscal Year ending December 31, 2022	$5,500,000
For the Fiscal Year ending December 31, 2023 and each Fiscal Year thereafter	$5,500,000

If Loan Parties and their Subsidiaries do not utilize the entire amount of such Capital Expenditures permitted in any Fiscal Year, Loan Parties and their Subsidiaries may carry forward to the immediately succeeding Fiscal Year only, 100% of such unutilized amount (with such Capital Expenditures made by Loan Parties and their Subsidiaries in such succeeding Fiscal Year applied first to such carried-forward amount).

Section 7.08. Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of Loan Parties, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Loan Parties or a Subsidiary of Loan Parties as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to: (a) transactions between or among Loan Parties; (b) Restricted Payments permitted hereunder; (c) Guarantees permitted by Section 7.03(c); and (d) the Management Services Agreement.

Section 7.09. Burdensome Agreements.

(a) Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that: (i) limits the ability: (A) of any Subsidiary of Loan Parties to make Restricted Payments to Loan Parties or to otherwise transfer property to Loan Parties; (B) of any Subsidiary of Loan Parties to Guarantee the Debt of Loan Parties; or (C) of Loan Parties or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided that this sub-clause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt under Section 7.03(b), Section 7.03(d) or Section 7.03(f) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Debt; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

(b) (i) Amend, supplement, modify, waive or alter (or agree to do so): (A) any of its material rights or material obligations, including any of the foregoing arising under any Material Contract, without the express prior written consent of Administrative Agent unless no Default exists or could reasonably be expected to result by virtue thereof; or (B) its Organizational Documents unless no Default exists or could reasonably be expected to result by virtue thereof; or (ii) terminate any Material Contract other than as a result of a material breach by the counterparty (ies) thereunder; or

(c) Pay salaries, bonuses, commissions, consultant fees or other compensation to any officer, director, manager, equity holder or consultant of any Loan Party or any of its Subsidiaries, or any family member of any of the foregoing unless the board of directors of such Loan Party, acting in good faith, has determined that such amounts are not excessive or unreasonable.

Section 7.10. Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. This language is supplemental to, and not in lieu of the provisions of Section 5.08.

Section 7.11. Certain Governmental Regulations.

(a) Be or become subject at any time to any law, regulation, or list of any government agency (including the OFAC list) that prohibits or limits any Lending Party from making any loans or extensions of credit to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Lending Party at any time to enable such Lending Party to verify any Loan Party’s identity or to comply with any applicable Laws, including Section 326 of the Patriot Act.

Section 7.12. Disqualified Equity Interests.

(a) Issue any Disqualified Equity Interests, or (b) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or any Subsidiary, except as permitted under Section 7.06.

Section 7.13. Parent as Holding Company.

Permit Parent to (a) incur any liabilities, other than (i) liabilities under the Loan Documents, (ii) liabilities under the White Oak Credit Facility, (iii) tax liabilities in the ordinary course of business, and (iv) corporate, administrative and operating expenses in the ordinary course of business, including, but not limited to, such expenses inherent in providing the services to Loan Parties contemplated under the Management Services Agreement, (b) own or acquire any assets, other than (i) the Equity Interests of Parent (by way of repurchase) or any Loan Party, (ii) the Equity Interests of QALICB, (iii) cash and Cash Equivalents, (iv) hold a leasehold interest in any Facility, including as lessee or sublessor, or (c) engage in any trade or business, other than (i) owning the Equity Interests of Loan Parties and activities incidental thereto, (ii) owning the Equity Interests of QALICB and activities incidental thereto, (iii) acting as a Guarantor and granting to Administrative Agent, a Lien on certain Collateral, (iv) being the employer of executive officers of Parent and/or Loan Parties under executive officer employment agreements and (v) providing services under the Management Services Agreement.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default.

Each of the following shall constitute an event of default hereunder (each, an “Event of Default”):

(a) Non-Payment. Borrowers or any other Loan Party fails to pay: (i) when and as required to be paid herein, any amount of principal of any Loan; (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder; or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Loan Parties or any Subsidiary thereof fails to perform or observe: (A) any term, covenant or agreement contained in any of Section 6.01, Section 6.02, Section 6.03, Section 6.05, Section 6.07, Section 6.10, Section 6.11, Section 6.13, Section 6.17, Section 6.18, Section 6.21 Section 6.21 or Article VII and such failure continues for five (5) days, provided that such five day period shall not be applicable in the event that such failure is not curable; or (B) any other term, covenant or agreement contained in any Loan Document, which failure is determined by Required Lenders (acting reasonably) not to be capable of being cured; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty; or

(c) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrowers or any other Loan Party herein, in any other Loan Document, including without limitation the NMTC Statement and the GARJA Statement, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), Section 8.01(b) or Section 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(e) Cross-Default. Loan Parties or any Subsidiary thereof: (i) subject to any applicable cure period, fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Senior Indebtedness or in respect of any other Debt (other than Debt hereunder and Debt under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (ii) subject to any applicable cure period fails to observe or perform any other agreement or condition relating to any such other Debt or contained in any document evidencing, securing or relating to any of the foregoing, or any other default or event occurs, the effect of which failure, default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any Proceeding under any Bankruptcy Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any Proceeding under any Bankruptcy Laws relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such Proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof: (i) a final Order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non-monetary final Orders that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement Proceedings are commenced by any creditor upon such Order; or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such Order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or (ii) Loan Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all of the Obligations (other than Unasserted Obligations) and other than as a result of an action or inaction by Administrative Agent or any Lender, ceases to be in full force and effect in accordance with its terms; or any Loan Party or any other Person (other than a Lending Party) contests in any manner in writing the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k) Impairment of Collateral. Any Lien purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first-priority Lien (except as otherwise expressly provided in this Agreement or such Collateral Document and subject to Permitted Liens) in the assets covered thereby, other than in respect of assets that, individually and in the aggregate, are not material to Loan Parties, taken as a whole, or in respect of which the failure of the Lien thereon to be a valid, perfected first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) Lien could not in the reasonable judgment of Administrative Agent or Required Lenders, be expected to have a Material Adverse Effect; or

(l) Default Under Senior Indebtedness Documents. Any Person (other than Administrative Agent) party to any document under the White Oak Facility or the CDE Facilities or any other document evidencing Senior Indebtedness shall fail to observe or perform any covenant, condition or agreement contained in such document; or

(m) Default Under Subordinated Indebtedness Documents. Any Person (other than Administrative Agent) party to any document evidencing subordinating Subordinated Indebtedness shall fail to observe or perform any covenant, condition or agreement contained in such document; or

(n) Certain Actions. Any Loan Party or any of its senior officers is criminally indicted or convicted of (i) a felony or (ii) violating any state or federal Laws (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that has resulted in, or could reasonably be expected to lead to, a forfeiture of any material property or any assets (including the Collateral) upon which such Loan Party has granted a Lien to Administrative Agent or the right to conduct a material part of its business; or

(o) Change of Control. There occurs a Change of Control; or

(p) Material Contracts. Any termination (other than termination upon expiry of the stated term of the agreement) of a Material Contract, or any default or event of default (however defined) under a Material Contract that gives the non-defaulting party the right to terminate such Material Contract; or

(q) NatureWorks. NatureWorks LLC and Total Corbion PLA cease for any reason to provide the Loan Parties with the required supply of polylactic acid polymers and no other adequate source of supply of polylactic acid polymers capable of meeting Borrowers’ quantity requirements, at prices consistent with historical norms, is available; or

(r) Material Adverse Effect. There occurs a Material Adverse Effect.

Section 8.02. Rights and Remedies.

(a) Rights and Remedies Generally. While an Event of Default exists, Administrative Agent may (or, upon the request of the Required Lenders, shall), without notice or demand, do any or all of the following:

(i) declare all Obligations (including the applicable Prepayment Fee) immediately due and payable (but if an Event of Default described in Section 8.01(f) occurs, all Obligations (including any applicable Prepayment Fee) shall immediately be due and payable without any action by Administrative Agent or any Lender);

(ii) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement among Borrowers and Administrative Agent or any Lender;

(iii) settle or adjust disputes and claims directly with Account Debtors on accounts of any Loan Party that is a party hereto for amounts on terms and in any order that Administrative Agent considers advisable, notify any Person owing money to any Loan Party that is a party hereto, of Administrative Agent’s Lien on such funds, and verify the amount of such account. Each Loan Party that is a party hereto shall collect all payments in trust for Administrative Agent for the benefit of Lenders and, if requested by Administrative Agent, immediately deliver the payments to Lenders in the form received from the Account Debtor, with proper endorsement for deposit;

(iv) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Lien upon the Collateral. Each Loan Party that is a party hereto shall assemble the Collateral if Administrative Agent so requests and make it available as Administrative Agent so designates. Administrative Agent or any Lender may enter the premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to Administrative Agent’s Lien thereon and pay all expenses incurred. Each Loan Party that is a party hereto grants Administrative Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Administrative Agent’s or any other Lending Party’s rights or remedies;

(v) apply to the Obligations any (A) balances and deposits of any Loan Party that is a party hereto that it holds, or (B) amount held by Administrative Agent or Lenders owing to or for the credit or the account of any Loan Party that is a party hereto;

(vi) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Administrative Agent is hereby granted a non-exclusive, royalty-free license or other right to use without charge, Loan Parties’ or any of their Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, other Intellectual Property, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Section, Loan Parties’ and each of their Subsidiaries’ rights under all licenses and all franchise agreements inure to Administrative Agent for benefit of Lenders;

(vii) place a “hold” on any account maintained with Administrative Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(viii) demand and receive possession of the Books and Records of each Loan Party; and

(ix) exercise all default rights and remedies available to Lending Parties under the Loan Documents or at law or equity, including all default remedies provided under the Uniform Commercial Code (including disposal of the collateral (including all Collateral) pursuant to the terms thereof).

(b) Power of Attorney. Each Loan Party that is a party hereto hereby irrevocably appoints Administrative Agent as its lawful attorney-in-fact, to: (i) at any time that an Event of Default has occurred that has not been waived in writing by Administrative Agent: (A) endorse such Loan Party’s name on any checks or other forms of payment or security, sign such Loan Party’s name on any invoice or bill of lading for any account or drafts against Account Debtors or sign such Loan Party’s name on any notices to Account Debtors; (B) endorse such Loan Party’s name on any collection item that may come into Administrative Agent’s possession; (C) make, settle, and adjust all claims under such Loan Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; (D) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (E) prepare, file, and sign such Loan Party’s name to a proof of claim in bankruptcy or similar document against any Account Debtor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral; (F) receive, open and dispose of all mail addressed to such Loan Party, and upon Administrative Agent’s commencement of any enforcement action, notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (G) use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral; (H) settle and adjust disputes and claims respecting the Accounts, Chattel Paper or General Intangibles directly with Account Debtors, for amounts and upon terms that Administrative Agent determines to be reasonable, and Administrative Agent may cause to be executed and delivered any documents and releases that Administrative Agent determines to be necessary; (I) cause an Account Debtor’s insurers to add Administrative Agent as loss payee under the relevant insurance policy; (J) pay, contest or settle any Lien, charge or adverse claim in, to or upon any or all of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (K) transfer any Collateral into the name of Administrative Agent for the benefit of Lenders or a third party as the Uniform Commercial Code permits; and (L) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill such Loan Party’s obligations under this Agreement; and (ii) at any time: (A) send request for verification of Accounts; and (B) file UCC-3 assignments reflecting Administrative Agent as assignee of such Loan Party with respect to any UCC-1 financing statements filed by such Loan Party in connection with Collateral. Each Loan Party that is a party hereto hereby appoints Administrative Agent as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of any security interest or other Lien in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than Unasserted Obligations) have been repaid in full. Administrative Agent’s foregoing appointment as the attorney-in-fact for each Loan Party that is a party hereto, and all of Administrative Agent’s rights and powers, being coupled with an interest, are irrevocable until all Obligations (other than Unasserted Obligations) have been fully paid and performed when due (as applicable).

(c) Protective Advances. Administrative Agent for itself or on behalf of Lenders (shall be authorized, in its sole discretion, regardless of (i) the existence of a Default or an Event of Default, or (ii) any other contrary provision of this Agreement, to make loans on behalf of Borrowers (or any of them), if and to the extent that Administrative Agent deems such loans are necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay for insurance or any other amount which a Loan Party is obligated to pay under this Agreement, any other Loan Document or otherwise (each such loan, a “Protective Advance”). Administrative Agent shall use commercially reasonable efforts, to the extent practicable, to consult with Lenders (as applicable) prior to making any Protective Advance. Notwithstanding the foregoing, in no event shall Administrative Agent or any Lender have any duty or obligation to make any Protective Advance. All Protective Advances shall constitute expenses reimbursable under Section 10.04, shall be immediately due and payable, shall bear cash interest until paid at the then highest interest rate applicable to any of the Obligations and shall be secured by the Collateral. Required Lenders may at any time revoke Administrative Agent’s authority to make Protective Advances hereunder by written notice to Administrative Agent. The making of any Protective Advances shall not be or be deemed to be an agreement to make Protective Advances in similar or different circumstances in the future and shall not operate or be deemed to operate as a waiver by Administrative Agent or any Lender of any Event of Default.

(d) Application of Funds.

(i) No Loan Party shall have the right to specify the order or the accounts to which Administrative Agent shall allocate or apply any payments required to be made by Borrowers to Administrative Agent for the benefit of the Lending Parties or otherwise received by Administrative Agent on behalf of Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(ii) All payments, prepayments, and proceeds of collateral (including the Collateral) and any other amounts received on account of the Obligations shall be applied by Administrative Agent until exhausted in the following order:

(A) first, to Administrative Agent, to pay all fees, costs, expenses and indemnification payments then due to Administrative Agent under the Loan Documents (excluding all Protective Advances made by Administrative Agent);

(B) second, pro rata, to Administrative Agent and any Lender which has made a Protective Advance, to pay all accrued but unpaid interest (including interest at the Default Rate) in respect of all Protective Advances made by such Persons;

(C) third, pro rata, to Administrative Agent and any Lender which has made a Protective Advance, to pay the principal of all Protective Advances made by such Persons;

(D) fourth, pro rata, to Lenders according to their respective Percentage Shares, to pay all accrued but unpaid interest (including interest at the Default Rate) on the Loans owing to Lenders;

(E) fifth, pro rata, to pay the Outstanding Amount of the Loans according to such percentage allocation as Administrative Agent and the Required Lenders may determine in their sole discretion, until such time as the Outstanding Amount of the Loans have been paid in full; and

(F) sixth, pro rata, to Administrative Agent and Lenders, to pay all remaining Credit Outstandings and other Obligations owing to Administrative Agent or any Lenders;

After payment in full of all Obligations (other than Unasserted Obligations), any surplus remaining shall be paid to Borrowers or other Persons legally entitled thereto; if any deficiency exists, Borrowers shall remain liable to Administrative Agent and Lenders for such deficiency. If Administrative Agent or any Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of any collateral (including the Collateral), Administrative Agent or such Lender, as applicable, shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Administrative Agent or such Lender of cash therefor.

(iii) Unless otherwise expressly provided for herein, all payments made to any Lending Party for the benefit of Lenders (or any of them) on account of the Obligations (other than that portion of the Obligations consisting of the Outstanding Amount of all Credit Outstandings or any fees payable in connection with the retirement, prepayment or termination of all or a portion of the Obligations) shall be treated as interest for U.S. federal income tax purposes.

(e) Administrative Agent’s Liability for Collateral. So long as Administrative Agent and Lenders comply with reasonable banking practices regarding the safekeeping of any collateral the subject of the Collateral Documents, Administrative Agent and Lenders shall not be liable or responsible for: (i) the safekeeping of all or any such collateral; (ii) any loss or damage to all or any such collateral; (iii) any diminution in the value of all or any such collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other Person. Loan Parties bear all risk of loss, damage or destruction of any collateral the subject of the Collateral Documents.

(f) No Waiver. Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Administrative Agent or such Lender thereafter to demand strict performance and compliance herewith or therewith. Administrative Agent and Lenders have all rights and remedies provided under the Uniform Commercial Code, by law, or in equity. Any amounts paid by Administrative Agent or any Lender on any Loan Party’s behalf as provided herein are expenses reimbursable under Section 10.04 and shall bear interest at the highest interest rate then applicable to any of the Obligations and shall be secured by the collateral the subject of the Collateral Documents. No payments by Administrative Agent or any Lender shall be deemed an agreement to make similar payments in the future or a waiver of any Event of Default by Administrative Agent or any Lender.

Section 8.03. Equity Cure Rights.

In the event Loan Parties fail to comply with the minimum Consolidated Adjusted EBITDA covenant, the minimum Consolidated Fixed Charge Coverage Ratio, or the maximum Consolidated Leverage Ratio set forth in Section 6.13 (each, a “Financial Covenant Default”), Borrowers shall have the right to cure such Financial Covenant Default on the following terms and conditions (the “Equity Cure Right”):

(a) Administrative Loan Party shall deliver to Administrative Agent irrevocable written notice of its intent to cure a Financial Covenant Default (a “Cure Notice”) no later than five (5) Business Days after the date on which financial statements and a Compliance Certificate for the period ending on the last day of the Fiscal Quarter with respect to which such Financial Covenant Default occurred (the “Testing Date”) are required to be delivered. The Cure Notice shall set forth the calculation of the applicable cure amount in subsection (b) below.

(b) Borrowers shall cause Parent, no later than ten (10) Business Days after the date on which financial statements and a Compliance Certificate for the period ending on the Testing Date are required to be delivered (the “Required Contribution Date”), to make cash capital contributions to Danimer Holdings (any such cash equity contribution, a “Specified Equity Contribution”) in an amount pertaining to the Financial Covenant Default that is equal to:

(i) the product obtained by multiplying (A) the amount by which the Consolidated Adjusted EBITDA on the Testing Date is less than the minimum Consolidated Adjusted EBITDA that would need to be then existing in order for the Borrowers to be in pro forma compliance with the minimum Consolidated Adjusted EBITDA covenant contained in Section 6.13(a) Section 6.13(c) as of such Testing Date (such amount, the “EBITDA Covenant Cure Amount”), by (B) 110%, for a Financial Covenant Default of the minimum Consolidated Adjusted EBITDA covenant;

(ii) the product obtained by multiplying (A) the amount by which the Consolidated Adjusted EBITDA on the Testing Date is less than the minimum Consolidated Adjusted EBITDA that would need to be then existing in order for the Borrowers to be in pro forma compliance with the minimum Consolidated Fixed Charge Coverage Ratio contained in Section 6.13(b) as of such Testing Date (such amount, the “Fixed Charge Coverage Ratio Cure Amount”), by (B) 110%, for a Financial Covenant Default of the minimum Consolidated Fixed Charge Coverage Ratio; and/or

(iii) the product obtained by multiplying (A) the amount by which the aggregate Consolidated Funded Debt outstanding on the Testing Date exceeds the maximum amount of Consolidated Funded Debt that would need to be then outstanding in order for the Borrowers to be in pro forma compliance with the maximum Consolidated Leverage Ratio contained in Section 6.13(c) as of such Testing Date (such amount, the “Leverage Covenant Cure Amount”), by (B) 110%, for a Financial Covenant Default of the maximum Consolidated Leverage Ratio.

In the case of clauses (i) or (ii) above, the Specified Equity Contribution shall be deemed added to Consolidated Adjusted EBITDA for the period in which the Loan Parties were out of compliance with the Consolidated Fixed Charge Coverage Ratio or the Consolidated Adjusted EBITDA, as applicable.

(c) Notwithstanding anything herein to the contrary, the Equity Cure Right for any financial covenant in Section 6.13 (i) may not exceed any limitations imposed on Borrowers under the White Oak Facility, (ii) shall not be exercised more than two (2) times during the term of this Agreement, and (iii) if the Senior Liabilities have been Paid in Full, shall not be exercisable unless after giving effect to the Specified Equity Contribution and the payment thereof to Administrative Agent pursuant to Section 2.03(c)(v), Borrowers have Qualified Cash in an amount of not less than $11,000,000.

(d) Upon timely receipt by the Borrowers in cash of a Specified Equity Contribution and satisfaction of the terms in (c) above, the Financial Covenant Default shall be deemed cured.

(e) Until the earlier of (i) the Required Contribution Date or (ii) the date on which the Administrative Agent has been notified that Parent does not intend to make a Specified Equity Contribution, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans, and neither the Administrative Agent nor any Lender shall exercise any right to foreclose upon, or take possession of, the Collateral, in each case, solely on the basis of a Financial Covenant Default; provided, however, that this Section 8.03 shall not affect or limit the rights of Administrative Agent or any Lender with respect to any other Default or Event of Default under this Agreement or the other Loan Documents.

ARTICLE IX.

ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authorization of Administrative Agent.

Each Lender hereby irrevocably appoints SECDF to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Except for the provisions of Section 9.06, the provisions of this Article IX are solely for the benefit of Lending Parties, and neither Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02. Rights as a Lender.

If the Person serving as Administrative Agent hereunder is also a Lender, such Person shall have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not Administrative Agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Loan Parties or any Subsidiary or Affiliate of Loan Parties as if such Person were not Administrative Agent hereunder and without any duty to account therefor to any other Lending Party.

Section 9.03. Exculpatory Provisions.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) No Fiduciary Duties. Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) No Obligations Regarding Certain Actions. Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws;

(c) Disclosure Obligations. Shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(d) Limitation on Liability. Shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01); or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default, unless and until a Loan Party, or a Lending Party provides written notice to Administrative Agent describing such Default. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.04. Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a specified Lending Party, Administrative Agent may presume that such condition is satisfactory to such Lending Party, unless Administrative Agent shall have received notice to the contrary from such Lending Party prior to the making of the Loans. Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts it selects and shall not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents it appoints. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein, as well as activities as Administrative Agent.

Section 9.06. Resignation of Administrative Agent.

Administrative Agent may at any time give notice of its resignation to Lending Parties and Administrative Loan Party. Upon receipt of any such notice of resignation, Required Lenders shall have the right, with, unless an Event of Default exists, the consent of Administrative Loan Party (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lending Parties, appoint a successor Administrative Agent; provided that, if Administrative Agent shall notify Lending Parties and Administrative Loan Party that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of any Lending Party under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lending Party directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 9.06). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07. Non-reliance on Administrative Agent and Other Lenders.

Each Lending Party acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lending Party also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. No Other Duties, Etc.

Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof as a “Documentation Administrative Agent,” “Co-Administrative Agent,” “Book Manager,” “Book Runner,” “Arranger,” “Lead Arranger,” “Co-Lead Arranger” or “Co-Arranger,” if any, shall have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than: (a) in such Person’s capacity as: (i) Administrative Agent or a Lender hereunder; and (ii) an Indemnitee hereunder; or (b) under Section 9.05.

Section 9.09. Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other Proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lending Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Lending Parties and their respective agents and counsel and all other amounts due Lending Parties under Section 2.04, Section 2.09 and Section 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lending Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.09 and Section 10.04. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any of the Lending Parties any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any of the Lending Parties or to authorize Administrative Agent to vote in respect of the claim of any of the Lending Parties in any such proceeding.

Section 9.10. Guaranty Matters.

Each Lending Party hereby: (a) irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (b) agrees that, upon request by Administrative Agent at any time, it will confirm in writing Administrative Agent’s authority to release any such Guarantor pursuant to this Section 9.10.

Section 9.11. Collateral and Other Matters.

(a) Directions by Lenders. Each Lender hereby irrevocably authorizes and directs Administrative Agent: (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any Collateral Documents or the collateral the subject thereof that may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Collateral Documents; (iii) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document: (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than Unasserted Obligations); (B) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document; (C) subject to Section 10.01, if approved, authorized or ratified in writing by Required Lenders; or (D) in connection with any foreclosure sale or other Disposition of any collateral the subject of any Collateral Document after the occurrence of an Event of Default; and (iv) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document to be senior to the Lien of Administrative Agent. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of collateral the subject of any Collateral Document pursuant to this Section 9.11.

(b) Certain Actions by Administrative Agent. Subject to Section 9.11(a)(iii) and Section 9.11(a)(iv), Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to Administrative Agent herein or pursuant hereto upon the applicable collateral; provided that: (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers or any other Loan Party in respect of) all interests retained by Borrowers or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the collateral the subject of the Collateral Documents. In the event of any sale or transfer of any collateral the subject of any of the Collateral Documents, or any foreclosure with respect to any of the collateral the subject of any of the Collateral Documents, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(c) No Obligations Regarding Certain Actions. Administrative Agent shall have no obligation whatsoever to any Lending Party or any other Person to assure that all or any of the collateral the subject of the Collateral Documents exists or is owned by Borrowers or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the collateral the subject of the Collateral Documents, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, if Administrative Agent has an interest in the collateral the subject of the Collateral Documents by virtue of being one of the Lending Parties.

(d) Appointment of Lending Parties as Agents. Each Lending Party hereby appoints each other such Person as agent for the purpose of perfecting Administrative Agent’s or such Person’s security interest or other Lien in assets that, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should any such Person (other than Administrative Agent) obtain possession of any collateral the subject of the Collateral Documents, such Person shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

ARTICLE X.

GENERAL PROVISIONS

Section 10.01. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Administrative Agent, or Administrative Agent acting at the written request of Required Lenders, and Borrowers or the applicable Loan Party, as the case may be, with receipt acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) Unless in writing and signed by Administrative Loan Party and by any such Lender as to whom such amendment, waiver or consent is intended to apply, with receipt acknowledged by Administrative Agent, do any of the following:

(i) increase, or extend the expiry of, the Commitment of any Lender (or reinstate any such Commitment to the extent terminated pursuant to Section 8.02);

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, any applicable Prepayment Fee, fees or other amounts due to any Lender hereunder or under any other Loan Document, including any prepayments specified under Section 2.03, or reduce the amount due to any Lender on any such date;

(iii) reduce the principal of, or the rate of interest or the Prepayment Fee specified herein on, any or all of the Loans or other amounts payable to any Lender hereunder or under any other Loan Document; or

(b) Unless in writing and signed by all Lenders and Administrative Loan Party, with receipt acknowledged by Administrative Agent, do any of the following:

(i) amend this Section 10.01, Section 2.09 or Section 8.02(b) or any provision herein providing for consent or other action by all Lenders;

(ii) release, compromise or subordinate all or any portion of the collateral the subject of the Collateral Documents and securing the Obligations, except as otherwise expressly provided in any of the Collateral Documents, or amend the definition of the obligations secured by any of the Collateral Documents;

(iii) increase the Aggregate Commitments,

(iv) release, compromise, subordinate or terminate any of the Guaranties except as otherwise expressly provided herein or in any of the Loan Documents;

(v) amend the definition of “Maturity Date” contained in Section 1.01;

(vi) amend the definition of “Required Lenders” contained in Section 1.01;

(vii) amend the definition of “NMTC Statement” or “NMTC Statement” contained in Section 1.01, or waive, amend or modify any provision of the Loans or the Loan Documents pertaining to compliance with the GARJA Statement or the NMTC Statement; or

(viii) amend Section 10.06(b)(v); provided further that, notwithstanding anything to the contrary contained herein: (1) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to such Lenders as are otherwise required by this Section 1.01, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (2) no consent of Loan Parties shall be required with respect to any amendment or waiver described in Section 10.01(b)(i), or Section 10.01(b)(vi), if, at the time of such amendment or waiver, a Default exists, (3) any amendment, waiver, or consent with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lending Parties among themselves, and that does not affect the rights or obligations of Loan Parties (or any of them), shall not require consent by or the agreement of any Loan Party, and (4) Administrative Agent and Administrative Loan Party may amend any Loan Document without the consent of any other party in order to correct technical errors, omissions or inconsistencies within or between the Loan Documents.

(c) To the extent that White Oak agrees, consistent with Section 9 of the Subordination Agreements, to amend any provision of the White Oak Facility that corresponds to any provision of this Agreement, Loan Parties, Administrative Agent and Lenders shall amend the corresponding provision of this Agreement in a manner acceptable to Loan Parties and Administrative Agent (and, in the case of any amendment to a financial covenant with respect to which there is a “cushion” between such covenant in the White Oak Facility and this Agreement, such financial covenant in this Agreement shall be amended in such a manner as to preserve such cushion in a manner consistent with the cushion between such covenant levels as of the Effective Date). Further, Administrative Agent and Lenders covenant in favor of Loan Parties that in the event funding under the White Oak Facility for Phase II results in White Oak seeking to amend the financial covenants for the White Oak Facility, Administrative Agent and Lenders shall amend this Agreement on terms acceptable to Loan Parties to maintain a cushion between the updated financial covenants contained in the White Oak Facility and the corresponding covenant levels in this Agreement.

Section 10.02. Notices; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile transmission or sent by approved electronic communication in accordance with Error! Reference source not found., and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrowers, Administrative Loan Party, any Guarantor or Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by facsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); provided that notices delivered through electronic communications to the extent provided by Error! Reference source not found. shall be effective as provided in such subsection Error! Reference source not found.

(b) Electronic Communications.

(i) Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article II by electronic communication; provided further that, as of the date hereof, each Lender that is a party hereto confirms that it is capable of receiving notices under Article II by electronic communication. In furtherance of the foregoing, each Lender hereby agrees to notify Administrative Agent in writing, on or before the date such Lender becomes a party to this Agreement, of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender). Each of Administrative Agent and Administrative Loan Party, on behalf of Loan Parties, may, in such Person’s discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless Administrative Agent otherwise prescribes: (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(iii) Each Loan Party that is party hereto hereby acknowledges that: (A) Administrative Agent may make Specified Materials available to Lending Parties by posting some or all of the Specified Materials on an Electronic Platform; (B) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution; (C) the Electronic Platform is provided and used on an “As Is,” “As Available” basis; and (D) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform.

(iv) Administrative Agent, on behalf of itself and its Affiliates, expressly and specifically disclaims, with respect to the Electronic Platform, delays in posting or delivery, or problems accessing the Specified Materials posted on the Electronic Platform, and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Electronic Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Affiliates in connection with the Electronic Platform.

(v) Each Lender hereby agrees that notice to it in accordance with this Error! Reference source not found. specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lender of such Specified Materials. Each Lender: (A) acknowledges that the Specified Materials, including information furnished to it by any Loan Party or Administrative Agent pursuant to, or in the course of administering, the Loan Documents, may include material, non-public information concerning Loan Parties and their respective Subsidiaries or Affiliates or their respective securities; and (B) confirms that: (1) it has developed compliance procedures regarding the use of material, nonpublic information; (2) it will handle such material, non-public information in accordance with such procedures and applicable Laws, include federal and state securities laws; and (3) to the extent it has such a person, it has identified to Administrative Agent a contact person who may receive Specified Materials that may contain material, nonpublic information in accordance with its compliance procedures and applicable Laws.

(c) Change of Address, Etc. Administrative Loan Party, for itself and for Loan Parties, and Administrative Agent may change their respective address(es), facsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address(es), facsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by written notice to Administrative Loan Party and Administrative Agent.

(d) Reliance by Lending Parties. Lending Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party that is a party hereto even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Loan Parties shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party that is a party hereto. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies.

No failure by Administrative Agent or any other Lending Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall pay: (i) subject to clause (ii) of this Section 10.04(a): (A) all reasonable out-of-pocket expenses (including all wire transfer and other bank charges incurred in connection with this Agreement) incurred by Administrative Agent, Lenders and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of, or consents relating to, the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all actual and reasonable out-of-pocket expenses incurred by Administrative Agent or any other Lending Party (including the fees, charges and disbursements of any counsel for Administrative Agent and any other Lending Party), and shall pay all fees and time charges for attorneys, who may be employees of Administrative Agent or any other Lending Party, in connection with the enforcement or protection of its rights: (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04; or (B) in connection with the Loans made hereunder, including all such actual and reasonable out-of-pocket expenses incurred during any workout or restructuring (or negotiations in connection with the foregoing) in respect of the Loans or any Commitment.

(b) Indemnification by Loan Parties. Subject to Section 10.04(a), Loan Parties shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or the use or proposed use of the proceeds thereof; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Loan Parties or any Subsidiary thereof or any Environmental Claim or Environmental Liability related in any way to Loan Parties or any Subsidiary thereof; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Loan Parties or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, and no Loan Party shall be liable for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) other than in connection with any claims or losses asserted by a Loan Party. This Section 10.04(b) shall not apply to Taxes other than any Taxes that constitute losses, claims, damages, liabilities or expenses arising from any non-Tax action, claim, litigation, investigation or proceeding.

(c) Reimbursement by Lenders. If Borrowers for any reason fails to pay when due any amount that it is required to pay under Section 10.04(a) or Section 10.04(b) to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on its Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, each Loan Party that is a party hereto shall not assert, and hereby waives, any claim against Administrative Agent, Lenders and any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any of the Loans or the use of the proceeds thereof. Neither Administrative Agent, any Lender nor any Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than three (3) Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of Administrative Agent, the termination of the Aggregate Commitments and the payment in full, satisfaction or discharge of all other Obligations.

Section 10.05. Marshalling; Payments Set Aside.

Neither Administrative Agent nor any other Lending Party shall be under any obligation to marshal any asset in favor of Loan Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of Loan Parties is made to Administrative Agent or any other Lending Party, or Administrative Agent or any other Lending Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or any other Lending Party in such Person’s discretion) to be repaid to a trustee, receiver or any other party, in connection with any Proceeding under any Bankruptcy Laws or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lending Party severally agrees to pay to Administrative Agent upon demand its Percentage Share (without duplication) of any amount so recovered from or repaid by Administrative Agent. The obligations of each Lending Party under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lending Party, and no Lender may assign or otherwise transfer any of its rights or obligation hereunder except: (i) in accordance with the provisions of Section 10.06(b); (ii) by way of a participation recorded in a Participant Register in accordance with the provisions of Section 10.06(d); or (iii) by way of pledge or assignment of a Lien subject to the restrictions of Section 10.06(f); and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and each other Lending Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by any Lender. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments (if any) and the Loans at the time owing to it, no minimum amount need be assigned;

(B) in any case not described in the immediately preceding sub-clause (A), the aggregate amount of any Commitments (which, for this purpose, includes the Outstanding Amount of all Loans) or, if the applicable Commitments are not then in effect, the Outstanding Amount of all Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent shall not be less than Five Million Dollars ($5,000,000), in the case of any assignment in respect of the Outstanding Amount of the Loans, unless (I) Administrative Agent consents (which consent shall not be unreasonably withheld or delayed) and (II) so long as a Default has not occurred and is continuing, Administrative Loan Party consents (which consent shall not be unreasonably withheld or delayed); provided that Administrative Loan Party shall be deemed to have consented to any such amount unless it shall have objected thereto by written notice to Administrative Agent within five (5) Business Days following the date it receives notice of such amount.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment other than:

(A) any consent required by required by Section 10.06(b)(i)(B);

(B) the consent of Administrative Loan Party (which consent shall not be unreasonably withheld or delayed); provided that Administrative Loan Party shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to Administrative Agent within five (5) Business Days following the date it received notice of such assignment; provided further that no consent of Administrative Loan Party shall be required under this Section 10.06(b)(i)(B) if (I) a Default has occurred and is continuing or (II) such assignment is to an Eligible Assignee; and

(C) the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed) if such assignment is: (I) an assignment of a Commitment to a Person (irrespective of whether such Person is an Eligible Assignee) who does not then have a Commitment; or (II) an assignment of Loans to a Person that is not an Eligible Assignee.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount reasonably determined by Administrative Agent, if any; provided that Administrative Agent: (A) may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and (B) shall waive such processing and recordation fee in the case of any assignment by a Lender to an Eligible Assignee. The assignee, if it is not a Lender, shall deliver to Administrative Agent information regarding its contact information and such other information as Administrative Agent may reasonably request.

(v) No Assignment to any Loan Party. No such assignment shall be made to any Loan Party or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 10.06(c), and receipt by Administrative Agent of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act for the assignee, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the assigning Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lending Party’s rights and obligations under this Agreement, such Lending Party shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.07, Section 2.08 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrowers (at their expense) shall execute and deliver Notes to the assignee Lending Party. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d). Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents: (A) no Lender shall be required to comply with this Section 10.06(b) in connection with any assignment of all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to any Affiliate of such Lender (other than any Loan Party, any Affiliate thereof or a natural person) or any Approved Fund related to such Lender, and such Lender shall have no obligation to disclose any such assignment to any such Person; provided that such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a “Lender” hereunder; (B) a Lender may pledge, or grant a Lien in, all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to a financial institution or other funding source (other than any Loan Party, any Affiliate thereof or any natural person) or any trustee or agent therefor in support of obligations owing by such Lender to such Person(s); and (C) any Lender which is a fund may pledge, or grant a Lien in, all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to its trustee (except if such trustee is any Loan Party, any Affiliate thereof or a natural person) in support of its obligation to its trustee; and (D) no pledge or grant of a Lien pursuant to the immediately preceding clauses (B) or (C) shall release the transferor Lender from any of its obligations hereunder or under any of the other Loan Documents and such Lender such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a “Lender” hereunder.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive, and Borrowers and Lending Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and each Lender at any reasonable time and from time to time upon reasonable prior written notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Administrative Loan Party or Administrative Agent, sell participations to any Person (other than a natural Person, any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.08(d) with respect to any payments made by such Lender to its Participant(s). Any document pursuant to which a Lender sells such a participation shall provide that such Person shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such document may provide that such Person will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Section 2.07 and Section 2.08, (subject to the requirements and limitations therein) (it being understood that the documentation required under Section 2.08(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant shall not be entitled to receive any greater payment under Section 2.07 or Section 2.08, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.09 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement (including under its Note, if any) to secure any obligations of such Lender including, without limitation, any pledge or assignment to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07. Treatment of Certain Information; Confidentiality.

Administrative Agent and each other Lending Party each agrees to maintain the confidentiality of the Information, except that Information may be disclosed (including by means of the Electronic Platform): (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and funding and financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it (including The Community Development Financial Institutions Fund of the United States Department of Treasury and the Georgia Department of Community Affairs, and any self-regulatory authority, such as the National Association of Insurance Commissioners), provided that to the extent permitted by applicable Law, Administrative Agent will use reasonably commercial efforts to provide Administrative Loan Party with notice of any such request so received prior to the release thereof, however, Administrative Agent’s failure to so provide such notice (or any notice) will not be deemed a violation of any obligation of Administrative Agent to Borrowers hereunder or otherwise expose Administrative Agent to any claim or liability to any Person as a result of such failure; (c) to the extent required by applicable Laws or by any subpoena or similar legal process, provided that to the extent permitted by applicable Law, Administrative Agent will use reasonably commercial efforts to provide Administrative Loan Party with notice of any such required disclosure prior to the release thereof, however, Administrative Agent’s failure to so provide such notice (or any notice) will not be deemed a violation of any obligation of Administrative Agent to Borrowers hereunder or otherwise expose Administrative Agent to any claim or liability to any Person as a result of such failure; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to “Gold Sheets” or other similar bank trade publications; provided that such information consist solely of deal terms and other information customarily found in such publications; (g) unless an Event of Default has occurred and is continuing, subject to an agreement containing provisions substantially the same as those of this Section 10.07 to: (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party; (h) with the consent of Borrowers; or (i) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to Administrative Agent, any Lending Party or any of their respective Affiliates on a non-confidential basis from a source other any Loan Party and not in contravention of this Section 10.07. For purposes of this Section 10.07, “Information” means all information (including financial information) received from any Loan Party relating to such Loan Party or its business, other than any such information that is available to Administrative Agent or any other Lending Party on a nonconfidential basis, and not in contravention of this Section 10.07, prior to disclosure by such Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07: (A) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, provided that it shall not be less than reasonable care; and (B) shall not disclose any financial information concerning any Loan Party or its business (including any information based on any such financial information) or use any such financial information for commercial purposes without the prior written consent of the applicable Loan Party. Notwithstanding the foregoing, (i) each Loan Party authorizes each Lending Party to make appropriate announcements of the financial arrangements entered into among Loan Parties, Administrative Agent, and Lenders, including announcements which are commonly known as “tombstones,” in such publications and to such selected parties as each Lending Party may in its sole and absolute discretion deem appropriate; provided that such Lending Party provides a copy of such announcement to Loan Parties prior to public disclosure and Loan Parties consent to such announcement, such consent not to be unreasonably withheld, and (ii) each Loan Party shall be permitted to make appropriate announcements of the financial arrangements entered into among Loan Parties, Administrative Agent, and Lenders, including announcements which are commonly known as “tombstones,” in such publications and to such selected parties as each Loan Party may in its sole and absolute discretion deem appropriate; provided that such Loan Party provides a copy of such announcement to each Lending Party prior to public disclosure and Lending Parties consent to such announcement, such consent not to be unreasonably withheld. Further, neither any Loan Party nor Parent shall disparage the NMTC program or the GARJA program, or Administrative Agent’s or any Lender’s participation therein, to any Person.

Section 10.08. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each of Lending Parties and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lending Party to or for the credit or the account of Borrowers or any other Loan Party against any and all of the Obligations to such Lending Party or such Affiliate, irrespective of whether or not such Lending Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lending Party different from the branch or office holding such deposit or obligated on such obligations. The rights of each Lending Party and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lending Party or its Affiliates may have. Each Lending Party agrees to notify Administrative Loan Party and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, no Lending Party shall exercise, or attempt to exercise, any right of set-off, banker’s lien, or the like, against any deposit account or property of Borrowers or any other Loan Party held or maintained by such Lending Party without the prior written consent of Administrative Agent.

Section 10.09. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof. Subject to the limitations provided in Section 4.01, this Agreement shall become effective when it shall have been executed and delivered by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loans or any other Obligations (other than Unasserted Obligations) have not been paid in full.

Section 10.12. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13. Patriot Act Notice.

Each Lending Party that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lending Party) hereby notify Loan Parties that, pursuant to the requirements of the Patriot Act, they are each required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lending Party or Administrative Agent, as applicable, to identify Loan Parties in accordance with the Patriot Act.

Section 10.14. Guaranty.

(a) Guaranty. Each Guarantor unconditionally and irrevocably guarantees to Administrative Agent and the other Lending Parties the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a Proceeding under any Bankruptcy Laws, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in any such Proceeding.

(b) Separate Obligation. Each Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10.14, executed at any time by such Guarantor in favor of Administrative Agent or any other Lending Party; and (ii) such Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 10.14, and Administrative Agent and the other Lending Parties may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10.14, at any time executed by such Guarantor in favor of Administrative Agent or any other Lending Party, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Guarantor acknowledges that, in providing benefits to Borrowers, Lending Parties are relying upon the enforceability of this Section 10.14 and the Guaranteed Obligations as separate and distinct Debt of such Guarantor, and each Guarantor agrees that Lending Parties would be denied the full benefit of their bargain if at any time this Section 10.14 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrowers and Guarantors and shall in no way impair or adversely affect the rights or benefits of Lending Parties under this Section 10.14. Each Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Administrative Agent or any other Lending Party, evidencing such Guarantor’s obligations under this Section 10.14. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Guarantor, whether or not Borrowers, any other Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrowers, any such other Guarantor or any such other Person.

(c) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations that Administrative Agent or any other Lending Party can enforce under this Section 10.14, Administrative Agent and the other Lending Parties by their acceptance hereof accept such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Section 10.14 fully enforceable and non-avoidable.

(d) Liability of Guarantors. The liability of any Guarantor under this Section 10.14 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or Guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations (other than Unasserted Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon Administrative Agent’s or any Lending Party’s exercise or enforcement of any remedy it may have against Borrowers or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectability;

(iii) Administrative Agent and the other Lending Parties may enforce this Section 10.14 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Administrative Agent and the other Lending Parties, on the one hand, and Borrowers or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(A) any Proceeding under any Bankruptcy Laws;

(B) any limitation, discharge, or cessation of the liability of Borrowers or any other Person for any Guaranteed Obligations due to any Law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C) any merger, acquisition, consolidation or change in structure of Borrowers, any Subsidiary thereof or any other Guarantor or Person, or any sale, lease, transfer or other Disposition of any or all of the assets or shares of Borrowers or any other Person;

(D) any assignment or other transfer, in whole or in part, of Administrative Agent’s or any Lending Party’s interests in and rights under this Agreement (including this Section 10.14) or the other Loan Documents;

(E) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrowers, such Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F) Administrative Agent’s or any other Lending Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G) Administrative Agent’s or any Lending Party’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(H) Administrative Agent’s or any Lending Party’s vote, claim, distribution, election, acceptance, action or inaction in any Proceeding under any Bankruptcy Laws; or

(I) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrowers to Administrative Agent or any other Lending Party.

(e) Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrowers under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time for Borrowers’ (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Administrative Agent and the other Lending Parties (as applicable under the relevant Loan Documents) may deem proper;

(iii) Administrative Agent and the other Lending Parties may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv) Administrative Agent or the other Lending Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against Borrowers.

(f) Guarantor’s Waivers. Each Guarantor waives and agrees not to assert:

(i) any right to require Administrative Agent or any other Lending Party to proceed against Borrowers, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Administrative Agent or any other Lending Party whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of Borrowers, such Guarantor or any other Person;

(iv) any defense based upon Administrative Agent’s or any Lending Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set-offs and counterclaims;

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by Laws, any defenses or benefits that may be derived from or afforded by applicable Laws limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.14; and

(vii) any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Administrative Agent and the other Lending Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrowers, each Guarantor or any other Person with respect to the Guaranteed Obligations.

(g) Financial Condition of Borrowers. No Guarantor shall have any right to require Administrative Agent or any other Lending Party to obtain or disclose any information with respect to: the financial condition or character of Borrowers or the ability of Borrowers to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Administrative Agent or any other Lending Party or any other Person; or any other matter, fact or occurrence whatsoever. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrowers and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Administrative Agent or any other Lending Party with respect thereto.

(h) Subrogation. Until the Guaranteed Obligations (other than Unasserted Obligations) shall be paid in full and the Aggregate Commitments shall be terminated, each Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 10.14, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10.14; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Administrative Agent or any other Lending Party as against any Borrower or other Guarantors or any other Person, whether in connection with this Section 10.14, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations (other than Unasserted Obligations) shall not have been paid in full, such amount shall be held in trust for the benefit of Administrative Agent and the other Lending Parties and shall forthwith be paid to Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i) Subordination. All payments on account of all indebtedness, liabilities and other obligations of Borrowers to any Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than Unasserted Obligations) shall remain outstanding and unpaid, each Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrowers or any other Guarantor, directly or indirectly, or assets of Borrowers or any other Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Guarantor Subordinated Debt, as a result of any collection, sale or other Disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Guarantor Subordinated Debt (“Guarantor Subordinated Debt Payments”), except that, so long as an Event of Default does not then exist, any Guarantor shall be entitled to accept and receive payments on its Guarantor Subordinated Debt, in accordance with past business practices of such Guarantor and Borrowers (or any other applicable Guarantor) and not in contravention of any Laws or the terms of the Loan Documents. If any Guarantor Subordinated Debt Payments shall be received in contravention of this Section 10.14, such Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Administrative Agent and the other Lending Parties and shall be paid over or delivered to Administrative Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10.14 after giving effect to any concurrent payments or distributions to Administrative Agent and the other Lending Parties in respect of the Guaranteed Obligations.

(j) Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until termination of the Aggregate Commitments and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Guarantor until actual receipt by Administrative Agent of written notice from such Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until 11:00 a.m. on the day that is five (5) Business Days following such receipt); provided that no revocation or termination of this Guaranty shall affect in any way any rights of Administrative Agent, or any Lending Party hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lending Party in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k) Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrowers (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrowers, its estate, trustee, receiver or any other Person (including under any Bankruptcy Laws), or must otherwise be restored by Administrative Agent or any other Lending Party, whether as a result of Proceedings under any Bankruptcy Laws or otherwise. All losses, damages, costs and expenses that Administrative Agent, or any Lending Party may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Administrative Agent and the other Lending Parties contained in Section 10.04.

(l) Substantial Benefits. The Credit Extensions provided to or for the benefit of Borrowers hereunder by Lending Parties have been and are to be contemporaneously used for the benefit of Borrowers and each Guarantor. It is the position, intent and expectation of the parties that Borrowers and each Guarantor have derived and will derive significant and substantial benefits from the Credit Extensions to be made available by Lending Parties under the Loan Documents. Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty, such Guarantor will be Solvent.

(m) Knowing and Explicit Waivers. Each Guarantor acknowledges that it either has obtained the advice of legal counsel or has had the opportunity to obtain such advice in connection with the terms and provisions of this Section 10.14. Each Guarantor acknowledges and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, that all such waivers and consents herein are explicit and knowing and that each Guarantor expects such waivers and consents to be fully enforceable.

(n) Proceeding under any Bankruptcy Laws. If, while any Guarantor Subordinated Debt is outstanding, any Proceeding under any Bankruptcy Laws is commenced by or against Borrowers or their property, Administrative Agent, when so instructed by Required Lenders, is hereby irrevocably authorized and empowered (in the name of Lending Parties or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Administrative Agent and the other Lending Parties; and each Guarantor shall promptly take such action as Administrative Agent (on instruction from Required Lenders) may reasonably request: (i) to collect the Guarantor Subordinated Debt for the account of the Lending Parties and to file appropriate claims or proofs of claim in respect of the Guarantor Subordinated Debt; (ii) to execute and deliver to Administrative Agent such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Guarantor Subordinated Debt; and (iii) to collect and receive any and all Guarantor Subordinated Debt Payments.

(o) Parent Guarantor not a Loan Party. Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 10.14 shall not apply to the Parent Guarantor. The obligations of the Parent Guarantor to Administrative Agent are set forth in the Parent Guaranty.

Section 10.15. Time of the Essence.

Time is of the essence of the Loan Documents.

Section 10.16. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREUNDER HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH EACH IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Error! Reference source not found.. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.

Section 10.17. Waiver Of Right To Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM. EACH OF THE PARTIES HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL ON SUCH MATTERS. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18. Acknowledgment Regarding Equity Raise.

Nothing contained in this Agreement or any other Loan Document shall limit or change any of the rights or obligations of the GARJA Lender in its capacity as an equity holder of the Parent.

Section 10.19. Subordination Agreements.

This Agreement is subject to the terms of the Subordination Agreements in favor of White Oak Global Advisors, LLC, as agent and certain other lenders, which Subordination Agreements are incorporated herein by reference. Notwithstanding anything in this Agreement to the contrary, no payment on account hereof shall be made, except in accordance with and as permitted by the terms of the Subordination Agreements. Each Lender hereunder authorizes and instructs Administrative Agent to enter into the Subordination Agreements and acknowledges (or is deemed to acknowledge) that a copy of each of the Subordination Agreements was delivered, or made available, to such Lender. Each Lender hereby acknowledges that it has received and reviewed the Subordination Agreements, and each of the Lenders agrees to be bound by the Subordination Agreements. In the event there is a conflict or inconsistency between either Subordination Agreement and any other Loan Document, the terms of such Subordination Agreement shall control; provided, however, that no reference to either Subordination Agreement in any Loan Document shall be construed to provide that any Loan Party is a third party beneficiary of the provisions of such Subordination Agreement or that any such Loan Party may assert any rights, defenses or claims on account of such Subordination Agreement or this Section 10.19, and each Loan Party agrees that nothing in the Subordination Agreements is intended to or shall impair the obligation of any Loan Party to pay the obligations under this Agreement, or any other Loan Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Loan Party or, except as expressly otherwise provided in the Subordination Agreements, as to any Loan Party’s obligations or such Loan Party’s properties. This Section 10.19 shall not impair the rights of the Loan Parties contained in Section 10.01(c) of this Agreement.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Borrowers:

Danimer Scientific Holdings, LLC,
a Delaware limited liability company

By:	/s/ John A Dowdy III
Name:	John A Dowdy III
Title:	CFO

Meredian Bloplastics, Inc.
a Georgia corporation

By:	/s/ John A Dowdy III
Name:	John A Dowdy III
Title:	CFO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Loan and Security Agreement — Danimer/Meredian/SECDF/PIFS

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Guarantors:

Meredian, Inc.,
a Georgia corporation

By:	/s/ John A Dowdy III
Name:	John A Dowdy III
Title:	CFO

Danimer Scientific, LLC,
a Georgia limited liability company

By:	/s/ John A Dowdy III
Name:	John A Dowdy III
Title:	CFO

Danimer Bioplastics, Inc.,
a Georgia corporation

By:	/s/ John A Dowdy III
Name:	John A Dowdy III
Title:	CFO

Danimer Scientific Kentucky, Inc.,
a Delaware corporation

By:	/s/ John A Dowdy III
Name:	John A Dowdy III
Title:	CFO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Loan and Security Agreement — Danimer/Meredian/SECDF/PIFS

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Administrative Agent:

Southeast Community Development Fund X, L.L.C., a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member

By:	/s/ Abhi Chandrasekhara
Name:	Abhi Chandrasekhara
Title:	Authorized Person

Lenders:

Southeast Community Development Fund X, L.L.C., a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member

By:	/s/ Abhi Chandrasekhara
Name:	Abhi Chandrasekhara
Title:	Authorized Person

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Loan and Security Agreement -- [Danimer/Meredian/SECUDF/PIFS]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

PIFS Sub-CDE XX, LLC,
a Virginia limited liability company

By:	People Incorporated Financial Services, a Virginia non-stock co oration, its Managing Member

By:	/s/ Robert G. Goldsmith
Name:	Robert G. Goldsmith
Title:	President and CEO

[Signature Page to Loan and Security Agreement -- [Danimer/Meredian/SE0UPPIFS]

SCHEDULE 1.01-A

Certain Material Contracts

Certain Material Contracts

1. QLICI Loan and Security Agreement, dated as of July 23, 2012 by and among Meredian Bioplastics, Inc., (“Borrower”) in favor of AmCREF Fund XI, LLC, Meredian/NCF Sub-CDE, LLC and Empowerment Reinvestment Fund XX, LLC (“Lenders”).

2. Trademark and Patent Security Agreement, dated as of July 23, 2012 by and among Meredian Bioplastics, Inc. (“Grantor”) in favor of AmCREF Fund XI, LLC, Meredian/NCF Sub-CDE, LLC and Empowerment Reinvestment Fund XX, LLC (“Secured Parties”).

3. Guaranty Agreement, dated as of July 23, 2012, made by Meredian, Inc., Daniel Carraway and Blake Lindsey (“Guarantors”) in favor of AmCREF Fund XI, LLC, Meredian/NCF Sub-CDE, LLC and Empowerment Reinvestment Fund XX, LLC (“Lenders”).

4. Deed to Secure Debt and Security Agreement, dated as of July 23, 2012 made by Meredian Bioplastics, Inc. (“Grantor”) in favor of AmCREF Fund XI, LLC, Meredian/NCF Sub-CDE, LLC and Empowerment Reinvestment Fund XX, LLC (“Grantees”).

5. QLICI Loan and Security Agreement, dated as of September 30, 2013 by and between Danimer Bioplastics, Inc. and CCM Community Development LVI LLC (“Lender”).

6. Intellectual Property Security Agreement, dated as of September 30, 2013, entered into among Danimer Bioplastics, Inc. (“Grantor”) in favor of CCM Community Development LVI LLC (“Secured Party”).

7. Guaranty Agreement, dated as of September 30, 2013, made by Danimer Scientific L.L.C. (“Guarantor”) in favor of CCM Community Development LVI LLC (“Lender”).

8. Deed to Secure Debt and Security Agreement, dated as of September 30, 2013, made by Danimer Bioplastics, Inc. (“Grantor”) in favor of CCM Community Development LVI LLC (“Grantee”).

9. Master Lease Agreement, dated as of December 14, 2018, by and between Store Capital Acquisitions, LLC (“Lessor”) and Guarantor (“Lessee”).

10. Loan and Security Agreement, dated as of March 13, 2019 among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), Meredian, Inc., a Georgia corporation (“Meredian”), Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”), Danimer Scientific, L.L.C., a Georgia limited liability company (“Danimer Scientific”), Danimer Bioplastics, Inc., a Georgia corporation (“Danimer Bioplastics”), Danimer Scientific Kentucky, Inc., a Delaware corporation (“Danimer Kentucky”), as borrowers, the lenders party thereto and White Oak Global Advisors, LLC, as administrative agent (“White Oak”).

11. Pledge Agreement, dated as of March 13, 2019 executed by Danimer Holdings, Meredian and Danimer Scientific in favor of White Oak.

12. Intellectual Property Security Agreement, dated as of March 13, 2019, executed by Danimer Bioplastics, Meredian, Meredian Bioplastics and Danimer Scientific, in favor of White Oak;

13. Deed to secure Debt and Security Agreement, dated as of March 13, 2019 executed by Danimer Bioplastics in favor of White Oak.

14. Absolute Assignment of Lessor’s Interest in Leases and Rents, dated as of March 13, 2019 executed by Danimer Bioplastics in favor of White Oak.

Schedule 1.01-A page 2

SCHEDULE 1.01-B

QUALICB Initial Collateral

Group: Lab Equipment

Asset #
40	MiniPV 1 Bath 155V
42	Mini PV 1 Bath additions
47	Optima 8300 Spectrometer
48	CEAST HV6 HDT VICAT
54	Randcastle Lab Sheet
55	Freezer - Minus 86 degrees C
56	DSC 8500 Lab System
57	Randcastle - A West
58	Mocoon
59	QX200 drPCR Sys, w Laptop
60	DSC 8500 - Airgas
61	DSC 8500 - Ga Valve
75	Mocoon-Travel
99	Randcastle -Lowe Electric
100	QX200 Touch Cycler
102	Rapid N Exceed - Protein Analyzer

Group: Machinery & Equipment
Asset #
76	Tie Points PID 110
77	Lysis Tanks PID 120
78	Seperator PID 130
79	RO & CIP Water PID 140
80	Press Filter #1 PID 150
81	Press Filter #2 PID 160
82	Drying PID 180
83	Utility PID 190
84	750 Fermenter
85	CDP Fermentor
86	3500 Fermenter
87	20 KL Fermenter
88	Lab Filter Press
89	Lab Seperator
90	Bioflows in Lab
91	RO Skid

92	Off Gas Analyzer
93	Forklift
103	GEA & Separator Frame
104	Off Gas Analyzer
105	Wyssmont
106	20 kl add
107	Lysis Tanks - MB
108	3500 Ferm - MB
109	20 KL from MB
110	Press Filter #2 from MB
111	20 KL from MB
132	Drying PID 180 - Labor
147	150 ABEC Tescom
148	20KL Add
149	3500 ABEC add
150	750 ABEC add
151	Dryer (PID) 180 add
537	103mm Extruder

Schedule 1.01-B page 2

SCHEDULE 2.01

Lenders; Commitments; Percentage Shares

The Aggregate Commitments total: Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Eighty Dollars ($9,999,980). On and as of the Effective Date, the Commitments of Lenders are as follows:

Lenders*	Commitment	Percentage Shares
SECDF	$5,499,980.00	54.99991%
PIFS	$4,500,000.00	45.00009%

TOTAL:	$9,999,980	100.00%

SCHEDULE 5.05

Certain Litigation

Meredian Holdings Group, Inc., Meredian, Inc., Danimer Scientific, LLC and Meredian Bioplastics, Inc. v. Paul Pereira, The Alton Group, LLC n/k/a Alton Consulting Group, LLC, Altong Group, Inc., Alton Bio, LLC, Rachael Pereira and The House of Miami, LLC, Civil Action No. 1:16-CV-124, United States District Court for the Middle District of Georgia (Albany Division).

SCHEDULE 5.08

Permitted Uses of Proceeds of Loans

The proceeds of the GARJA Loan will be used to make certain capital expenditures, fund working capital, pay closing costs and expenses and for general corporate purposes, all in accordance with and to the extent permitted by the GARJA Statement.

The proceeds of the NMTC Loan will be used to make certain capital expenditures, fund working capital, pay closing costs and expenses and for general corporate purposes, all in accordance with and to the extent permitted by the NMTC Statement.

SCHEDULE 5.16

Subsidiaries; Investments; Equity Interests in Loan Parties; Investments; Loan Receivables

EQUITY INTERESTS HELD BY PERSONS IN LOAN PARTIES and
EQUITY INTERESTS HELD BY LOAN PARTIES IN PERSONS:

Entity Name	Holder of Equity Interests	Number and Class of Issued Shares/Membership Interests Held by Equity Holder
Danimer Scientific Holdings, LLC	Meredian Holdings Group, Inc.	100 units
Meredian, Inc.	Danimer Scientific Holdings, LLC	1 share
Danimer Scientific, L.L.C.	Danimer Scientific Holdings, LLC	100 units
Danimer Scientific Kentucky, Inc.	Danimer Scientific Holdings, LLC	100 shares
Meredian Bioplastics, Inc.	Meredian, Inc.	10 shares
Danimer Bioplastics, Inc.	Danimer Scientific, L.L.C.	10 shares

SCHEDULE OF OTHER INVESTMENTS

None.

EMPLOYEE LOANS

None.

LOAN RECEIVABLE – OTHER:

Entity Name	Counterparty	Document & Date	Amount
Danimer Scientific, L.L.C.	Danimer Bioplastics Investment Fund, LLC	Fund Loan Agreement dated September 30, 2013	$14,333,800
Meredian, Inc.	Meredian Bioplastics Investment Fund, LLC	Fund Loan Agreement dated July 23, 2012	$20,478,031

SCHEDULE 5.19

Certain Labor Issues

Not applicable; None.

SCHEDULE 6.12

Collateral Accounts and Excluded Accounts

1. Collateral Accounts

Loan Party	Account Number	Bank	Type of Account

Danimer Bioplastics, Inc.	1000212608045	SunTrust Bank	Checking Operating Account and Payroll
Meredian Bioplastics, Inc.	1000212608102	SunTrust Bank	Checking Operating Account and Payroll
Danimer Scientific Kentucky, Inc.	1000212608227	SunTrust Bank	Checking Operating Account and Payroll
Meredian, Inc.	1000212608284	SunTrust Bank	Checking Operating Account
Danimer Scientific, L.L.C.	1000212608292	SunTrust Bank	Checking Operating Account
Danimer Scientific Holdings, LLC	1000212608334	SunTrust Bank	Checking Operating Account and Payroll

The addresses for SunTrust Bank are as follows:

SunTrust Restricted Accounts

Mail Code: GA-Atlanta-1761

3333 Peachtree Road, NE, 3rd Floor

Atlanta, GA 30326

Phone: 404-926-5717

Fax: 404-926-5654

Email Address: DL.Wholesale.RestrictedAccounts@suntrust.com

And

SunTrust Bank

Deposit Account Compliance and Regulatory Review Dept.

Mail Code: FL-Orlando-7128

7455 Chancellor Drive

Orlando, FL 32809

Phone: 407-762-5106

Fax: 407-762-7155

Email Address: Restricted.Accounts@suntrust.com

2. Excluded Accounts

Loan Party	Account Number	Bank	Type of Account

Meredian Bioplastics, Inc.	2008282(*)	First National Bank of Decatur County	Checking Operating Account and Payroll
Meredian Bioplastics, Inc.	113247(*)	United National Bank	Checking Operating Account
Meredian Bioplastics, Inc.	9402(**)	United National Bank	Certificate of Deposit
Danimer Scientific, L.L.C.	2000248(*)	First National Bank of Decatur County	Checking Operating Account
Danimer Bioplastics, Inc.	2008878(*)	First National Bank of Decatur County	Checking Operating Account and Payroll
Meredian, Inc.	901710(*)	United National Bank	Checking Operating Account
Meredian, Inc.	2007423(*)	First National Bank of Decatur County	Checking Operating Account
Meredian Bioplastics, Inc.	152313868910	US Bank	Restricted Checking
Meredian Bioplastics, Inc.	252305132851	US Bank	Restricted Checking
Meredian Bioplastics, Inc.	252305132844	US Bank	Restricted Checking
Danimer Bioplastics, Inc.	4003539(***)	First National Bank of Decatur County	Restricted Checking
Danimer Bioplastics, Inc.	1000212608441	SunTrust Bank	Escrow Account

(*)	Account to be closed 90 days after the Effective Date.
(**)	Account to be closed once the certificate of deposit matures on October 27, 2019. The current balance of this CD is $36,627.10.
(***)	Scholarship fund established in connection with the Danimer Bioplastics NMTC transaction. Account may be closed once the Danimer Bioplastics NMTC transaction unwinds in September 2020.

Schedule 6.12 page 2

SCHEDULE 7.01

Certain Permitted Liens

Loan Party	Name of Holder of Lien/Encumbrance	Description of Property Encumbered
Meredian Bioplastics, Inc.	Toyota Industries Commercial Finance, Inc.	Toyota Forklift Model 8FGCU25
Meredian Bioplastics, Inc.	Wells Fargo Equipment Finance	2017 Cat XR Rider Floor Scrubber
Meredian Bioplastics, Inc.	AmCREF Fund XI, LLC	All assets of Meredian Bioplastics, Inc. (subordinate), US Bank account 152313868910
Meredian Bioplastics, Inc.	Meredian/NCF Sub-CDE, LLC	All assets of Meredian Bioplastics, Inc. (subordinate), US Bank accounts 152313868910 and 252305132851.Pa
Meredian Bioplastics, Inc.	Empowerment Reinvestment Fund XX, LLC	All assets of Meredian Bioplastics, Inc. (subordinate). US Bank accounts 152313868910 and 252305132844.
Danimer Bioplastics, Inc.	Bank of the West	Hyster H50FT
Danimer Bioplastics, Inc.	Bank OZK	1911 Gragg St. Bainbridge GA 39819
Danimer Bioplastics, Inc.	Prime Meridian Bank	240 Back of the Moon Road Brinson, GA 39825
Danimer Bioplastics, Inc.	Ford Credit	2018 F-250 VIN: 1FT7W2B67JEB25205
Danimer Bioplastics, Inc.	Ford Credit	2018 F-150 VIN: 1FT3W1E51JFB63320
Danimer Bioplastics, Inc.	CCM Community Development LVI	All assets of Danimer Bioplastics, Inc. (subordinate lien)
Danimer Bioplastics, Inc.	First National Bank of Decatur County	2011 Ford 750 VIN: 3FRWF7FC7BV367641
Danimer Scientific Kentucky, Inc.	First National Bank of Decatur County	2018 Ford Expedition VIN: 1FMJK1JT7JEA10621
Danimer Scientific Kentucky, Inc.	First National Bank of Decatur County	2018 Ford Explorer VIN: 1FM5K8F83JGA37799
Danimer Bioplastics, Inc.	First National Bank of Decatur County	2018 GMC Sierra 2500H VIN: 1GT12UEY3JF258449

SCHEDULE 7.03

Certain Permitted Debt

Lender	Subsidiary	Principal Outstanding as of February 14, 2019
Bank of the West	Danimer Bioplastics, Inc.	$3,614
Bank OZK	Danimer Bioplastics, Inc.	$70,867
Prime Meridian Bank	Danimer Bioplastics, Inc.	$236,775
Ford Credit (2018 Ford F-250)	Danimer Bioplastics, Inc.	$50,362
Ford Credit (2018 Ford F-150)	Danimer Bioplastics, Inc.	$42,592
First National Bank of Decatur County (Box Truck)	Danimer Bioplastics, Inc.	$32,902
Toyota Industries Commercial Finance, Inc.	Meredian Bioplastics, Inc.	$15,269
Wells Fargo Equipment Finance	Meredian Bioplastics, Inc.	$19,062
First National Bank of Decatur County (2018 Ford Expedition)	Danimer Scientific Kentucky, Inc.	$53,537
First National Bank of Decatur County (2018 Ford Explorer)	Danimer Scientific Kentucky, Inc.	$37,052
AmCREF Fund XI (Loan A)	Meredian Bioplastics, Inc.	$9,196,595
AmCREF Fund XI (Loan B)	Meredian Bioplastics, Inc.	$1,740,319
Empowerment Reinvestment Fund XX (Loan A)	Meredian Bioplastics, Inc.	$4,979,681
Empowerment Reinvestment Fund XX (Loan B)	Meredian Bioplastics, Inc.	$1,740,319
Meredian/NCF Sub-CDE (Loan A)	Meredian Bioplastics, Inc.	$6,301,755
Meredian/NCF Sub-CDE (Loan B)	Meredian Bioplastics, Inc.	$2,028,245
CCM Community Development LVI (Loan A)	Danimer Bioplastics, Inc.	$14,733,800
CCM Community Development LVI (Loan B)	Danimer Bioplastics, Inc.	$5,266,200
First National Bank of Decatur County (2018 GMC Sierra)	Danimer Bioplastics, Inc.	$57,615.28	*

*	This loan was incurred after February 14, 2019 and, therefore, the outstanding principal amount is as of March 1, 2019.

SCHEDULE 10.02

Administrative Agent’s Office; Certain Addresses for Notices

If to Loan Parties:

c/o Danimer Scientific Holdings, LLC

140 Industrial Boulevard

Bainbridge, Georgia 39817

Facsimile:

Email Address:	croskrey@danimer.com
Attention:	Stephen E. Croskrey, CEO

with a copy to (which shall not constitute notice):

Kane Kessler, P.C.

666 Third Avenue, 23rd Floor

New York, New York 10017

Facsimile: 212-245-3009

Email Address:	rlawrence@kanekessler.com
Attention:	Robert L. Lawrence, Esq.

If to Administrative Agent or SECDF:

Southeast Community Development Fund X, L.L.C.

909 Poydras Street, Suite 2230

New Orleans, LA 70112

Attn:	Anthony Billings and Abhi Chandrasekhara
Email Address:	abillings@advantagecap.com
Attention:	Anthony Billings
Email Address:	abhi@advantagecap.com
Attention:	Abhi Chandrasekhara

with a copy to (which shall not constitute notice):

Dentons US LLP

303 Peachtree Street, Suite 5300

Atlanta, GA 30308

Email Address:	michael.cochran@dentons.com
Attention:	Michael Cochran, Esq.

If to PIFS:

PIFS Sub-CDE XX, LLC

1173 West Main Street

Abingdon, VA 24210

Facsimile:	276-628-2931
Attention:	Bryan Phipps

with a copy to (which shall not constitute notice)

Southeast Community Development Fund X, L.L.C.

909 Poydras Street, Suite 2230

New Orleans, LA 70112

Attn:	Anthony Billings, Abhi Chandrasekhara and Michael T. Johnson
Email Address:	abillings@advantagecap.com
Attention:	Anthony Billings
Email Address:	abhi@advantagecap.com
Attention:	Abhi Chandrasekhara

with a copy to (which shall not constitute notice):

Dentons US LLP

303 Peachtree Street, Suite 5300

Atlanta, GA 30308

Email Address:	michael.cochran@dentons.com
Attention:	Michael Cochran, Esq.

EXHIBIT A-1

[FORM OF] PROMISSORY NOTE

$5,499,980.00	March 13, 2019

FOR VALUE RECEIVED, the undersigned Danimer Scientific Holdings, LLC, a Georgia limited liability company (“Borrower”), hereby promises to pay to Southeast Community Development Fund X, L.L.C., a Delaware limited liability company and a Lender under the Loan Agreement referred to below (“Lender”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of FIVE MILLION FOUR HUNDRED NINETY-NINE THOUSAND NINE HUNDRED EIGHTY AND NO/100 DOLLARS ($5,499,980.00) with interest from the date hereof, computed as provided in the Loan Agreement. Capitalized terms used herein and not otherwise defined herein has the meanings set forth in the Loan Agreement.

This Note evidences a Loan under and is entitled to the benefits and subject to the provisions of that certain Loan and Security Agreement, dated as of even date herewith, among Borrower and Meredian Bioplastics, Inc., a Georgia corporation, as borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Southeast Community Development Fund X, L.L.C., a Delaware limited liability company, in its capacity as Administrative Agent (as amended or restated from time to time, the “Loan Agreement”). The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement. The principal balance of this Note will increase by any interest payments that are capitalized by adding such amounts to the principal balance of this Note, to the extent provided for in the Loan Agreement.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement. This Note is secured by the Collateral.

This Note shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws rules thereof).

Except as provided by the Loan Documents, the undersigned hereby waives presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

(Signature on following page)

This Promissory Note is subject to the terms of a Subordination Agreement in favor of White Oak Global Advisors, LLC, as agent and certain other lenders, which Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within Promissory Note, no payment on account thereof, including principal or interest, shall be made except in accordance with the terms of such Subordination Agreement.

IN WITNESS WHEREOF the undersigned has by its duly authorized officers executed this Note as of the date first provided above.

Danimer Scientific Holdings, LLC, a Georgia limited liability company

By:
Name:
Title:

Promissory Note - GARJA Loan

EXHIBIT A-2

[FORM OF] PROMISSORY NOTE

$4,500,000.00	March 13, 2019

FOR VALUE RECEIVED, the undersigned Meredian Bioplastics, Inc., a Georgia corporation (“Borrower”), hereby promises to pay to PIFS Sub-CDE XX, LLC, a Virginia limited liability company and a Lender under the Loan Agreement referred to below (“Lender”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00) with interest from the date hereof, computed as provided in the Loan Agreement. Capitalized terms used herein and not otherwise defined herein has the meanings set forth in the Loan Agreement.

This Note evidences a Loan under and is entitled to the benefits and subject to the provisions of that certain Loan and Security Agreement, dated as of even date herewith, among Borrower and Danimer Scientific Holdings, LLC, a Delaware limited liability company, as borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Southeast Community Development Fund X, L.L.C., a Delaware limited liability company, in its capacity as Administrative Agent (as amended or restated from time to time, the “Loan Agreement”). The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement. The principal balance of this Note will increase by any interest payments that are capitalized by adding such amounts to the principal balance of this Note, to the extent provided for in the Loan Agreement.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement. This Note is secured by the Collateral.

This Note shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws rules thereof).

Except as provided by the Loan Documents, the undersigned hereby waives presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

(Signature on following page)

This Promissory Note is subject to the terms of a Subordination Agreement in favor of White Oak Global Advisors, LLC, as agent and certain other lenders, which Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within Promissory Note, no payment on account thereof, including principal or interest, shall be made except in accordance with the terms of such Subordination Agreement.

IN WITNESS WHEREOF the undersigned has by its duly authorized officers executed this Note as of the date first provided above.

Meredian Bioplastics, Inc., a Georgia corporation

By:
Name
Title:

Promissory Note - NMTC Loan

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

Financial Statement Date: ____________, 20__

The undersigned, __________________, hereby refers to that certain Loan and Security Agreement, dated as of March 13, 2019 (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”), among Borrowers, the Affiliates of Borrowers from time to time party thereto as Guarantors, the entities from time to time party thereto as Lenders, and SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., a Delaware limited liability company, as administrative agent (“Administrative Agent”) for such Lenders. Unless otherwise defined herein, each capitalized term used herein has the meaning ascribed thereto in the Loan Agreement.

The undersigned hereby certifies, as of the date hereof, to Administrative Agent and Lenders, on behalf of Loan Parties as an officer of Administrative Loan Party and not in his or her individual capacity, that: (a) s/he holds`the office of ______ of Administrative Loan Party and is a Responsible Officer of Administrative Loan Party; (b) as a Responsible Officer of Administrative Loan Party, s/he is authorized to execute and deliver this Compliance Certificate to Administrative Agent and Lenders on behalf of Loan Parties; and (c):

1. Attached hereto is [please check as appropriate]:

☐ a consolidated balance sheet for Loan Parties and their Subsidiaries as at the end of the Fiscal Year of Loan Parties ended [ __, 20__ ] (the “Subject Fiscal Year”), and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Year, setting forth, in each case in comparative form, the figures for the previous Fiscal Year and the figures from Loan Parties’ budget for the current Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant [of nationally recognized standing] reasonably acceptable to Administrative Agent (with the accounting firm _______ being acceptable to Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

☐ unaudited consolidated balance sheets for Loan Parties and their Subsidiaries as at the end of such Fiscal Month, and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year (if applicable) and (ii) the figures from the corresponding portion of Loan Parties’ budget for the current Fiscal Year), all in reasonable detail, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The financial statements referred to in Paragraph (c)(1) fairly present the consolidated financial position, the results of operations, shareholders’ equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

3. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and the other Loan Documents and has made, or has caused to be made under my supervision, a detailed review of the transactions and conditions (financial or otherwise) of Loan Parties and their Subsidiaries during the accounting period covered by the attached financial statements.

4. The financial condition covenants and other compliance calculations and information set forth on Schedule I attached hereto are true, complete and accurate on and as of the date hereof.

5. To the undersigned’s knowledge Loan Parties and their Subsidiaries have, during such period, observed, performed and/or satisfied and/or have caused to be observed, performed and/or satisfied all of their respective covenants and other agreements contained in the Loan Documents to which they are a party, and have satisfied every condition in the Loan Documents to which they are a party to be observed, performed and/or satisfied by them, and the undersigned has no knowledge of any condition, event or occurrence, which constitutes a Default or Event of Default, except as set forth below:

[Describe below (or in a separate attachment to this Certificate) the exceptions, if any, to Paragraph 5 hereof by listing, in detail and with reference to specific sections of the Loan Agreement or applicable Loan Document, the nature of the condition, event or occurrence, the period during which it has existed and the actions that Loan Parties have taken, is taking or proposes to take with respect to such condition, event or occurrence.]

The foregoing certifications are made as of ___________ __, 20__ pursuant to the provisions of the Loan Agreement.

as Administrative Loan Party

By:
Name
Title:

[Signature Page to Compliance Certificate]

SCHEDULE I

To Compliance Certificate

Compliance Calculations

for the Loan and Security Agreement dated as of ______ __, 20__ (the “Loan Agreement”)

Calculations as of [_ __________, ____]

for [Fiscal Quarter][Fiscal Year] ending [_ ,____ ]

See Attached.

EXHIBIT C

[FORM OF] NOTICE OF BORROWING

[Date]

Southeast Community Development Fund X, L.L.C., as Administrative Agent for the Lenders party to the Loan Agreement referred to below

909 Poydras Street, Suite 2230

New Orleans, LA 70112

Email Address: abillings@advantagecap.com

Attention: Anthony Billings

Email Address: abhi@advantagecap.com

Attention: Abhi Chandrasekhara

Ladies and Gentlemen:

The undersigned, Danimer Scientific Holdings, LLC, a Delaware limited liability company (the “Administrative Loan Party”), refers to the Loan and Security Agreement, dated as of March 13, 2019 (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”, the capitalized terms defined therein being used herein as therein defined), among Borrowers, the Affiliates of Borrowers from time to time party thereto as Guarantors, the entities from time to time party thereto as Lenders, and SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., a Delaware limited liability company, as administrative agent (“Administrative Agent”) for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.01(b) of the Loan Agreement), that the undersigned hereby requests a Loan under the Loan Agreement, and in that connection sets forth below the information relating to such Loan (the “Proposed Loan”) as required by Section 2.01(b) of the Loan Agreement:

(b) Aggregate Principal Amount of the proposed Loans:

(i)	GARJA Loan	$_________
(ii)	NMTC Loan	$_________
TOTAL		$_________

(c) Date of the Proposed Loans: ______

(d) Funds are requested to be disbursed on behalf of Borrower to each of the payees and their respective accounts set forth on Schedule 1 hereto.

(e) The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Loans:

(i) the representations and warranties of Borrowers and each other Loan Party contained in Article V of the Loan Agreement and in any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the [Effective Date] [date of the Proposed Loans], except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and

(ii) no Default shall then exist or shall result, or could reasonably be expected to result, from the use of proceeds of the Proposed Loan on the Effective Date.

[Remainder of Page Intentionally Left Blank].

Very truly yours,

as Administrative Loan Party

By:
Name:
Title:

[Signature Page to Exhibit C – Form of Notice of Borrowing]

SCHEDULE 1

TO

NOTICE OF BORROWING

[SEE ATTACHED]

EXHIBIT D

[FORM OF] ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the assignees identified in item 2 and further described in item 6 below (collectively, the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including all promissory notes evidencing and guarantees of such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as an “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[___________].

2.	Assignee:	[___________].

3.	Borrower(s):	Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), and Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”, and, together with Danimer Holdings, individually and collectively, jointly and severally, “Borrowers”)

4.	Administrative Agent:	SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., a Delaware limited liability company, in its capacity as Administrative Agent under the Loan Agreement.

5.	Loan Agreement:	The Loan and Security Agreement dated as of March 13, 2019 among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), and Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”, and, together with Danimer Holdings, individually and collectively, jointly and severally, “Borrowers”), the entities party thereto as Guarantors, the entities party thereto as Lenders, and SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., as Administrative Agent.

6.	Assigned Interests:

Assignor	Assignee	Loan(s) Assigned (NMTC or GARJA)	Aggregate Amount of Commitment (or principal balance) of all Lenders for such Loan(s)		Amount of Commitment (or principal balance) of Assignor for such Loan(s)		Percentage Assigned of Commitment/ Loan(s)
[________]	[________]	[________]	$	[________]	$	[________]	[________]	%

Effective Date: __, 20__

[SIGNATURE PAGE FOLLOWS]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

[ADMINISTRATIVE LOAN PARTY:

By:
Title:]*

Consented to and Accepted:

SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., as Administrative Agent

By:
Title:

*	To the extent required by Section 10.06(b)(iii) of the Loan Agreement.

[Signature Page to Assignment and Assumption]

ANNEX 1

The Loan and Security Agreement, dated as of _________ __, 2019 (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”), among Borrowers, the Affiliates of Borrowers from time to time party thereto as Guarantors, the entities from time to time party thereto as Lenders, and SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., a Delaware limited liability company, as administrative agent (“Administrative Agent”) for such Lenders.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or the performance or observance by Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, it meets all the requirements to be an assignee under Section 10.06 of the Loan Agreement (subject to such consents, if any, as may be required thereunder), (ii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (v) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. Notwithstanding any other provision of this Assignment and Assumption to the contrary, the obligations of Assignee under this Agreement are several (and not joint and several) among the assignees identified in item 6 above as follows: (A) each assignee is responsible only for breaches of representations, warranties, covenants and agreements of such assignee (and not those of any other Assignee) set forth herein and (B) with respect to any obligation of an assignee hereunder not covered by clause (A) above, such obligation shall be allocated severally (and not jointly) among the assignees in the proportions set forth in item 6 above.

1.3 Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of law other than New York General Obligations Law 5-1401 and 5-1402.

[Annex 1 to Exhibit D – Assignment and Assumption]

EXHIBIT E

NEW MARKETS TAX CREDIT STATEMENT OF
REPRESENTATIONS, WARRANTIES AND COVENANTS

This New Markets Tax Credit Statement of Representations, Warranties and Covenants (this “NMTC Compliance Certificate”) is made as of March 13, 2019, by MERIDIAN BIOPLASTICS, INC., a Georgia corporation (the “Company”), for the benefit of PIFS SUB-CDE XX, LLC, a Virginia limited liability company (the “Lender”).

RECITALS

A. Concurrently with the execution of this NMTC Compliance Certificate, the Company, Danimer Scientific Holdings, LLC, the guarantors from time to time party thereto, Lender, and Southeast Community Development Fund X, L.L.C. are entering into that certain Loan and Security Agreement dated as of even date herewith (as supplemented and amended from time to time, the “Loan Agreement”), and certain other documents being delivered in connection therewith (collectively with the Loan Agreement, the “Loan Documents”), pursuant to which Lender is loaning $4,500,000 to the Company (the “Loan”).

B. Lender the Company intend that Loan will constitute a Qualified Low-Income Community Investment (as hereafter defined).

C. As a condition to the Lender making the Loan to the Company pursuant to the terms of the Loan Documents, the Lender requires, and the Company has agreed to provide, this NMTC Compliance Certificate.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby represents, warrants and covenants to the Lender as follows:

SECTION 1. DEFINITIONS

1.01 Certain Defined Terms. Capitalized words not defined herein have the meanings ascribed to them in the Loan Documents. When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Average Value – The cost basis of the Company’s owned tangible property as determined under Section 1012 of the Code (as defined herein) plus the reasonable value of its leased property as determined under Section 1012 of the Code.

CDFI Fund – The Community Development Financial Institutions Fund of the United States Department of the Treasury, or any successor agency charged with oversight responsibility for the federal New Markets Tax Credit program.

Census Tracts – Collectively, (x) census tract number 13087970300, which is a “low-income community” as defined in Section 45D(e) of the Internal Revenue Code (and as such term is defined in more detail herein under the definition of “Low-Income Community”) and (y) each census tract number in which any property and/or employees of the Company are located after the Closing Date, provided that the Lender has confirmed that such additional census tract number is a Low-Income Community upon receipt of notice from the Company pursuant to Section 3.01(p) set forth below.

Code – The Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

Exhibit E - Form of NMTC Statement

Collectible – Has the meaning given to it in Section 408(m)(2) of the Code and includes any (i) work of art, (ii) rug or antique, (iii) precious metal or gem, (iv) stamp or coin (other than U.S. currency or any coin issued by the U.S. government), or (v) any alcoholic beverage.

Company – As defined in the preamble paragraph above.

Disqualified Business – (i) the rental of “residential rental property” (as defined in Section 168(e)(2) of the Code) or the rental of real property without “substantial improvements” (as such term is described in the NMTC Requirements) on such real property, (ii) any trade or business consisting predominantly of the development or holding of intangible property for sale or license, (iii) any trade or business consisting of the operation of a private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, or racetrack or other facility used for gambling, (iv) any trade or business consisting of the operation of any store the principal business of which is the sale of alcoholic beverages for consumption off premises or (v) the operation of any trade or business the principal activity of which is farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code).

Lender – As defined in the preamble paragraph above.

Location – As defined in Section 2.01(a) set forth below.

Loan – As defined in the Recitals set forth above.

Loan Documents – As defined in the Recitals set forth above.

Low-Income Community – Any population census tract if (a) the poverty rate for such tract is at least twenty percent (20%), (b) (i) in the case of a tract not located within a metropolitan area, the median family income for such tract does not exceed eighty percent (80%) of the statewide median family income, or (ii) in the case of a tract located within a metropolitan area, the median family income for such tract does not exceed eighty percent (80%) of the greater of statewide median family income or the metropolitan area median family income, (c) such tract has a population of less than 2,000, is within an “empowerment zone” as defined in Section 1391 of the Code the designation of which is in effect under Section 1391 of the Code and is contiguous to one or more Low-Income Communities (as defined under clause (a) or (b) of this definition), or (d) certain “targeted populations” as defined by CDFI Fund or IRS guidance or Treasury Regulations issued pursuant to Section 45D(e)(2) of the Code. Terms used in this definition and not otherwise defined shall have the meaning given in Section 45D(e) of the Code.

New Markets Tax Credits – Federal new markets tax credits pursuant to Section 45D of the Code.

NMTC Compliance Certificate – As defined in the preamble paragraph hereof.

NMTC Control – The direct or indirect ownership (based on value) or control (based on voting or “management rights”) of more than fifty percent (50%) of an entity. For this purpose, the term “management rights” means the power to influence the management policies or investment decisions of the entity.

NMTC Recapture Event – Recapture or disallowance of any New Markets Tax Credits attributable to the QEIs made in the Lender, the proceeds of which were or will be used to fund the QLICIs or related fees, but only to the extent such recapture or disallowance is attributable to any of the following: (a) the Company ceasing to be a QALICB; (b) the redemption (within the meaning of Treas. Reg. Section 1.45D-1(e)(2)(iii)) by the Lender of any portion of QEIs in the Lender but only to the extent that the redemption was caused by the acts or omissions of the Company; (c) changes in the Code or the NMTC Requirements that cause the members of the Lender to receive less than the amount of New Markets Tax Credits they would have otherwise been eligible to receive but only to the extent that the Company had actual knowledge of such changes in the Code or the NMTC Requirements and the adverse effects thereof could reasonably have been mitigated by the Company; (d) the failure of any tenant under any sublease to be classified as a Qualified Business, and (e) the failure of the Lender to maintain substantially all of the QEIs invested in QLICIs attributable to a prepayment of the Loan by the Company in violation of the Loan Documents; provided further that the defaults in subsections (b) and (c) shall be a NMTC Recapture Event only if such events are the result of either (i) the Company’s breach of any representation, warranty, or covenant contained in this NMTC Compliance Certificate or the Loan Documents or (ii) the Company’s failure to act as directed by the Lender in writing, as applicable. Notwithstanding anything herein to the contrary, a recapture or disallowance of New Markets Tax Credits as a result of the failure of the Lender to maintain substantially all of the QEIs invested in QLICIs which is attributable to any prepayment of the Loan not in violation of the Loan Documents by the Company shall not constitute a NMTC Recapture Event.

NMTC Recapture Period – The period beginning on the date of the original issue of the first QEI, the proceeds of which are used to fund the Loan and ending on the seventh anniversary of the date of the original issue of the last QEI, the proceeds of which are used to fund the Loan.

NMTC Requirements – Collectively, all provisions of Section 45D of the Code, the Treasury Regulations promulgated thereunder and other IRS or CDFI Fund published guidance, to the extent the same are applicable to any QEI or QLICI.

Nonqualified Financial Property – Debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities, and other similar property as described in Treas. Reg. Section 1.45D-1(d)(4)(i)(E); provided, however, that such term shall not include (a) reasonable amounts of working capital held in cash, cash equivalents, or debt instruments with a term of 18 months or less, or (b) debt instruments described in section 1221(a)(4) of the Code. The proceeds of an equity investment or loan by a community development entity that will be expended for construction of real property within 12 months after the date the investment or loan is made are treated as a reasonable amount of working capital.

Qualified Active Low-Income Community Business or QALICB – With respect to any taxable year, a Qualified Business of which:

(a) at least fifty percent (50%) of the total gross income of the Qualified Business is derived from the active conduct of its trade or business within a Low-Income Community;

(b) at least fifty percent (50%) of the use of the tangible property of the Qualified Business (whether owned or leased) is within a Low-Income Community (for purposes of this representation, the percentage of tangible property owned or leased by the Qualified Business and used by the Qualified Business during the taxable year in a Low-Income Community shall be determined based on a fraction (i) the numerator of which is the Average Value of the tangible property owned or leased by the Qualified Business and used by the Qualified Business within a Low-Income Community during the taxable year, and (ii) the denominator of which is the Average Value of all of the tangible property owned or leased by the Qualified Business and used by the Qualified Business during the taxable year); provided, however, that for any taxable year in which the Qualified Business has no employees, at least eighty-five percent (85%) of the use of the tangible property of the Qualified Business (whether owned or leased) must be within a Low-Income Community;

(c) less than five percent (5%) of the average of the aggregate unadjusted basis of the property of the Qualified Business is attributable to Nonqualified Financial Property;

(d) at least fifty percent (50%) of the services performed for the Qualified Business by its employees, if any, will be in a Low-Income Community (for purposes of this representation, this percentage is determined based on a fraction (i) the numerator of which is the total amount paid by the Qualified Business for employee services performed in a Low-Income Community during the taxable year, and (ii) the denominator of which is the total amount paid by the Qualified Business for employee services during the taxable year); and

(e) less than five percent (5%) of the average of the aggregate unadjusted basis of the Qualified Business’s property is attributable to Collectibles.

Qualified Business – Any business that is not a Disqualified Business.

Qualified Equity Investment or QEI – Any equity investment (as defined in Section 45D of the Code and Treasury Regulation Section 1.45D-1(c)) in the Lender if (a) such investment is acquired at its original issue (directly or through an underwriter) solely in exchange for cash; and (b) substantially all of such cash is used by the Lender to make QLICIs.

Qualifying Census Tract – means a Census Tract that has one (1) or more of the following criteria or programs in items (i) – (v), or two (2) or more in items (vi) – (xvii);

(i) Poverty rate greater than thirty percent (30%);

(ii) If located within a non-metropolitan area, median family income does not exceed sixty percent (60%) of statewide median family income or if located within a metropolitan area, median family income does not exceed sixty percent (60%) of the greater of statewide median family income or the metropolitan area median family income;

(iii) Unemployment rates at least 1.5 times the national average;

(iv) Located in a county not contained within a Metropolitan Statistical Area (MSA), as defined pursuant to 44 U.S.C. 3504(e) and 31 U.S.C. 104(d) and Executive Order 10253 (3 C.F.R. Part 1949-1953 Comp., p.758), as amended, with respect to the 2010 Census and as made available by the CDFI Fund;

(v) As permitted by IRS and related CDFI Fund guidance materials, project serving Targeted Populations to the extent that: (a) such projects are sixty percent (60%) owned by low income persons (LIPs); (b) at least sixty percent (60%) of employees are LIPs; or (c) at least sixty percent (60%) of customers are LIPs;

(vi) (a) Poverty rate greater than twenty-five percent (25%), or (b) if located within a non-metropolitan area, median family income does not exceed seventy percent (70%) of statewide median family income or if located within a metropolitan area, median family income does not exceed seventy percent (70%) of the greater of statewide median family income or the metropolitan area median family income, or (c) unemployment rates as least 1.25 times the national average;

(vii) U.S. Small Business Administration (SBA) designated HUB Zones, to the extent that the QLICIs will support businesses that obtain HUB Zone certification from the SBA;

(viii) Brownfield sites as defined under 42 U.S.C. 9601(39);

(ix) Areas encompassed by a HOPE VI redevelopment plan;

(x) Federally designated as Native American or Alaskan Native areas, Hawaiian Homelands;

(xi) Areas designated as distressed by the Appalachian Regional Commission or Delta Regional Authority;

(xii) Colonias areas as designated by the U.S. Department of Housing and Urban Development;

(xiii) Federally designated medically underserved areas, to the extent that QLICI activities will support health related services;

(xiv) Federally designated Promise Zones; State enterprise zone programs, or other similar state/local programs targeted towards particularly economically distressed communities;

(xv) Counties for which the Federal Emergency Management Agency has (a) issued a “major disaster declaration” and (b) made a determination that such county is eligible for both “individual and public assistance”; provided that, the initial projection investment was made within thirty-six (36) months of the disaster declaration;

(xvi) Businesses certified by the Department of Commerce as eligible for assistance under the Trade Adjustment Assistance for Firms (TAA) Program; or

(xvii) A Food Desert, which must either be (i) a census tract determined to be a Food Desert by the U.S. Department of Agriculture (USDA), as identified in USDA’s Food Desert Locator Tool or (ii) a census tract that qualifies as a Low-Income Community and has been identified as having low access to a supermarket or grocery store through a methodology that has been adopted for use by another governmental or philanthropic healthy food initiative, to the extent QLICI activities will increase access to healthy food.

QLICI – A “qualified low-income community investment” as such term is defined in Section 45D of the Code and the Treasury Regulations and includes any of the following:

(a) any capital or equity investment in, or loan to, any QALICB;

(b) the purchase of certain loans from other qualified community development entities (as described in Treas. Reg. Section 1.45D-1(d)(1)(ii));

(c) financial counseling and other services to businesses located in, and residents of, low-income communities; and

(d) investments in other qualified community development entities (as described in Treas. Reg. Section 1.45D-1(d)(1)(iv)).

SECTION 2. REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to the Lender as follows:

(a) The Company’s business is located at 140 Industrial Blvd, Bainbridge, GA 39817 (the “Location”), which is within one of the Census Tracts.

(b) With respect to the current taxable year, at least fifty percent (50%) of the use of the tangible property of the Company (whether owned or leased) is and will be within the Qualifying Census Tracts (for purposes of this representation, the percentage of tangible property owned or leased by the Company during the taxable year in Qualifying Census Tracts shall be determined based on a fraction (i) the numerator of which is the Average Value of the tangible property owned or leased by the Company and used by the Company within the Qualifying Census Tracts during the taxable year, and (ii) the denominator of which is the Average Value of all of the tangible property owned or leased by the Company and used by the Company during the taxable year); provided, however, that for any taxable year in which the Company has no employees, at least eighty-five percent (85%) of the use of the tangible property of the Company (whether owned or leased) will be within the Qualifying Census Tracts. The Company has provided the Lender with financial statements that include a true, correct and complete list of tangible property owned or leased by the Company and a description of where such property is used by the Company if used outside of the Census Tracts. If any property is used by the Company outside of the Qualifying Census Tracts, The Company shall provide the cost basis of all property owned by the Company, the estimated value of any leased property and the basis of such estimate, and the business hours of usage of the Company’s property within and without the Census Tracts.

(c) With respect to the current taxable year, at least fifty percent (50%) of the total gross income of the Company is and will be derived from the active conduct of a Qualified Business within the Qualifying Census Tracts.

(d) With respect to the current taxable year, if the Company, or any Affiliate of the Company that is primarily engaged in providing services to the Company, has one or more employees, at least fifty percent (50%) of the services performed for the Company and such Affiliates by its employees is and will be within the Qualifying Census Tracts (for purposes of this representation, this percentage is determined based on a fraction (i) the numerator of which is the total amount paid by the Company for employee services performed in the Qualifying Census Tracts during the taxable year, and (ii) the denominator of which is the total amount paid by the Company for employee services during the taxable year). The Company has provided to the Lender a true, correct and complete list of such employees providing services that includes a general description of services provided and the location where services were performed, and, if applicable, compensation paid for services rendered within and without the Qualifying Census Tracts.

(e) With respect to the current taxable year, less than five percent (5%) of the average of the aggregate unadjusted basis of the property of the Company is and will be attributable to Nonqualified Financial Property. The Company has provided the Lender with financial statements that include a true, correct, and complete listing of any Nonqualified Financial Property owned by the Company, including the unadjusted basis of such property, if any.

(f) The Company does not have outstanding, nor is it committed to make, a loan with a term of eighteen (18) months or more to any Person.

(g) The Company does not have an ownership interest or an option to acquire an ownership interest of any kind in any Person.

(h) The Company has not paid, nor will it pay, any consideration of any kind or amount to any lender or any other Person in connection with the procurement of an interest rate swap, if any, entered into between the Company and such lender or any other Person. The Company shall not enter into any interest rate swap agreement or other hedging agreement of any kind, without the Lender’s prior written consent.

(i) With respect to the current taxable year, less than five percent (5%) of the average of the aggregate unadjusted basis of the property of the Company is attributable to Collectibles unless such Collectibles are held as inventory for sale to customers in the ordinary course of business. The Company has provided the Lender with financial statements that include a true, correct, and complete listing of any Collectibles owned by the Company, including the unadjusted basis of such property, if any.

(j) All documents and certificates provided to the Lender regarding the Company contain information that is complete and accurate and represent the entire business of the Company in all material respects.

(k) There have been no communications from the CDFI Fund or other State or federal regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the representations, warranties and covenants set forth in this NMTC Compliance Certificate.

(l) No part of the business activities of the Company consists of the operation of any: (i) private or commercial golf course, (ii) country club, (iii) massage parlor, hot tub facility, or suntan facility, (iv) race track or other facility used for gambling, or (v) store the principal business of which is the sale of alcoholic beverages for consumption off premises.

(m) The trade or business of the Company does not include the development or holding of intangibles for sale or license.

(n) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) is not an activity of the Company.

(o) The Company is not a bank, credit union or other financial institution.

(p) The Company has fully and accurately stated in writing to the Lender the nature of the Company’s business and of the goods or services provided, the Company’s primary sources of revenue, and the Company’s primary expenditures. The Company has no present plans or intentions to change the nature of, or manner in which it conducts, its business in any way that would cause to be untrue any of the representations, warranties or covenants set out herein.

(q) Neither the Company nor any of its Affiliates, nor any of their respective principals has been debarred, suspended, declared ineligible, or voluntarily excluded from participation in a covered transaction by any Federal department or agency, as such terms are defined in Executive Order 12549, nor is any such action pending or proposed.

(r) The Company has no information or knowledge that it might not satisfy all of the requirements of a QALICB.

(s) Persons unrelated to Lender or its Affiliates, within the meaning of Section 45D(f)(2)(B) of the Code, hold and shall continue to hold a majority equity interest in the Company.

(t) The Company is generating revenues or reasonably expects to generate revenues within three (3) years of the date hereof.

(u) The Company expects that the representations made in this section will continue to be accurate during the entire term of the Loan pursuant to the Loan Documents.

(v) The Company expects to repay the Loan in accordance with the terms of the Loan Documents.

(w) The Company will treat the Loan as indebtedness for all purposes and will not take any positions contrary to such treatment.

(x) The Company has not entered into and will not enter into or permit, any lease or sublease with respect to any real property that it owns or leases to any tenant whose business does not constitute a Qualified Business of such tenant.

(y) The Company reasonably expects to expend the proceeds of the Loan within one year of the date hereof.

(z) No portion of any property owned or leased by the Company constitutes a “qualified low-income building” under Section 42 of the Code and the Company does not have or use low-income housing tax credits under Section 42 of the Code.

All representations and warranties made in this Section 2 shall survive the execution and delivery of the Loan Documents and the making of the Loan.

SECTION 3. COVENANTS OF THE COMPANY

3.01 Affirmative Covenants. As long as any portion of the Loan remains outstanding and/or any obligations under the Loan remain unpaid, and unless otherwise consented to in writing by the Lender, the Company hereby covenants to the Lender that:

(a) The Company shall expend all of the proceeds of the Loan no later than twelve (12) months after funds are advanced solely to pay fees and expenses in connection with the closing of the Loan and to make certain capital expenditures, to fund working capital and for general corporate purposes.

(b) With respect to any taxable year, at least fifty percent (50%) of the use of the tangible property of the Company (whether owned or leased) is and will be within the Qualifying Census Tracts located (for purposes of this representation, the percentage of tangible property owned or leased by the Company during the taxable year in the Qualifying Census Tracts shall be determined based on a fraction (i) the numerator of which is the Average Value of the tangible property owned or leased by the Company and used by the Company within the Qualifying Census Tracts during the taxable year, and (ii) the denominator of which is the Average Value of all of the tangible property owned or leased by the Company and used by the Company during the taxable year); provided, however, that for any taxable year in which the Company has no employees, at least eighty-five percent (85%) of the use of the tangible property of the Company (whether owned or leased) will be within the Qualifying Census Tracts. Throughout the term of the Loan, the Company shall retain records of the tangible property owned or leased by the Company and a description of where such property is used by the Company if used outside of the Qualifying Census Tracts. If any property is used by the Company outside of the Qualifying Census Tracts, the Company shall retain records of the cost basis of all property owned by the Company, the estimated value of any leased property and the basis of such estimate, and the business hours of usage of the Company’s property within and without the Qualifying Census Tracts.

(c) With respect to any taxable year, at least fifty percent (50%) of the total gross income of the Company will be derived from the active conduct of a Qualified Business within the Qualifying Census Tracts. Throughout the term of the Loan, the Company shall retain records of the total gross income of the Company and the location from which such income is derived.

(d) With respect to any taxable year, if the Company, or any Affiliate of the Company that is primarily engaged in providing services to the Company, has one or more employees, at least fifty percent (50%) of the services performed for the Company and such Affiliates by its employees is and will be within the Qualifying Census Tracts (for purposes of this representation, this percentage is determined based on a fraction (i) the numerator of which is the total amount paid by the Company for employee services performed in the Qualifying Census Tracts during the taxable year, and (ii) the denominator of which is the total amount paid by the Company for employee services during the taxable year). Throughout the term of the Loan, the Company shall retain records of such employees providing services that include a general description of services provided and the location where services were performed, and, if applicable, compensation paid for services rendered within and without the Qualifying Census Tracts.

(e) With respect to any taxable year, less than five percent (5%) of the average of the aggregate unadjusted basis of the property of the Company is and will be attributable to Nonqualified Financial Property. Throughout the term of the Loan, the Company shall retain records of any Nonqualified Financial Property owned by Company, including the unadjusted basis of such property, if any.

(f) With respect to any taxable year, less than five percent (5%) of the average of the aggregate unadjusted tax basis of the Company’s property is attributable to Collectibles unless such Collectibles are held as inventory for sale to customers in the ordinary course of business. Throughout the term of the Loan, the Company shall retain records of any Collectibles owned by the Company, including the unadjusted basis of such property, if any.

(g) The Company shall make all records related to the Loan available to the Lender for inspection and copying from time to time (at the Company’s expense) upon five (5) Business Days advance notice as the Lender may request.

(h) The Company shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and is not and shall not become a disregarded entity and shall file its own tax returns as required under federal and state law.

(i) After reasonable advance written notice, the Company shall promptly supply the Lender with any reports, records, statements, documents or other information reasonably requested by the Lender in connection with responding to any request by the CDFI Fund and the US Department of Treasury, including any request pursuant to Section 6.3 or Section 6.5 of the Allocation Agreement of the Lender (the “Allocation Agreement”) (e.g., financial and activity reports, records, statements, documents and other information for purposes of ensuring compliance with the representations, warranties and covenants contained herein) as may be required to comply with the NMTC Requirements, and shall promptly cooperate with the Lender enable the Lender to comply with all of the requirements of the Allocation Agreement.

(j) With respect to any taxable year, the Company shall ensure that no part of the financing of the project financed or refinanced with proceeds of the Loan includes low income housing tax credits, as described in Section 42 of the Code.

(k) At the direction of the Lender, the Company shall prepare and submit, as appropriate, to the CDFI Fund, Secretary of the Treasury or the IRS (or any other governmental authority designated for such purpose), on a timely basis, any and all annual reports, information returns and other certifications and information required to be submitted by the Company to avoid any NMTC Recapture Event.

(l) With respect to any taxable year, the Company shall cooperate with the Lender with respect to the response to be made to any notice of NMTC Recapture Event by the CDFI Fund to the Lender.

(m) Upon reasonable advance written notice, the Company shall supply the Lender with such information as may be reasonably requested by the Lender for inclusion in reports concerning the economic impact of New Markets Tax Credits provided by the Lender, including, without limitation, information on the number of jobs created and associated payroll information and, within thirty (30) days of receipt and on a semi-annual basis, a completed survey with respect to the impact of the Loan and the use of the proceeds thereof in such form as shall be provided by Lender.

(n) The Company covenants to cooperate fully and promptly with the Lender in strictly complying with the requirements of Treasury Regulation section 1.45D-1 (regardless of whether or not the Company has violated any covenants provided herein or failed to act or not act as directed by the Lender and its partners).

(o) At the direction of the Lender, the Company shall prepare and submit, as appropriate, to any governmental authority designated for such purpose, on a timely basis, any and all annual reports, information returns and other certifications and information required to be submitted by the Company to avoid any NMTC Recapture Event or the imposition of penalties or interest on the Lender or any of its members for failure to comply with the NMTC Requirements or any other applicable laws relating to the New Market Tax Credits.

(p) Not less than thirty (30) days prior to leasing or subleasing additional office space or purchasing any real property, the Company shall notify the Lender in writing of the location of such additional office space or real property.

(q) The Company shall treat the Loan as indebtedness for all purposes, and will not take any positions contrary to such treatment.

3.02 Negative Covenants. As long as any portion of the Loan remains outstanding and/or any obligations under the Loan Documents remain unpaid, and unless otherwise consented to in writing by the Lender, the Company hereby covenants to the Lender that the Company shall not:

(a) Discontinue conducting business, materially change the nature of its business, or materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the Loan to cease to constitute a QLICI (as determined by the Lender in its good faith judgment and based upon the advice of counsel) and which are otherwise permitted hereunder.

(b) Be debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal department or agency as such terms are defined in Executive Order 12549.

(c) Take any action, or fail to take such action, which would result in the Lender and/or its members having NMTC Control of the Company.

(d) By action or inaction cause a NMTC Recapture Event and shall cooperate with the Lender and its members to the extent necessary to cure any such NMTC Recapture Event, as permitted by the NMTC Requirements.

(e) Enter into any interest rate swap agreement or other hedging agreement of any kind without the Lender’s prior written consent if doing so would violate the NMTC Requirements.

(f) Lease, sublease or purchase any real property if such lease or purchase would cause the Company to violate any of the covenants set forth in Section 3.01 above.

(g) Enter into any sublease with respect to the Locations to any tenant whose business does not constitute a Qualified Business.

SECTION 4. DEFAULT AND REMEDIES

If (i) any representation or warranty made or furnished by the Company herein shall prove to have been incorrect or misleading or shall become incorrect or misleading, or (ii) if the Company shall fail to perform or observe any covenant or undertaking contained herein, then (x) the Company shall be deemed in default of this NMTC Compliance Certificate and the Lender shall be entitled to all legal and equitable rights and remedies available to it, including without limitation, the right to legal damages and the right to obtain an injunction to compel the Company to comply with the terms of this NMTC Compliance Certificate and any and all other rights and remedies set forth in the other Loan Documents; and (y) the Company shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the enforcement of the terms of this NMTC Compliance Certificate.

SECTION 5. MISCELLANEOUS

5.01 Successors and Assigns. The terms and conditions of this NMTC Compliance Certificate shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Lender. Nothing in this NMTC Compliance Certificate, express or implied, is intended to confer upon any party other than the Company and the Lender or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this NMTC Compliance Certificate, except as expressly provided in this NMTC Compliance Certificate.

5.02 Governing Law. The enforceability of this NMTC Compliance Certificate shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.03 Titles and Subtitles; Interpretation. The titles and subtitles used in this NMTC Compliance Certificate are used for convenience only and are not to be considered in construing or interpreting this NMTC Compliance Certificate. The words “include,” “includes” and “including” when used in this NMTC Compliance Certificate shall be deemed in each case to be followed by the words “without limitation.”

5.04 Notices. All notices and other communications given or made pursuant to this NMTC Compliance Certificate shall be in writing and shall be given in accordance with the requirements of the Loan Documents.

5.05 Amendments and Waivers. Any term of this NMTC Compliance Certificate may be amended, terminated or waived only with the written consent of the Company and the Lender.

5.06 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.07 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Lender under this NMTC Compliance Certificate shall impair any such right, power or remedy of the Lender nor shall it be construed to be a waiver by the Lender of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Lender of any breach or default under this NMTC Compliance Certificate, or any waiver on the part the Lender of any party of any provisions or conditions of this NMTC Compliance Certificate, must be in a writing signed by the Lender and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this NMTC Compliance Certificate or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.08 Execution in Counterparts; Facsimile and Electronic Signatures. This NMTC ComplianceCertificate may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. A signature of a party to this NMTC Compliance Certificate sent by facsimile, electronic mail or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party. At the request of any party, any facsimile or electronic document shall be re-executed in original form by the parties who executed the facsimile or electronic document. No party may raise the use of a facsimile machine or electronic mail as a defense to the enforcement of this NMTC Compliance Certificate or any amendment or other document executed in compliance with the terms hereof.

5.09 Survival. Notwithstanding any provision in the Loan Documents to the contrary, the Company and the Lender agree that the obligations of the Company set forth in this NMTC Compliance Certificate shall survive repayment of the Loan so long as any portion of the Loan remains outstanding.

[Remainder of page intentionally left blank, Signature on following page]

MERIDIAN BIOPLASTICS, INC., a Georgia corporation

By:
Name:
Title:

[Signature Page to NMTC Statement]

PIFS SUB-CDE XX, LLC, a Virginia limited liability company

By:	People Incorporated Financial Services, a Virginia non-stock corporation, its Managing Member

By:
Name:	Robert G. Goldsmith
Title:	President and CEO

[Signature Page to NMTC Statement]

EXHIBIT F

GEORGIA AGRIBUSINESS AND RURAL JOBS ACT STATEMENT OF
REPRESENTATIONS, WARRANTIES AND COVENANTS

This Georgia Agribusiness and Rural Jobs Act Statement of Representations, Warranties and Covenants (this “GARJA Compliance Certificate”) is made as of March 13, 2019, by DANIMER SCIENTIFIC HOLDINGS, LLC, a Delaware limited liability company (the “Danimer Scientific Holdings”), and MERIDIAN HOLDINGS GROUP, INC., a Georgia corporation (“Meridian Holdings Group” and together with Danimer Scientific Holdings, the “Companies”), for the benefit of SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., a Delaware limited liability company (“Lender”).

RECITALS

A. Concurrently with the execution of this GARJA Compliance Certificate, Danimer Scientific Holdings, Meridian Bioplastics, Inc., the guarantors from time to time party thereto, Lender, and PIFS Sub-CDE are entering into that certain Loan and Security Agreement dated as of even date herewith (as supplemented and amended from time to time, the “Loan Agreement”), and certain other documents being delivered in connection therewith (collectively with the Loan Agreement, the “Loan Documents”), pursuant to which Lender is loaning $5,499,980 to Danimer Scientific Holdings (the “Loan”).

B. Concurrently with the execution of this GARJA Compliance Certificate, the Lender is purchasing $1,000,020 of common stock of Meridian Holdings Group (the “Equity Investment”), pursuant to that certain Subscription and Stock Purchase Agreement dated as of even date herewith, between Meridian Holdings Group and the Lender (as supplemented and amended from time to time, the “Subscription Agreement”), and certain other documents being delivered in connection therewith (collectively with the Subscription Agreement, the “Equity Documents”).

C. Lender and the Companies intend that the Loan and the Equity Investment will each constitute a Qualified Investment (as hereafter defined).

D. As a condition to Lender making (x) the Loan to Danimer Scientific Holdings pursuant to the Loan Documents and (y) the Equity Investment in Meridian Holdings Group pursuant to the Equity Documents, Lender requires, and the Companies have agreed to provide, this GARJA Compliance Certificate.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies hereby represent, warrant and covenant to Lender as follows:

SECTION 1. DEFINITIONS

1.01 Certain Defined Terms. Capitalized words not defined herein have the meanings ascribed to them in the Loan Documents. When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Affiliate – An entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another entity. For purposes of this definition, an entity is “controlled by” another entity if the controlling entity holds, directly or indirectly, the majority voting or ownership interest in the controlled entity or has control over day-to-day operations of the controlled entity by contract or by law.

Capital Investment – As defined in the Georgia Rural Jobs Act.

Companies – As defined in the preamble paragraph above.

Department – The Georgia Department of Community Affairs.

Eligible Business – a business that, at the time of the initial Qualified Investment in the business:

(a) has less than 250 employees;

(b) has its Principal Business Operations in one or more Rural Areas in the State;

(c) produces or provides any goods or services produced in Georgia normally used by farmers, ranchers or producers and harvesters of aquatic products in their business operations, or to improve the welfare or livelihood of such persons, or is involved in the processing and marketing of agricultural products, farm supplies, and input suppliers, or is engaged in agribusiness as defined by the United States Department of Agriculture, or is engaged in manufacturing, health care, technology, transportation, or related services, or if not engaged in such industries, the Department determines that such investment will be beneficial to the Rural Area and the economic growth of the State.

Equity Investment – As defined in the Recitals set forth above.

Equity Documents – As defined in the Recitals set forth above.

GARJA Compliance Certificate – As defined in the preamble paragraph hereof.

GARJA Credits – Georgia state tax credits pursuant to the Georgia Rural Jobs Act.

GARJA Recapture Event – Recapture or disallowance of any GARJA Credits attributable to the Capital Investment made in Lender, the proceeds of which were or will be used to fund the Qualified Investments or related fees, but only to the extent such recapture or disallowance is attributable to any of the following: (a) any of the Companies or the Georgia Affiliates failing to be an Eligible Business on the date hereof; (b) a distribution by Lender in violation of Section 35-1-25(f)(1)(c) of the Georgia Rural Jobs Act but only to the extent that such distribution is caused by the acts or omissions of either Company or any of their Affiliates; (c) changes in the Georgia Rural Jobs Act that cause the members of Lender to receive less than the amount of GARJA Credits they would have otherwise been eligible to receive but only to the extent that either Company had actual knowledge of the changes and the adverse effects thereof could reasonably have been mitigated by either Company and/or their Affiliates; (d) the failure of Lender to maintain all of the Capital Investments in the Lender invested in Qualified Investments attributable to a prepayment of the Loan in violation of the Loan Documents (including as a result of the acceleration of the Loan); provided further that the defaults in subsections (b) and (c) shall be a GARJA Recapture Event only if such events are the result of either (i) either Company’s breach of any representation, warranty, or covenant contained in this GARJA Compliance Certificate, the Loan Documents or the Equity Documents or (ii) either Company’s failure to act as directed by Lender in writing, as applicable. Notwithstanding anything herein to the contrary, a recapture or disallowance of any GARJA Credits attributable to the Capital Investment made in Lender as a result of the failure of Lender to invest all of the Qualified Investments made in Lender in Qualified Investment which is attributable to any prepayment of the Loan not in violation of the Loan Documents by Danimer Scientific Holdings shall not constitute a GARJA Recapture Event.

GARJA Recapture Period – The period beginning on the date of the original issue of the first Capital Investment in Lender, the proceeds of which are used to fund the Loan and the Equity Investment and ending on the date on which the Department has approved the Lender’s exit pursuant to Section 35-1-25(i) of the Georgia Rural Jobs Act.

GARJA Requirements – Collectively, all provisions of the Georgia Rural Jobs Act, the Rules of the Georgia Department of Community Affairs promulgated thereunder and published guidance, to the extent the same are applicable to any Capital Investment or Qualified Investment.

Georgia Affiliates – Collectively, Meridian, Inc., a Georgia corporation, Danimer Scientific, LLC, a Georgia limited liability company, Danimer Bioplastics, Inc., a Georgia corporation, and Meridian Bioplastics, Inc., a Georgia corporation.

Georgia Rural Jobs Act – The Georgia Agribusiness and Rural Jobs Act, Georgia Code Ann. § 35-1-25, et seq., as may be amended from time to time.

Lender – As defined in the preamble paragraph above.

Loan – As defined in the Recitals set forth above.

Loan Agreement – As defined in the Recitals set forth above.

Loan Documents – As defined in the Recitals set forth above.

Location – As defined in Section 2.01(a) set forth below.

Principal Business Operations – the location where at least sixty percent (60%) of the employees of a business work or where employees paid at least sixty percent (60%) of the payroll of such business work.

Qualified Investment – Any investment in an Eligible Business or any loan to an Eligible Business with a stated maturity of at least one year after the date of issuance, excluding revolving lines of credit and senior secured debt unless the Eligible Business has a credit refusal letter or similar correspondence from a depository institution or a referral letter or similar correspondence from a depository institution referring the business to the Rural Fund; provided that, with respect to any one Eligible Business, the maximum amount of investments made in such business by one or more Rural Funds, on a collective basis with all of the business’s affiliates, with the proceeds of Capital Investments shall be the greater of twenty percent (20%) of the Rural Fund’s Capital Investment authority or $6,500,000, exclusive of investments made with repaid or redeemed investments or interest or profits realized thereon.

Rural Area – Any county of the State that has a population of less than 50,000 according to the latest decennial census of the Unites States.

Rural Fund – means an entity certified by the Department under Section 33-1-25(e) of the Georgia Rural Jobs Act.

State – means the State of Georgia.

Subscription Agreement – As defined in the Recitals set forth above.

SECTION 2. REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of the Companies. The Companies hereby represent, warrant and covenant to Lender as follows:

(a) The Companies’ and each of the Georgia Affiliates’ Principal Business Operations are located in the City of Bainbridge in Decatur County, Georgia, which constitutes a Rural Area (the “Location”). The Companies have provided Lender with employment records and payroll information for the Companies and each of their Affiliates that include a true, correct and complete list of all of the employees of the Companies and their Affiliates, the location where each is employed and their compensation. At least sixty percent (60%) of the employees of the Companies and their Affiliates are located at the Location.

(b) The Companies and their Affiliates, collectively, have [__] employees on the date hereof.

(c) The Companies and the Georgia Affiliates are engaged in bioplastics manufacturing,

which is identified under the North American Industry Classification System as Code 339999.

(d) Since the enactment of the Georgia Rural Jobs Act, neither the Companies nor any of their Affiliates have received any proceeds of a Qualified Investment other than the Loan and the Equity Investment.

(e) Neither the Companies nor any of their Affiliates have an ownership interest or an option or other right to acquire an ownership interest of any kind in a Rural Fund or a member or Affiliate of a Rural Fund, including but not limited to, a holder of a Capital Investment issued by a Rural Fund.

(f) Neither the Companies nor any of their Affiliates have made a loan to or and investment in a Rural Fund or a member or Affiliate of a Rural Fund, including but not limited to, a holder of a Capital Investment issued by a Rural Fund.

(g) All documents and certificates provided to Lender regarding the Companies and their Affiliates contain information that is complete and accurate and represent the entire business of the Companies and their Affiliates in all material respects.

(h) There have been no communications from the Department or other State or federal regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the representations, warranties and covenants set forth in this GARJA Compliance Certificate.

(i) The Companies have fully and accurately stated in writing to Lender the nature of the Companies’ and each of their Affiliates’ business and of the goods or services provided, the Companies’ and their Affiliates’ primary sources of revenue, and the Companies’ and their Affiliates’ primary expenditures. The Companies have no present plans or intentions to change the nature of, or manner in which they conduct, their business in any way that would cause to be untrue any of the representations, warranties or covenants set out herein.

(j) The Companies have no information or knowledge that either the Companies or any of the Georgia Affiliates might not satisfy all of the requirements of an Eligible Business.

(k) Persons unrelated to Lender or its Affiliates hold and shall continue to hold a majority equity interest in the Companies and their Affiliates.

(l) Danimer Scientific Holdings will treat the Loan as debt for all purposes and will not take any positions contrary to such treatment. Meridian Holdings Group will treat the Equity Investment as equity for all purposes and will not take any positions contrary to such treatment.

All representations and warranties made in this Section 2 shall survive the execution and delivery of the Loan Documents and the Equity Documents and the funding of the Loan and the Equity Investment.

SECTION 3. COVENANTS OF THE COMPANIES

3.01 Affirmative Covenants. During the GARJA Recapture Period, and unless otherwise consented to in writing by Lender, the Companies hereby covenant to Lender that:

(a) The Companies shall expend all of the proceeds of the Loan and the Equity Investment to pay fees and expenses in connection with the closing of the Loan and the Equity Investment and to make certain capital expenditures, to fund working capital, and for general corporate purposes, in each case, solely for the benefit of the Companies and the Georgia Affiliates in connection with their operations at the Location.

(b) The Companies shall make all records related to the Loan and the Equity Investment available to Lender for inspection and copying from time to time (at the Companies’ expense) upon five (5) Business Days advance notice as Lender may request.

(c) Each Company shall maintain, and shall cause each of its Affiliates to maintain, their respective records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person.

(d) Neither Company shall maintain, nor shall it permit any of its Affiliates to maintain, their assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

(e) After reasonable advance written notice, the Companies shall promptly supply Lender, and shall cause each of the Georgia Affiliates to promptly supply Lender, with any reports, records, statements, documents or other information reasonably requested by Lender in connection with responding to any request by the Department and/or the Georgia Department of Revenue as may be required to comply with the GARJA Requirements, including, without limitation, employment records and payroll information for the Companies and the Georgia Affiliates evidencing and confirming (i) the number of employment positions created and retained as result of the Loan and the Equity Investment and (ii) the average annual salary of positions described in subparagraph (i), and shall promptly cooperate with Lender to enable Lender to comply with all of the GARJA Requirements.

(f) At the direction of Lender, the Companies shall each prepare and submit, as appropriate,to the Department and/or the Georgia Department of Revenue (or any other governmental authority designated for such purpose), on a timely basis, any and all annual reports, information returns and other certifications and information required to be submitted by the Companies and/or the Georgia Affiliates to avoid any GARJA Recapture Event.

(g) With respect to any taxable year, the Companies shall cooperate with Lender with respect to the response to be made to any notice of GARJA Recapture Event by the Department or the Georgia Department of Revenue to Lender.

(h) Upon reasonable advance written notice, the Companies shall supply Lender with such information as may be reasonably requested by Lender for inclusion in reports concerning the economic impact of the Loan and the Equity Investment provided by Lender, including, without limitation, information on the number of jobs created and associated payroll information and, within thirty (30) days of receipt and on a semi-annual basis, a completed survey with respect to the impact of the Loan and the Equity Investment and the use of the proceeds thereof in form provided by Lender.

(i) The Companies shall cooperate fully and promptly with Lender in strictly complying with the requirements of the Georgia Rural Jobs Act (regardless of whether or not either Company has violated any covenants provided herein or failed to act or not act as directed by Lender and its members).

(j) At the direction of Lender, the Companies shall prepare and submit, and shall cause the Georgia Affiliates to prepare and submit, as appropriate, to any governmental authority designated for such purpose, on a timely basis, any and all annual reports, information returns and other certifications and information required to be submitted by the Companies and/or the Georgia Affiliates to avoid any GARJA Recapture Event or the imposition of penalties or interest on Lender or any of its members for failure to comply with the GARJA Requirements or any other applicable laws relating to the GARJA Credits.

(k) Danimer Scientific Holdings shall treat the Loan as debt for all purposes and will not take any positions contrary to such treatment. Meridian Holdings Group shall treat the Equity Investment as equity for all purposes and will not take any positions contrary to such treatment.

3.02 Negative Covenants. During the GARJA Recapture Period, and unless otherwise consented to in writing by Lender, the Companies hereby covenant to Lender that the Companies shall not, and the Companies shall not permit any of their Affiliates to:

(a) Have an ownership interest or an option or other right to acquire an ownership interest of any kind in a Rural Fund or a member or Affiliate of a Rural Fund, including but not limited to, a holder of a Capital Investment issued by a Rural Fund.

(b) Make a loan to or and investment in a Rural Fund or a member or Affiliate of a Rural Fund, including but not limited to, a holder of a Capital Investment issued by a Rural Fund.

(c) Cause a GARJA Recapture Event and shall cooperate with Lender and its partners to the extent necessary to cure any such GARJA Recapture Event, as permitted by the GARJA Requirements.

SECTION 4. DEFAULT AND REMEDIES

If (i) any representation or warranty made or furnished by the Companies herein shall prove to have been incorrect or misleading or shall become incorrect or misleading, or (ii) if the Companies or any of their Affiliates shall fail to perform or observe any covenant or undertaking contained herein, then (x) the Companies shall be deemed in default of this GARJA Compliance Certificate and Lender shall be entitled to all legal and equitable rights and remedies available to it, including without limitation, the right to legal damages and the right to obtain an injunction to compel the Companies and/or their Affiliates to comply with the terms of this GARJA Compliance Certificate and any and all other rights and remedies set forth in the other Loan Documents and the Equity Documents; and (y) the Companies shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the enforcement of the terms of this GARJA Compliance Certificate.

SECTION 5. MISCELLANEOUS

5.01 Successors and Assigns. The terms and conditions of this GARJA Compliance Certificate shall inure to the benefit of and be binding upon the respective successors and assigns of the Companies and their Affiliates and Lender. Nothing in this GARJA Compliance Certificate, express or implied, is intended to confer upon any party other than the Companies and their Affiliates and Lender or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this GARJA Compliance Certificate, except as expressly provided in this GARJA Compliance Certificate.

5.02 Governing Law. The enforceability of this GARJA Compliance Certificate shall be governed by, and construed in accordance with, the laws of the State, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.03 Titles and Subtitles; Interpretation. The titles and subtitles used in this GARJA Compliance Certificate are used for convenience only and are not to be considered in construing or interpreting this GARJA Compliance Certificate. The words “include,” “includes” and “including” when used in this GARJA Compliance Certificate shall be deemed in each case to be followed by the words “without limitation.”

5.04 Notices. All notices and other communications given or made pursuant to this GARJA Compliance Certificate shall be in writing and shall be given in accordance with the requirements of the Loan Documents and the Equity Documents.

5.05 Amendments and Waivers. Any term of this GARJA Compliance Certificate may be amended, terminated or waived only with the written consent of the Companies and Lender.

5.06 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.07 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Lender under this GARJA Compliance Certificate shall impair any such right, power or remedy of Lender nor shall it be construed to be a waiver by Lender of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this GARJA Compliance Certificate, or any waiver on the part Lender of any party of any provisions or conditions of this GARJA Compliance Certificate, must be in a writing signed by Lender and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this GARJA Compliance Certificate or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.08 Execution in Counterparts; Facsimile and Electronic Signatures. This GARJA Compliance Certificate may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. A signature of a party to this GARJA Compliance Certificate sent by facsimile, electronic mail or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party. At the request of any party, any facsimile or electronic document shall be re-executed in original form by the parties who executed the facsimile or electronic document. No party may raise the use of a facsimile machine or electronic mail as a defense to the enforcement of this GARJA Compliance Certificate or any amendment or other document executed in compliance with the terms hereof.

[Remainder of page intentionally left blank, Signature on following page]

DANIMER SCIENTIFIC HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

MERIDIAN HOLDINGS GROUP, INC., a Georgia corporation

By:
Name:
Title:

[Signature Page to GARJA Statement]

Acknowledged and Agreed as to the covenants and negative covenants in Section 3 of this Agreement:

MEREDIAN BIOPLASTICS, INC., a Georgia corporation

By:
Name:
Title:

Meredian, Inc., a Georgia corporation

By:
Name:
Title:

DANIMER SCIENTIFIC, LLC, a Georgia limited liability company

By:
Name:
Title:

DANIMER BIOPLASTICS, INC., a Georgia corporation

By:
Name:
Title:

DANIMER SCIENTIFIC KENTUCKY, INC., a Georgia corporation

By:
Name:
Title:

[Signature Page to GARJA Statement]

SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member

By:
Name:	Abhi Chandrasekhara
Title:	Authorized Person

[Signature Page to GARJA Statement]